Exhibit 10.1

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of October 9, 2009

Among

ACCURIDE CORPORATION,
as Borrower

and

THE INITIAL REVOLVING CREDIT LENDERS, THE INITIAL LAST OUT TERM LENDERS AND INITIAL ISSUING BANK NAMED HEREIN,
as Initial Revolving Credit Lenders, Initial Last Out Term Lenders and Initial Issuing Bank

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent

and

DEUTSCHE BANK SECURITIES INC.,
as Lead Arranger and Lead Bookrunner

and

GENERAL ELECTRIC CAPITAL CORPORATION,
as Syndication Agent

SECTION 8.19. Prepetition Loan Documents	148
SECTION 8.20. Conflict of Terms	148

SCHEDULES
Schedule I		Commitments and Lending Offices
Schedule II		Subsidiary Guarantors
Schedule 1.01(a)		Concentration Limits
Schedule 4.01(b)		Subsidiaries
Schedule 4.01(n)		Environmental Issues
Schedule 4.01(r)		Prepetition Debt
Schedule 4.01(s)		Owned Real Property
Schedule 4.01(t)		Leased Real Property
Schedule 4.01(u)		Leases of Real Property
Schedule 4.01(v)		Intellectual Property
Schedule 5.02(a)		Existing Liens
Schedule 5.02(l)		Existing Accounts
Schedule 5.04(a)		Minimum Net Cash Flow Schedule

EXHIBITS

Exhibit A1	-	Form of Revolving Credit Note
Exhibit A2	-	Form of Swingline Note
Exhibit A3	-	Form of Last Out Term Note
Exhibit B	-	Form of Notice of Revolving Credit Borrowing
Exhibit C	-	Form of Notice of Swingline Borrowing
Exhibit D	-	Form of Letter of Credit Request
Exhibit E	-	Form of Assignment and Acceptance
Exhibit F	-	Form of Opinion of Latham & Watkins LLP, Borrower’s U.S. Counsel
Exhibit G	-	Form of Opinion of In-House Counsel of Accuride Corporation
Exhibit H	-	Form of Interim Borrowing Order
Exhibit I	-	Form of Guarantee and Collateral Agreement
Exhibit J	-	Form of Borrowing Base Certificate
Exhibit K	-	Form of Daily Cash Report

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of October 9, 2009 (this “Agreement”), among ACCURIDE CORPORATION, a Delaware corporation (the “Borrower”), the institutional lenders listed on the signature pages hereof as the initial last out term lenders (the “Initial Last Out Term Lenders”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the initial revolving credit lenders (the “Initial Revolving Credit Lenders”), DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as the initial issuing bank (in such capacity, the “Initial Issuing Bank”) and as administrative agent (in such capacity, together with any successor appointed pursuant to Article VII, the “Administrative Agent”) for the Lender Parties (as hereinafter defined), DEUTSCHE BANK SECURITIES INC., as lead arranger and lead bookrunner (in such capacities, the “Lead Arranger”), and GENERAL ELECTRIC CAPITAL CORPORATION, as syndication agent (in such capacity, the “Syndication Agent”).

PRELIMINARY STATEMENTS:

(1)           On October 8, 2009 (the “Petition Date”), the Borrower and each of its Subsidiaries organized or incorporated in the United States (each a “U.S. Debtor” and collectively the “U.S. Debtors”) commenced Chapter 11 Cases Nos. 09-13450 through 09-13469, inclusive, as administratively consolidated as Chapter 11 Case No. 09-13449 (each a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”) by filing separate voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The Borrower continues to operate its business and manage its properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

(2)           Prior to the Petition Date, financing was provided to the Borrower and Accuride Canada Inc., a corporation organized and existing under the law of the Province of Ontario (“Accuride Canada”), pursuant to that certain Fourth Amended and Restated Credit Agreement, dated as of January 31, 2005 (as amended, modified or supplemented up to, but not including, the Closing Date, the “Prepetition Credit Agreement”), among the Borrower, Accuride Canada, the banks, financial institutions and other institutional lenders from time to time party thereto (the “Prepetition Lenders”) and DBTCA, as administrative agent.

(3)           Pursuant to that certain Fourth Amendment and Canadian Forbearance Agreement, dated as of October 8, 2009, among the Borrower, Accuride Canada, DBTCA, as administrative agent, and certain Prepetition Lenders (the “Fourth Amendment and Canadian Forbearance Agreement”), the Prepetition Lenders party thereto agreed to forbear from exercising any rights under the Prepetition Loan Documents (as defined below) as a result of certain defaults under the Prepetition Credit Agreement.

(4)           The Borrower has requested that the Lenders (as defined below) provide it with (i) an ABL revolving credit and letter of credit facility of up to $25,000,000 (the “Revolving Credit Facility”) and (ii) a last out term loan facility of $25,000,000 (the “Last Out Term

Facility” and, together with the Revolving Credit Facility, the “DIP Facility”), in each case on a Post Petition (as defined below) basis on the terms and conditions set forth herein.

(5)           The Lenders are willing to provide such financing only if all of the Obligations (as defined below) under the Loan Documents (as defined below) and all other obligations of the U.S. Debtors (whether as borrowers or guarantors) owing to any Lender Party under the Loan Documents (a) constitute allowed administrative expenses in the Chapter 11 Cases with priority under Section 364(c)(1) of the Bankruptcy Code over any and all other administrative expenses of the kind specified or ordered pursuant to any provision of the Bankruptcy Code, including, but not limited to, Section 105, 326, 328, 503(b) 506(c) (subject to the entry of the Final Borrowing Order), 507(a), 507(b) and 726 of the Bankruptcy Code, provided that the priority status of the Obligations and the Collateral securing the same shall be subject to the Carve-Out (as defined below) and other Liens permitted herein and pursuant to the Orders (as defined below) and (b) are secured by the Collateral in which the U.S. Debtors have an interest, in each case pursuant to the Collateral Documents (as defined below) and/or as provided in the Orders (as defined below).

(6)           Subject to the terms and conditions of this Agreement and the other Loan Documents, and subject to the terms of the Orders, the Lenders are willing to make available to the Borrower the DIP Facility as provided for herein.

NOW, THEREFORE, IT IS AGREED:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account” means an “account” as such term is defined in Article 9 of the UCC and any and all supporting obligations in respect thereof.

“Account Debtor” means each Person who is obligated on an Account.

“Accounts Formula Amount” means on any date of determination, (x) the product of (i) 85% and (ii) the Value of the Loan Parties’ Eligible Accounts minus (y) the Dilution Reserve on such date of determination.

“Accounts Information” has the meaning specified in Section 5.03(f).

“Accuride Canada” has the meaning specified in Preliminary Statement (2).

“Accuride Erie” means Accuride Erie LP, a Delaware limited partnership (formerly known as AKW L.P.).

“Additional DIP Financing” has the meaning specified in Section 2.20(o)(iv).

“Additional Interest” means 1.00% of the aggregate principal amount of Last Out Term Advances outstanding as of the Extension Effective Date.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at (a) its office at 60 Wall Street, New York, New York 10005, Reference: Accuride DIP Facility or (b) such other office of the Administrative Agent located in the United States as may from time to time hereafter be designated as such in a written notice delivered by the Administrative Agent to the Borrower and each Lender.

“Advance” means a Last Out Term Advance, a Revolving Credit Advance, a Swingline Advance or a Letter of Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person (or, in the case of any Lender which is an investment fund, (a) the investment advisor thereof, and (b) any other investment fund having the same investment advisor), or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Affiliated Account Debtors” means, with respect to an Account Debtor, an Affiliate of such Account Debtor which is also an Account Debtor.

“Aggregate Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Revolving Credit Advances outstanding at such time, (b) the aggregate principal amount of all Swingline Advances outstanding at such time (exclusive of Swingline Advances which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Credit Advances) and (c) the aggregate amount of all Letter of Credit Outstandings at such time (exclusive of Letter of Credit Outstandings that are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Credit Advances).

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Anti-Terrorism Laws” means:

(a)           the Executive Order No. 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”);

(b)           the USA Patriot Act;

(c)           the Money Laundering Control Act of 1986, Public Law 99-570;

(d)           the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., and the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq., and any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury; and

(e)           any similar law enacted in the United States of America subsequent to the date of this Agreement.

“Applicable Margin” means (i) for Advances outstanding under the Revolving Credit Facility, (x) 5.50% per annum in the case of Base Rate Advances (including Swingline Advances and Letter of Credit Advances made as Base Rate Advances) and (y) 6.50% per annum in the case of Eurodollar Rate Advances, and (ii) for Last Out Term Advances outstanding under the Last Out Term Facility, (x) 6.50% per annum in the case of Base Rate Advances and (y) 7.50% per annum in the case of Eurodollar Rate Advances.

“Applicable Percentage” means 1.00% per annum.

“Appraisal Report” shall mean any appraisal report reasonably satisfactory to the Administrative Agent and prepared by independent consultants selected by the Administrative Agent and reasonably satisfactory to the Borrower.

“Approved Plan” means a Reorganization Plan that meets the requirements set out in the Restructuring Support Lockup Agreements and the Restructuring Term Sheets.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and permitted assignee or transferee, and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit E hereto.

“Assumption Agreement” means an assumption agreement, substantially in the form of Annex 1 to the Guarantee and Collateral Agreement.

“Availability Reserve” means, with respect to the Borrowing Base, as of any date of determination, the sum (without duplication) of:

(a)          the Cash Management Reserve; plus

(b)         the Inventory Reserve; plus

(c)          the Rent Reserve; plus

(d)         the Senior Lien Reserve; plus

such other events, conditions or contingencies (and in such amounts) in respect of which the Administrative Agent, in its Permitted Discretion, determines additional reserves should be established from time to time.

“Available LC Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time, in each case determined (x) as if any future automatic increases in the maximum amount available that are provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Avoidance Actions” shall mean the U.S. Debtors’ claims and causes of action under Sections 502(d), 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code and any other avoidance actions under the Bankruptcy Code and the proceeds thereof and property received thereby whether by judgment, settlement, or otherwise.

“Back-Stop Arrangements” shall mean, collectively, the Letter of Credit Back-Stop Arrangements and the Swingline Back-Stop Arrangements.

“Bankruptcy Code” has the meaning specified in Preliminary Statement (1).

“Bankruptcy Court” has the meaning specified in Preliminary Statement (1).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a Eurodollar Rate Advance denominated in U.S. Dollars with a one-month interest period commencing on such day plus 1.0%. For purposes of clause (c) of this definition, the Eurodollar Rate shall be determined using the Eurodollar Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurodollar Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than on the second Business Day prior to the first day of an Interest Period) or (y) if a given day is not a Business Day, the Eurodollar Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day; provided that the determination of the Eurodollar Rate for the purposes of clause (c) shall disregard (A) the rounding requirement set forth in the definition of Eurodollar Rate and (B) the last sentence in the definition of Eurodollar Rate.  Notwithstanding the foregoing, the Base Rate shall not be less than 3.50% per annum.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower maintained by the Borrower with the Administrative Agent at its office at (i) 60 Wall Street, New York, New York 10005 or (ii) such other office of the Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by the Administrative Agent to the Borrower and each Lender.

“Borrowing” means a Last Out Term Borrowing, Revolving Credit Borrowing or a Swingline Advance.

“Borrowing Base” means, as of any date of calculation, an amount equal to the sum of:

(a)          the Accounts Formula Amount; plus

(b)         the Inventory Formula Amount; minus

(c)          the Availability Reserves; minus

(d)         the aggregate outstanding principal amount of the Last Out Term Advances; minus

(e)          the amount of the Carve-Out pursuant to the terms of the Interim Borrowing Order or (when entered) the Final Borrowing Order, if applicable.

The Administrative Agent shall have the right (but no obligation) to review such computations in consultation with the Borrower and if, in its Permitted Discretion, such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right to correct any such errors in such manner it shall determine in its Permitted Discretion.

“Borrowing Base Certificate” means the Initial Borrowing Base Certificate and each Bring Down Borrowing Base Certificate.

“Bring Down Borrowing Base Certificate” has the meaning specified in Section 5.03(m).

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City, and if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the sum, without duplication, of all expenditures made, directly or indirectly (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases, but excluding any amount representing capitalized interest), by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person; provided that Capital Expenditures shall not include (without duplication) (a) any expenditures made in connection with the replacement, substitution, repair or restoration of any assets to the extent financed (i) with insurance proceeds received by the Borrower or any of its Subsidiaries on account of the loss of, or any damage to, the assets being replaced, substituted for, repaired or restored or (ii) with the proceeds of any compensation awarded to the Borrower or any of its Subsidiaries as a result of the taking, by eminent domain or condemnation, of the assets being replaced or substituted for or (b) any expenditures for the purchase price of any equipment that is purchased simultaneously with the trade-in of any existing equipment by the Borrower or any of its Subsidiaries to the extent that the gross amount of such purchase price is reduced by any credit granted by the seller of such equipment for the equipment being traded in.

“Capital Security” shall mean, with respect to any Person, (a) any share of capital stock of or other unit of ownership interest in such Person and (b) any security convertible into, or any option, warrant or other right to acquire, any share of capital stock of or other unit of ownership interest in such Person.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Carve-Out” has the meaning provided in the Orders.

“Cash Collateral” has the meaning set forth in the Orders.

“Cash Collateral Account” has the meaning specified in Section 5.01(r)(iii).

“Cash Equivalents” means (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States, in each case maturing within 24 months after the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within 12 months after the date of acquisition thereof and having, at the time of the acquisition thereof, an investment grade rating generally obtainable from either Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (c) commercial paper maturing no more than 12 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of a least A-1 from S&P or at least P-1 from Moody’s; (d) domestic certificates of deposit or bankers’ acceptances maturing within 12 months after the date of acquisition thereof and issued or accepted by any Lender or by any other commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that has combined capital and surplus of not less than $500,000,000; (e) repurchase agreements with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above, that are entered into with any commercial bank meeting the requirements specified in clause (d) above, (f) shares of investment companies that are registered under the Investment Company Act of 1940 and that invest solely in one or more of the types of investments referred to in clauses (a) through (e) above, and (g) in the case of any Subsidiary which is not a U.S. Person, high quality, short-term liquid Investments made by such Subsidiary in the ordinary course of managing its surplus cash position in a manner consistent with past practices.

“Cash Management Agreement” shall mean any agreement to provide (i) cash management services, including treasury, depository, overdraft, credit or debt card, electronic funds transfer and other cash management arrangements, (ii) commercial credit card and merchant card services, or (iii) other banking products or services as may be requested by any Loan Party, other than Letters of Credit.

“Cash Management Control Agreement” means a “control agreement” in form and substance reasonably acceptable to the Administrative Agent and containing terms regarding the treatment of all cash and other amounts on deposit in (or credited to) the respective Deposit Account governed by such Cash Management Control Agreement consistent with the requirements of Section 5.01(r).

“Cash Management Creditors” shall mean, collectively, Fifth Third Bank and each Lender and/or any Affiliate thereof that has entered into one or more Secured Cash Management Agreements, even if such Person is not or subsequently ceases to be a Lender under this Agreement for any reason, together with such Person’s or their Affiliate’s successors, if any, for so long as such Person or their Affiliate (or successor thereof) participates in such Secured Cash Management Agreement.

“Cash Management Obligations” means all obligations and liabilities (other than Debt) owing by any Loan Party to the Cash Management Creditors, whether now existing or hereafter incurred under, arising out of or in connection with any Secured Cash Management Agreement, whether such Secured Cash Management Agreement is now in existence or hereinafter arising.

“Cash Management Reserve” shall mean a reserve established by the Administrative Agent from time to time in its Permitted Discretion in respect of the Borrower’s liabilities (or potential liabilities) as part of its cash management system under any Secured Cash Management Agreements such as, but not limited to, reserves for returned items, customary charges for maintaining Deposit Accounts and similar items, as such amounts are from time to time notified by each Cash Management Creditor to the Administrative Agent and the Borrower.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Change of Control” means, and shall be deemed to have occurred, if: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, excluding the Permitted Investors, shall have become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding Voting Stock of the Borrower; and/or (b) at any time Continuing Directors shall not constitute a majority of the Board of Directors of the Borrower. For purposes of this definition, “Continuing Director” means, as of any date of determination, an individual (i) who is a member of the Board of Directors of the

Borrower on the Closing Date, (ii) who, as of such date of determination, has been a member of such Board of Directors for at least the 12 preceding months (or, if such date of determination occurs during the period comprising the first 12 months after the Closing Date, since the Closing Date), or (iii) who is recommended by at least a majority of the then Continuing Directors or who receives the vote of the Permitted Investors in his or her election by the shareholders of the Borrower.

“Chapter 11 Case” and “Chapter 11 Cases” respectively have the meanings specified in Preliminary Statement (1).

“Closing Date” has the meaning specified in Section 3.01.

“Collateral” means all Prepetition and Post Petition property (whether real, personal or mixed) of the Loan Parties, whether arising before or existing on the Petition Date or acquired thereafter, and the proceeds of all of the foregoing, with respect to which any security interests have been granted (or purported to be granted) pursuant to (a) any Collateral Document, (b) this Agreement, (c) the Interim Borrowing Order or the Final Borrowing Order, as applicable, and/or (d) any additional Final Orders or other orders of the Bankruptcy Court under the Chapter 11 Cases.

“Collateral Documents” means the Guarantee and Collateral Agreement, any Cash Management Control Agreements and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collection Bank” has the meaning specified in Section 5.01(r)(i).

“Commingled Inventory” means Inventory of the Borrower or any Subsidiary Guarantor that is commingled (whether pursuant to a consignment, a toll manufacturing agreement or otherwise) with Inventory of another Person (other than the Borrower or another Subsidiary Guarantor organized under the same jurisdiction of the Borrower or such Subsidiary Guarantor) at a location owned or leased by the Borrower or a Subsidiary Guarantor to the extent that such Inventory of the Borrower or such Subsidiary Guarantor is not readily identifiable.

“Commitment” means a Last Out Term Commitment or a Revolving Credit Commitment.

“Confidential Information” has the meaning specified in Section 8.11(a).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Cram-down Plan” has the meaning provided in Section 6.01(a)(ix) hereof.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Core Concentration Account” has the meaning specified in Section 5.01(r)(ii).

“Covered Disposition” shall mean (i) any Recovery Event with respect to Collateral and (ii) any other sale, transfer, disposition or assignment of Collateral which does not give rise to an Account.

“DBTCA” has the meaning specified in the recital of parties to this Agreement.

“Debt” of any Person means, without duplication, (a) all indebtedness, liabilities and obligations of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of such Person’s business) that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), it being understood that if such Person has not assumed or otherwise become liable for such Obligations, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of the related Obligations or the fair market value of all property of such Person securing such Obligations, (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities issued for the account of such Person, (g) all Obligations of such Person in respect of Hedge Agreements, (h) all Off-Balance Sheet Liabilities of such Person, (i) all Disqualified Capital Securities issued by such Person with the amount of Debt represented by such Disqualified Capital Securities being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any, (j) all Debt of others referred to in clauses (a) through (i) above or clause (k) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss; provided that any such guaranteed Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business, and (k) all Debt referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided that the amount of Debt of such Person under clauses (j) and (k) above shall (subject to any obligation set forth therein) be deemed to be the principal amount of the Debt guaranteed or secured thereby and, with respect to any Lien on property of such Person as described in clause (k) above, if such Person has not assumed or otherwise become liable for any such Debt, the amount of the

Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such Debt or the fair market value of all property of such Person securing such Debt.

For the purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Securities which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Securities as if such Disqualified Capital Securities were purchased on any date on which Debt shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Securities, such fair market value to be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Securities. Notwithstanding the foregoing, “Debt” shall not include trade payables and accrued liabilities incurred in the ordinary course of business for the purchase of goods or services that are not secured by a Lien other than a Permitted Lien or a Lien permitted under Section 5.02(a) and that are not overdue by more than 180 days.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulted Advance” means, with respect to any Lender Party at any time, the portion of any Advance (including any Mandatory Borrowing) required to be made by such Lender Party to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(g) as of such time.  In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to the Administrative Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Administrative Agent pursuant to Section 2.02(g) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (b) the Swingline Bank pursuant to Section 2.02(c) to purchase a Pro Rata Share of a participation in a Swingline Advance made by the Swingline Bank, (c) an Issuing Bank, either (i) pursuant to Section 2.03(d)(i) to purchase (as Participant) its Pro Rata Share in any Letter of Credit issued by such Issuing Bank or (ii) pursuant to Section 2.03(d)(iii) to fund (as Participant) its Pro Rata Share of any unreimbursed Letter of Credit Advance made by such Issuing Bank pursuant to any Letter of Credit issued by such Issuing Bank, (d) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (e) the Administrative Agent, the Swingline Bank or an Issuing Bank pursuant to Section 7.05 to reimburse the Administrative Agent, the Swingline Bank or such Issuing Bank for such Lender Party’s

Pro Rata Share of any amount required to be paid by the Lender Parties to the Administrative Agent, the Swingline Bank or such Issuing Bank as provided therein.  In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or has notified the Administrative Agent, the Swingline Bank or any Issuing Bank that it does not intend to comply with its obligations under Sections 2.01(a), 2.01(b), 2.01(c) or 2.03(d) in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section, (b) has taken any action or become the subject of any action or proceeding of a type described in Section 6.01(f) (replacing references therein to any “Subsidiary of a Loan Party that is not a Debtor” with references to a “Lender”) or has notified the Administrative Agent, the Swingline Bank or any Issuing Bank of the same or (c) has become the subject of a takeover by a Governmental Authority or shall notify the Administrative Agent, the Swingline Bank or any Issuing Bank of the same; provided that, for purposes of (and only for purposes of) Section 2.03(d) and Section 2.15(e) and any documentation entered into pursuant to the Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Defaulting Lender” shall also include, as to any Lender, at such time (i) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender that is deemed to have, or has, become the subject of any action or proceeding of a type described in Section 6.01(f) (replacing references therein to any “Subsidiary of a Loan Party that is not a Debtor” with references to a “Lender”) or has become the subject of a takeover by a Governmental Authority or does not meet a capital adequacy or liquidity requirement applicable to such Affiliate as determined by the relevant Governmental Authority, (ii) that Lender, if that Lender has previously cured a “Defaulted Advance” or a “Defaulted Amount” under this Agreement, unless such “Defaulted Advance” or “Defaulted Amount” has been cured and has subsequently ceased to exist for a period of at least 90 consecutive days prior to such time, (iii) that Lender, if it is in default with respect to its obligations under any other credit facility to which it is a party and which the Administrative Agent, the Swingline Bank or any Issuing Bank believes in good faith has occurred and is continuing, and (iv) that Lender, if that Lender has failed to make available its portion of any Advance or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 2.03(d)(iii) within one (1) Business Day of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) (A) Revolving Credit Lenders constituting the Majority Lenders with Revolving Credit Commitments or (B) Last Out Term Lenders constituting the Last Out Requisite Lenders with Last Out Term Commitments, as the case may be, has or have, as applicable, funded its or their portion thereof.

“Deposit Account” shall mean a demand, time, savings, passbook or like account established by a Loan Party with a bank, savings and loan association, credit union or like organization located in the United States or a state thereof or the District of Columbia.

“Dilution” shall mean, as of any date of determination, as to the Accounts owned by the Loan Parties, a percentage, based upon the experience of the immediately prior three (3) consecutive months, that is the result of dividing the U.S. Dollar amount of (a) bad debt write downs, discounts, advertising allowances, credits, volume or other rebates, returns, chargebacks, aged credits or other dilutive items with respect to such Accounts during such period, by (b) billings with respect to such Accounts during such period.

“Dilution Reserve” means, as of any date of determination, as to the Accounts owned by the Loan Parties, an amount equal to the product of (x) the amount (if positive), expressed as a percentage, by which Dilution of the Accounts owned by the Loan Parties exceeds 5.00% and (y) the Value of Eligible Accounts owned by the Loan Parties.

“DIP Budget” has the meaning specified in Section 5.03(e).

“DIP Facility” has the meaning specified in Preliminary Statement (4).

“DIP Forecast” means the Interim DIP Forecast, the Initial DIP Forecast and any Updated DIP Forecast delivered in accordance with the provisions of this Agreement.

“Disbursement Account” shall mean each Deposit Account maintained by a Loan Party for its general corporate purposes, including for the purpose of paying trade payables and other operating expenses (other than a disbursement account that is an Excluded Account).

“Disqualified Capital Securities” shall mean any Capital Securities which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on a date on or prior to one year after the Termination Date, in each case, other than a maturity or redemption that entitles the holder of such Capital Security to receive common stock of the Borrower as sole consideration upon maturity or redemption, or (ii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Securities referred to in clause (i) above, in each case at any time on a date on or prior to one year after the Termination Date; provided that only the portion of Capital Securities that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Capital Securities.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is not a Foreign Subsidiary.

“Dominion Period” shall mean any period (i) commencing on the date on which (w) an Event of Default has occurred and is continuing or (x) any Advance (other than a Last Out Term Advance) is outstanding and (ii) ending on the first date thereafter on which (y) no Event of Default exists and (z) there have been no Advances (other than any Last Out Term Advances) outstanding for 30 consecutive days.

“Effect of Bankruptcy” means, with respect to any contractual obligation, contract or agreement to which the Borrower or any of its Subsidiaries is a party, any default or other legal consequences arising on account of the commencement or the filing of the Chapter 11 Cases, as applicable (including the implementation of any stay), or the rejection of any such contractual obligation, contract or agreement with the approval of the Bankruptcy Court if required under applicable Law.

“Eligible Account” means, at any time, the Value of the Accounts originated by a Loan Party in the ordinary course of its business, that arise out of its bona fide sale of goods (other than promotional products) or rendition of services substantially in accordance with the provisions of any purchase order, contract or other document relating thereto, that comply in all material respects with each of the representations and warranties relating to Eligible Accounts made in the Loan Documents. The Administrative Agent shall have the right to establish, modify or eliminate reserves against Eligible Accounts from time to time in its Permitted Discretion including the right to modify or amend the exclusions set forth below. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

(a)	which is not subject to a first priority perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties;

(b)

which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent for the benefit of the Secured Parties and (ii) a Lien (if any) permitted by the Loan Documents which does not have priority over the Lien in favor of the Administrative Agent for the benefit of the Secured Parties;

(c)

with respect to which (i) the scheduled due date is more than 90 days after the original invoice date or, in respect of farm invoices only, 180 days after the original invoice date (provided that the aggregate Value of Accounts with a scheduled due date more than 90 days after the original invoice date shall not, at any time, exceed $5,000,000), (ii) is unpaid more than 60 days after the original due date, or (iii) which has been written off the books of the Loan Party or otherwise designated as uncollectible;

(d)	which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible under Clause (c) above;

(e)

which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, (vi) relates to payments of interest, or (viii) includes any other terms by reason of which the payment by an Account Debtor may be conditional;

(f)

for which the goods giving rise to such Account have not been shipped (or have been shipped other than FOB (seller’s location)) and billed to the Account Debtor or for which the services giving rise to such Account have not been performed and billed by a Loan Party or if such Account was invoiced more than once;

(g)

with respect to which (A) any check or other instrument of payment has been returned uncollected for any reason or (B) any return, rejection or repossession of any of the merchandise giving rise to such Account has occurred, but only to the extent of the value of the check returned uncollected or the goods returned, rejected or repossessed;

(h)

which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, (vi) ceased operation of its business or (vii) suffered a material impairment of its financial condition;

(i)	which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(j)

which is (i) owed by an Account Debtor which is not a Governmental Authority which (A) does not maintain its chief executive office in the U.S. or Canada (provided that the aggregate Value of Accounts owed by an Account Debtor which maintains its chief executive office in Canada shall not, at any time, exceed $1,000,000) and (B) is not organized under applicable law of the U.S., Canada or any political subdivision thereof or (ii) is designated for payment collection in Canada or any other jurisdiction outside the U.S.;

(k)	which is owed in any currency other than U.S. Dollars or Canadian Dollars (up to the cap limit referred to in the proviso of paragraph (j)(i)(A));

(l)

which is owed by (i) any Governmental Authority of any country other than the U.S., or (ii) any Governmental Authority of the U.S., unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent for the benefit of the Secured Parties in such Account have been complied with to the Administrative Agent’s satisfaction;

(m)	which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(n)

which (A) is owed by an Account Debtor or any Affiliate of such Account Debtor which is a creditor of any Loan Party or has disputed its obligation to pay all or any portion of the Account or (B) is subject to any security, deposit (including any pallet deposit), progress payment, retainage, set-off, chargeback or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent (including, without limitation, with respect to rebates, including cash rebates) of such creditor claim or amount in dispute or to the extent of such security, deposit (including any pallet deposit), progress payment, retainage, set-off, chargeback or other similar advance;

(o)	which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(p)	which is evidenced by any promissory note, chattel paper, or instrument;

(q)	which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;

(r)

which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System of the United States;

(s)

which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;

(t)	which was created on cash on delivery terms;

(u)

with respect to which the applicable Loan Party has made any agreement with any Account Debtor (i) for any deduction therefrom, except for (x) volume discounts and discounts or allowances for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto and (y) returns, rebates or credits reflected in the calculation of the face value of each such invoice (in each case, only to the extent of such discount, allowance, return, rebate or credit) or (ii) for any adjustment, extension, compromise or settlement thereof, except for adjustments, extensions, compromises and settlements made in the ordinary course of business (and not related to the creditworthiness of the Account Debtor);

(v)	which have not been invoiced or which are not for a sum certain;

(w)	for which credit insurance has been requested and denied;

(x)	which is not payable to any Loan Party;

(y)	with respect to which the agreements evidencing such Accounts are not governed by the laws of any state of the United States or the District of Columbia;

(z)	which represents service charges or late fees;

(aa)

of any Account Debtor (and its Affiliated Account Debtors) whose Accounts in aggregate owing to the Loan Parties exceed 10% of the aggregate amount of all Accounts of the Loan Parties (or, in the case of those Account Debtors (collectively with their respective Affiliated Account Debtors) listed on Schedule 1.01(a), the respective percentage of the aggregate amount of all Accounts of the Loan Parties set forth opposite the names of such Account Debtors (and their respective Affiliated Account Debtors) on Schedule 1.01(a), provided that any such percentages set forth in such Schedule as applied to a particular Account Debtor (and its Affiliated Account Debtors) is subject to reduction by the Administrative Agent, in its Permitted Discretion, if the creditworthiness of such Account Debtor (and its Affiliated Account Debtors) materially deteriorates; provided, further that at the request of the Borrower, and with the consent of the Supermajority Revolving Credit Lenders, the names of additional Account Debtors (and their respective Affiliated Account Debtors) may be added to Schedule 1.01(a) from time to time.

All percentage limitations set forth above shall apply on an aggregate basis as among all Accounts whether owing to the Borrower or a Subsidiary Guarantor.  In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, such Loan Party shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.  In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual (A) customer deposits, (B) returns, (C) rebates, (D) discounts (which may at the Administrative Agent’s discretion, be calculated on shortest terms), (E) claims (including warranty claims), (F) credits or credits pending, (G) promotional program allowances, (H) price adjustments, (I) bonding subrogation rights to the extent not cash collateralized, (J) accrued and unpaid Taxes (including sales, excise or other taxes) of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time and/or (K) finance charges and

(ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account (such net amount, the “Value”).

“Eligible Inventory” means, at any time, all of the Inventory owned by a Loan Party reflected in the most recent Borrowing Base Certificate delivered by the Borrower to the Administrative Agent, that complies in all material respects with each of the representations and warranties relating to Eligible Inventory made in the Loan Documents.  The Administrative Agent shall have the right to establish, modify or eliminate reserves against Eligible Inventory from time to time in its Permitted Discretion including the right to modify or amend the exclusions set forth below. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a)	which is not subject to a first priority perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties;

(b)

which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent for the benefit of the Secured Parties and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent for the benefit of the Secured Parties;

(c)

which is, based upon the most recent Appraisal Report received by the Administrative Agent, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category, quantity and/or (without double-counting) subject to management reservations;

(d)	which does not conform to all standards imposed by any Governmental Authority;

(e)

in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure the applicable Loan Party’s performance with respect to that Inventory);

(f)

which is not Finished Goods, Work-in-Process or Raw Materials, or which constitutes spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g)	which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers;

(h)

which (i) is located with a vendor, a customer of a Loan Party or its Affiliates or outside processor or on a property owned or leased by any of the foregoing, (ii) is not located on premises owned, leased or rented by a Loan Party unless in the case of leased or rented premises, either (x) a Third Party Agreement has been delivered to the Administrative Agent or (y) a Rent Reserve reasonably satisfactory to the Administrative Agent has been established with respect thereto, or (iii) is stored with a bailee at a leased location, unless, either (x) a Third Party Agreement has been delivered to the Administrative Agent, or (y) a Rent Reserve reasonably satisfactory to the Administrative Agent has been established with respect thereto, or (iv) is stored with a bailee or warehouseman, unless, either (x) a Third Party Agreement has been received by the Administrative Agent or (y) a Rent Reserve reasonably satisfactory to the Administrative Agent has been established with respect thereto, or (v) is located at an owned location subject to a mortgage or other security interest in favor of a creditor other than the Administrative Agent unless a Third Party Agreement has been delivered to the Administrative Agent;

(i)

is covered by a negotiable document of title or warehouse receipt unless all actions have been taken to create and perfect a first priority Lien in favor of the Administrative Agent in such document of title or warehouse receipt and the Inventory covered thereby, including, without limitation, the delivery to the Administrative Agent or an agent thereof of such document of title and warehouse receipt with all necessary endorsements;

(j)	which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;

(k)	which is a discontinued product or component thereof;

(l)	which is the subject of a consignment by such Loan Party as consignor;

(m)

which contains or bears any intellectual property rights licensed to such Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(n)	which is not reflected in a current perpetual inventory report of such Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);

(o)	for which reclamation rights have been asserted by the seller;

(p)	which consists of any gross profit mark-up in connection with the sale and distribution thereof to any division of any Loan Party or to any Affiliate of any Loan Party;

(q)	which consists of goods that have been returned or rejected by the buyer which are not resaleable as new;

(r)	which is subject to a down payment or security deposit;

(s)	which is not of a type held for sale in the ordinary course of any Loan Party’s business;

(t)	which is Commingled Inventory;

(u)

which is subject to a license agreement, a private label agreement or other similar arrangement with a third party which, in the Administrative Agent’s determination, restricts the ability of the Administrative Agent to exercise its rights under the Loan Documents with respect to such Inventory unless such third party has entered into an agreement in form and substance reasonably satisfactory to the Administrative Agent permitting the Administrative Agent to exercise its rights with respect to such Inventory or the Administrative Agent has otherwise agreed to allow such Inventory to be eligible in the Administrative Agent’s Permitted Discretion;

(v)	which is not covered by casualty insurance as required by the terms of this Agreement;

(w)	which consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(x)

which (A) the value of which on the Inventory is reduced by any ledger reserve or (B) any capitalized variance to standard cost is maintained with respect thereto, but in each case, only to the extent of such reserve or variance which is in effect with respect thereto;

(y)	the manufacturing or distribution of which was not in material compliance with applicable law, including the FLSA; or

(z)	which consists of core (maintenance) inventory.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such Loan Party shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Enforcement Action” means, with respect to the Obligations, any demand for payment or acceleration thereof, the exercise of any rights and remedies with respect to any Collateral securing such Obligations or the commencement or prosecution of enforcement of any of the rights and remedies hereunder or under any other Loan Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.

“Enhanced Yield Letter Agreement” means the letter agreement entered into between the Borrower and each of the Initial Last Out Term Lenders dated on or about the date of this Agreement.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that together with any Loan Party would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) at which deposits in U.S. Dollars are offered by the principal office of the Administrative Agent in London, England to first-class banks in the London interbank market at 11:00 A.M. (London time) for U.S. Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Rate Advance of the Administrative Agent (in its capacity as a Lender) (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of the Eurodollar Rate Advance then being made by the various Lenders pursuant thereto) with maturities comparable to the Interest Period applicable to such Eurodollar Rate Advance commencing two Business Days thereafter as of 10:00 A.M. (New York City time) on the applicable Interest Determination Date by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.  The Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Administrative Agent, subject, however, to the provisions of Section 2.07.  Notwithstanding the foregoing, the Eurodollar Rate shall not be less than 2.50% per annum.

“Eurodollar Rate Advance” means an Advance (other than a Swingline Advance) that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Availability” shall mean, as of any date of determination, the remainder of (a) the lesser of (i) the Borrowing Base at such time and (ii) the Total Revolving Credit

Commitment at such time minus any Specified Reserve, minus (b) the Aggregate Exposure at such time.

“Excluded Accounts” shall mean (w) Disbursement Accounts established solely for (i) payroll, (ii) tax payments, (iii) employee benefit programs or (iv) payment of medical and dental expenses in connection with health insurance programs for employees of the Borrower and the other Loan Parties, (x) petty cash accounts established (or otherwise maintained) by the Loan Parties that do not have cash balances at any time exceeding $50,000 in the aggregate for all such petty cash accounts, (y) fiduciary accounts and (z) trust accounts; provided that in no event shall Excluded Accounts include any Cash Collateral Accounts, Disbursement Accounts (other than those included in (w) above), Core Concentration Accounts, Lockbox Accounts or any other account pursuant to which a Cash Management Control Agreement or any other account control agreement has been executed and delivered to the Administrative Agent pursuant to this Agreement or any Collateral Document.

“Executive Order” has the meaning set forth in the definition of “Anti-Terrorism Laws.”

“Extended Termination Date” means, if the extension option is exercised in accordance with Section 2.19 and the Borrower has paid the Extension Fee, the date that is 12 months after the Closing Date.

“Extension Effective Date” has the meaning specified in Section 2.19.

“Extension Fee” means 1.00% of the sum of the Total Revolving Credit Commitment outstanding, as of the Extension Effective Date.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means the letter agreements dated as of the date of this Agreement, by and among the Lead Arranger, the Administrative Agent, the Initial Revolving Credit Lenders and the Borrower.

“Final Borrowing Order” shall mean, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order shall be reasonably satisfactory in form and substance to the Instructing Group and the Last Out Requisite Lenders, together with all extensions, modifications and amendments thereto, in form and substance reasonably satisfactory to the Instructing Group and the Last Out Requisite Lenders, and which, among other matters but not by way of limitation, authorizes the U.S. Debtors to obtain credit, incur (or guaranty) Debt, and grant Liens under (or in respect of) this Agreement and the other Loan Documents, as the case may be, and provides for the superpriority of the Administrative Agent’s and the Lenders’ claims hereunder and under the other Loan Documents.

“Final Borrowing Order Entry Date” shall mean the date on or after the Closing Date on which the Final Borrowing Order is entered by the Bankruptcy Court.

“Final Order” shall mean an order, judgment or other decree of the Bankruptcy Court or any other court or judicial body with proper jurisdiction, as the case may be, which is in full force and effect and which has not been reversed, stayed, modified or amended and as to which (i) any right to appeal or seek certiorari, review or rehearing has been waived or (ii) the time to appeal or seek certiorari, review or rehearing has expired and as to which no appeal or petition for certiorari, review or rehearing is pending.

“Finished Goods” shall mean completed goods which require no additional processing or manufacturing to be sold to third party customers by the Loan Parties in the ordinary course of business.

“First Day Orders” shall mean those orders entered by the Bankruptcy Court as a result of motions and applications filed by the U.S. Debtors with the Bankruptcy Court on the Petition Date, in each case in form and substance reasonably satisfactory to, and as approved by, the Administrative Agent pursuant to Section 3.01(m).

“First Out Advances” means all Advances other than the Last Out Term Advances.

“First Out Final Payment Date” means the first date on which the First Out Obligations (other than Unmatured Surviving Obligations) shall have been paid in full in cash, any outstanding Letters of Credit shall have been cash collateralized to the satisfaction of the Administrative Agent and each Issuing Bank and the Revolving Credit Commitments shall have been terminated in full.

“First Out Lender” means any Lender, other than the Last Out Term Lenders in their capacity as such, that is owed a First Out Advance.

“First Out Lender Party” means any Lender Party, other than the Last Out Term Lenders in their capacity as such.

“First Out Obligations” means all Obligations under the Loan Documents that are owed by the Loan Parties to (a) the Administrative Agent or (b) any First Out Lender Party and all Cash Management Obligations under the Secured Cash Management Agreements that are owed by the Loan Parties to the Cash Management Creditors.

“Fiscal Quarter” means any fiscal quarter of the Borrower and its Consolidated Subsidiaries that occurs within any Fiscal Year.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“FLSA” means the Fair Labor Standards Act of 1938.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 4.01(m)(ii).

“Foreign Plan” has the meaning specified in Section 4.01(m)(ii).

“Foreign Subsidiary” means any Subsidiary of the Borrower which is a corporation organized under the laws of any jurisdiction other than the United States or any state thereof.

“Fourth Amendment and Canadian Forbearance Agreement” has the meaning specified in Preliminary Statement (3).

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit I, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodities future or option contracts for materials used in the ordinary course of business and other similar agreements.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Individual Exposure” of any Revolving Credit Lender means, at any time, the sum of (a) the aggregate principal amount of all Revolving Credit Advances made by such Revolving Credit Lender and then outstanding, (b) such Revolving Credit Lender’s Pro Rata Share in the aggregate amount of all Swingline Advances outstanding at such time and (c) such Revolving Credit Lender’s Pro Rata Share in the aggregate amount of all Letter of Credit Outstandings at such time.

“Initial Borrowing Base Certificate” means a certificate showing the calculation of the Borrowing Base as of August 31, 2009, together with all attachments and supporting documentation in form and substance reasonably satisfactory to the Instructing Group and certified as true, correct and complete in all material respects by a Responsible Officer of the Borrower.

“Initial DIP Forecast” has the meaning specified in Section 5.03(d).

“Initial Issuing Bank” has the meaning specified in the recital of parties to this Agreement.

“Initial Last Out Term Lenders” has the meaning specified in the recital of parties to this Agreement.

“Initial Lenders” means the Initial Last Out Term Lenders and the Initial Revolving Credit Lenders.

“Initial Revolving Credit Lenders” has the meaning specified in the recital of parties to this Agreement.

“Insolvency Proceeding” has the meaning specified in Section 2.20(o)(i).

“Instructing Group” means DBTCA, Eaton Vance Management and General Electric Capital Corporation; provided that if any such person ceases to be a Lender Party hereunder, such person shall cease to be, and no successor or assignee thereof shall become, a member of the Instructing Group.

“Instrument” means “instrument” as such term is defined in Article 9 of the UCC.

“Interest Determination Date” means, with respect to any Eurodollar Rate Advance, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Rate Advance.

“Interest Payment Date” shall mean, with respect to any Advance (subject, in the case of any Last Out Term Advance, to Section 2.20), (a) the last day of each Interest Period applicable to the Borrowing of which such Advance is a part, and, in addition, the date of any continuation or Conversion of such Advance with or to an Advance of a different Type, (b) at maturity (whether by acceleration or otherwise), (c) after such maturity, on demand and (d) with respect to any Revolving Credit Advance, the date of termination and cancellation of the Revolving Credit Commitments in their entirety.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing to the Borrower, the period commencing on the date of such Eurodollar Rate Advance, the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance or the last day of the immediately preceding Interest Period and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1) month thereafter; provided that whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“Interim Borrowing Order” means collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing, together with all extensions, modifications and amendments thereto, in form and substance reasonably satisfactory to the Instructing Group and the Last Out Requisite Lenders, which, among other matters but not by way of limitation, authorizes, on an interim basis, the Borrower and Subsidiary Guarantors to execute and perform under the terms of this Agreement and the other Loan Documents and incur (and guarantee) and secure the Advances, Letters of Credit and other Obligations in connection therewith, which order shall be in form and substance satisfactory to the Instructing Group and the Last Out Requisite Lenders, and which shall be deemed satisfactory to each of the Instructing Group and each Last Out Term Lender if such order is substantially in the form of Exhibit H.

“Interim Borrowing Order Entry Date” means October 9, 2009.

“Interim DIP Forecast” has the meaning specified in Section 5.03(d).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” means “inventory” as such term is defined in Article 9 of the UCC.

“Inventory Formula Amount” means, on any date of determination for Eligible Inventory, the lesser of (i) 65% of the Value of the Loan Parties’ Eligible Inventory; and (ii) 85% of the sum of the Net Orderly Liquidation Values of the Eligible Inventory by category.

“Inventory Reserve” means reserves established by the Administrative Agent in its commercially reasonable credit judgment from time to time to reflect factors that may negatively impact the Value of Inventory of the Borrower and the Subsidiary Guarantors, including:

(a)          any book reserves maintained by the Borrower in respect of Eligible Inventory (excluding a LIFO reserve under GAAP);

(b)         any change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks;

(c)          discrepancies that arise pertaining to inventory quantities on hand between a Loan Party’s perpetual accounting system, and physical counts of the inventory which will be equal to the greater of 2% or the results of the physical inventory counts taken over the past 12 months with the variance expressed as a percentage of Inventory;

(d)         discontinuance or speed of turnover;

(e)          designation for return to vendor

(f)            damage, quality or failure to meet customer specifications;

(g)         revaluation for deduction of capitalized favorable variances;

(h)         exclusion of revaluation for addition of unfavorable variances; and

(i)             to reflect differences between a Loan Party’s actual cost to produce versus its selling price to third parties, determined on a product line basis.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of “Debt” in respect of such Person.

“Issuing Bank” means the Initial Issuing Bank and any other Lender reasonably acceptable to the Administrative Agent and the Borrower that agrees to issue Letters of Credit hereunder.  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Bank (and such Affiliate shall be deemed to be an “Issuing Bank” for all purposes of the Loan Documents).

“Last Out Obligations” means all Obligations under the Loan Documents that are owed by the Loan Parties to the Last Out Term Lenders, in their capacity as such.

“Last Out Requisite Lenders” means, at any time, Last Out Term Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Last Out Term Advances outstanding at such time and (b) the aggregate unused Last Out Term Commitments at such time; provided, however, that if any Last Out Term Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Last Out Requisite Lenders at such time the aggregate principal amount of the Last Out Term Advances owing to such Last Out Term Lender.

“Last Out Term Advance” has the meaning specified in Section 2.01(a).

“Last Out Term Borrowing” means a borrowing consisting of simultaneous Last Out Term Advances of the same Type made by the Last Out Term Lenders.

“Last Out Term Commitment” means, with respect to any Last Out Term Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Last Out Term Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Lender’s “Last Out Term Commitment”.

“Last Out Term Facility” has the meaning specified in Preliminary Statement (4).

“Last Out Term Lender” means any Lender that has a Last Out Term Commitment or that is owed or holds a Last Out Term Advance.

“Last Out Term Note” means a promissory note of the Borrower payable to the order of any Last Out Term Lender, in substantially the form of Exhibit A3 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Last Out Term Advance made by such Lender.

“L/C Supportable Obligations” shall mean (i) obligations of the Borrower or any of its Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of the Borrower or any of its Subsidiaries as are reasonably acceptable to the respective Issuing Bank and otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (w) Prepetition Obligations outstanding under the Prepetition Credit Agreement, (x) the Senior Subordinated Notes, (y) any other Debt or other obligations that are subordinated in right of payment to the Obligations and (z) any Equity Interests).

“Lead Arranger” has the meaning specified in the recital of parties to this Agreement.

“Leases” has the meaning specified in Section 4.01(u).

“Lender Party” means any Lender, the Swingline Bank and each Issuing Bank.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 8.07.

“Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Letter of Credit” has the meaning specified in Section 2.03(a)(i).

“Letter of Credit Advance” means an advance made by an Issuing Bank pursuant to Section 2.03(e)(i).

“Letter of Credit Back-Stop Arrangements” has the meaning specified in Section 2.15(d).

“Letter of Credit Disbursement” has the meaning specified in Section 2.03(e)(ii).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Available LC Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Letter of Credit Advances at such time.

“Letter of Credit Request” has the meaning specified in Section 2.03(c)(i).

“Letter of Credit Sub-Limit” means $5,000,000.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, any agreement to give any of the foregoing, any lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Liquidity” means, as of any date of determination, an amount equal to the sum of (a) cash and Cash Equivalents held by (i) any Loan Party in (A) any Cash Collateral Account or (B) any other Deposit Account in the United States subject to a Cash Management Control Agreement or over which the Orders grant a perfected Lien in favor of the Secured Parties or (ii) any Mexican Subsidiary, but only up to a maximum amount of $2,500,000, plus (b) the Unused Revolving Credit Commitments available to be drawn on such date by the Borrower, as reduced by any amount required to satisfy the applicable conditions precedent to any extension of credit, tested as of such date, provided that until the limitation on availability set forth in the Interim Borrowing Order and the condition on availability set forth in Section 3.02(b) are, respectively, satisfied, the limitation on availability set forth in the Interim Borrowing Order and the availability block in Section 3.02(b) shall be disregarded when calculating the amount of the Unused Revolving Credit Commitments for the purposes of calculating Liquidity; provided further that amounts held in Excluded Accounts or amounts pledged on a first priority basis to Persons other than the Secured Parties or that are secured by Senior Third Party Liens shall be excluded in calculating Liquidity.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the Interim Borrowing Order or (when entered) the Final Borrowing Order (v) after the execution and delivery thereof pursuant to the terms of this Agreement, each Note and each additional Collateral Document and (vi) each other document, instrument or agreement designated as a “Loan Document” by the Administrative Agent and the Borrower, in each case as amended, supplemented or otherwise modified from time to time.

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Lockbox Account” shall mean each U.S. Deposit Account established at a Collection Bank subject to a Cash Management Control Agreement into which funds shall be transferred as provided in Section 5.01(r)(i).

“Majority Lenders” means (A) at any time prior to the occurrence of the First Out Final Payment Date, Revolving Credit Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Revolving Credit Advances (other than Swingline Advances) outstanding at such time, (b) the aggregate principal amount of the Swingline Advances outstanding at such time, (c) the aggregate Available LC Amount of all Letters of Credit outstanding at such time and (d) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Revolving Credit Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Majority Lenders at such time (i) the aggregate principal amount of the Revolving Credit Advances (other than Swingline Advances) owing to such Revolving Credit Lender and outstanding at such time, (ii) such Revolving Credit Lender’s Pro Rata Share of the aggregate principal amount of the Swingline Advances outstanding at such time, (iii) such Revolving Credit Lender’s Pro Rata Share of the aggregate Available LC Amount of all Letters of Credit issued and outstanding at such time, and (iv) the Unused Revolving Credit Commitment of such Revolving Credit Lender at such time, and (B) at any time following the occurrence of the First Out Final Payment Date, the Last Out Requisite Lenders.  For purposes of this definition prior to the occurrence of the First Out Final Payment Date, the aggregate principal amount of Swingline Advances owing to the Swingline Bank and the aggregate principal amount of Letter of Credit Advances owing to each Issuing Bank and the Available LC Amount of each Letter of Credit shall, in each case, be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Margin Stock” has the meaning specified in Regulation U.

“Mandatory Borrowing” shall have the meaning provided in Section 2.02(c).

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, assets or liabilities of any Loan Party or any of its Subsidiaries, (b) the rights and remedies of the Administrative Agent or any Lender Party under any Loan Document or Related Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document or Related Document to which it is or is to be a party (it being understood and agreed that a Material Adverse Effect will not be deemed to exist as a result of the filing of the Chapter 11 Cases, or the Effects of Bankruptcy or the circumstances or events leading up thereto).

“Mexican Subsidiary” means any company organized and existing under the laws of Mexico that is a Subsidiary.

“Milestone Termination Date” means, for the purposes of the Fourth Amendment and Canadian Forbearance Agreement, the earliest to occur of any of the following:

(a)           any failure to comply with Section 5.01(q);

(b)           any failure to comply with Section 5.02(h);

(c)           any failure to comply with Section 5.02(m);

(d)           the occurrence of a Default under Section 6.01(n); or

(e)           the occurrence of a Default under Section 6.01(j).

“Minimum Net Cash Flow Schedule” means the schedule attached hereto as Schedule 5.04(a), in form and substance satisfactory to the Instructing Group, provided by the Borrower to the Administrative Agent on the Closing Date, as amended or updated by the Borrower with the approval of the Instructing Group and pursuant to Section 5.04(a).

“Moody’s” has the meaning specified in the definition of “Cash Equivalents” in this Section 1.01.

“NAIC” means the National Association of Insurance Commissioners.

“Net Cash Flow” means, for any period, the sum of the line items entitled “Net Cash Flow” for each week that is included in such period, as set forth in the most recent Variance Report delivered to the Administrative Agent in accordance with Section 5.03(g).

“Net Cash Proceeds” means, with respect to any sale, lease, transfer or other disposition of any asset or any Recovery Event, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration, but only as and when received)) by or on behalf of such Person in connection with such transaction or event after deducting therefrom only (without duplication):

(a)           reasonable and customary fees, commissions, expenses, issuance costs, discounts and other costs paid by the Borrower or any of its Subsidiaries in connection with such transaction or event;

(b)           the amount of taxes paid or estimated to be payable in connection with or as a result of such transaction or event;

(c)           the amount of the outstanding principal amount of, premium or penalty, if any, and interest on any Debt (other than pursuant to the Facilities) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of any such transaction or event;

(d)           the amount of any reasonable reserves established in accordance with GAAP against any liabilities (other than taxes described in clause (b) above) that are (i) associated with the assets that are the subject of such transaction or event and (ii) retained by the Borrower or any of its Subsidiaries, provided, however, that in the event the amount of any estimated tax payable described in clause (b) above exceeds the amount actually paid, or upon any subsequent reduction in the amount of any reserve described in clause (d) above, the Borrower or its applicable Subsidiary shall be deemed to have received Net Cash Proceeds in an amount equal to such excess or reduction, at the time of payment of such taxes or on the date of such reduction, as the case may be.

“Net Orderly Liquidation Value” means the “net orderly liquidation value” determined separately for raw materials, work-in-process and finished goods Inventory by an unaffiliated valuation company acceptable to the Administrative Agent after performance of an inventory valuation to be done at the Administrative Agent’s request and the Borrower’s expense, less the amount estimated by such valuation company for marshalling, reconditioning, carrying, and sales expenses designated to maximize the resale value of such Inventory on an “as is” basis and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory and expressed as a percentage of the net book value of such raw materials, work-in-process and finished goods Inventory.

“Non-Binding Restructuring Term Sheet” means the non-binding restructuring term sheet attached as Exhibit A to the Noteholder New Capital Commitment Agreement, as further amended, supplemented, modified or waived from time to time.

“Note” means a Revolving Credit Note, a Last Out Term Note or a Swingline Note.

“Noteholder Restructuring Support Lockup Agreement” means the Restructuring Support Agreement dated as of October 7, 2009 by and among the Borrower and certain holders of the Senior Subordinated Notes, as further amended, supplemented, modified or waived from time to time.

“Noteholder New Capital Commitment Agreement” means the Convertible Notes Commitment Agreement dated as of October 7, 2009, entered into by the Borrower and Blackrock Financial Management, Inc., Brigade Capital Management, LLC, Canyon Capital Advisors LLC, Sankaty Advisors, LLC and Tinicum Capital Partners II, LP, (the “Backstop Commitment Providers” pursuant to which the Backstop Commitment Providers will underwrite, on the terms and subject to the conditions set out therein and in the Noteholder New Capital Term Sheet, the issuance by the Borrower of 7.5% convertible notes due 2019 in an aggregate principal amount of $140,000,000, to be issued on the effective date of an Approved Plan, as further amended, supplemented, modified or waived from time to time.

“Noteholder New Capital Term Sheet” means the new capital term sheet attached as Exhibit A to the Noteholder New Capital Commitment Agreement, as further amended, supplemented, modified or waived from time to time.

“Notice of Last Out Term Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Swingline Borrowing” has the meaning specified in Section 2.02(c)

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the unpaid principal of and interest on the Advances, reimbursement obligations in respect of Swingline Advances, Letters of Credit, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document (including, without limitation, interest accruing at the then applicable rate provided herein after the maturity of the Advances and reimbursement obligations in respect of Swingline Advances and Letter of Credit Advances and Letters of Credit) to the Administrative Agent or any Lender Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents, any Letter of Credit or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lender Parties that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements) and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” has the meaning set forth in the definition of “Anti-Terrorism Laws.”

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Orders” means the Interim Borrowing Order and the Final Borrowing Order.

“Original Termination Date” means the date that is nine (9) months after the Closing Date.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Participant” has the meaning specified in Section 2.03(d)(i).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Discretion” means the exercise of the Administrative Agent’s good faith judgment (from the perspective of a secured asset-based lender) in consideration of any factor which will or is reasonably likely to (i) adversely affect the value of any Collateral, the enforceability or priority of the Liens thereon or the amount that the Administrative Agent and the Revolving Credit Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation thereof, (ii) suggest that any collateral report or financial information delivered to the Administrative Agent or the Revolving Credit Lenders by any Person on behalf of the Borrower or any other Loan Party is incomplete, inaccurate or misleading in any material respect, (iii) materially increase the likelihood that the Revolving Credit Lenders would not receive payment in full in cash for all of the Obligations or (iv) otherwise materially adversely affect the interests of the Secured Parties.  In exercising such judgment, the Administrative Agent may consider such factors already included in or tested by the definition of Eligible Accounts or Eligible Inventory, as well as any of the following:  (i) the changes in collection history and Dilution or collectability with respect to the Accounts; (ii) changes in demand for, pricing of, or product mix of Inventory; (iii) changes in any concentration of risk with respect to the respective Loan Party’s Accounts or Inventory; and (iv) any other factors that change the credit risk of lending to the Borrower on the security of any Loan Party’s Accounts or Inventory.  The burden of establishing lack of good faith hereunder shall be on the Borrower.

“Permitted Investors” means Sun Capital Securities Group LLC, Sun Capital Partners V, L.P. and their affiliates.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business outstanding at any time and securing indebtedness that is not overdue for a period of more than 30 days; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 6.01(g); (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement and any Liens arising from any financing statement filed in connection with such lease; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 5.02(b); and (j) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Petition Date” has the meaning specified in Preliminary Statement (1).

“Plan” means any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments of) any Loan Party or an ERISA Affiliate.

“Pledged Stock” means, at any time, any promissory notes, stock certificates or other securities now or hereafter included in the Collateral, including all certificates, instruments or other documents representing or evidencing any such Collateral.

“Post Petition” means the time period beginning immediately upon the filing of the Chapter 11 Cases.

“Prepetition” means the time period prior to the filing of the Chapter 11 Cases.

“Prepetition Administrative Agent” means the “Administrative Agent” as defined in the Prepetition Credit Agreement.

“Prepetition Collateral” shall have the meaning set forth in the Interim Borrowing Order or the Final Borrowing Order, as applicable.

“Prepetition Collateral Agent” shall have the meaning provided in Section 2.17(a).

“Prepetition Collateral Documents” means the “Collateral Documents” under, and as defined in, the Prepetition Credit Agreement, in each case as amended, modified or supplemented through the Petition Date.

“Prepetition Credit Agreement” has the meaning specified in Preliminary Statement (2).

“Prepetition Debt” means Debt of any Loan Party outstanding on the Petition Date, including Debt under the Prepetition Loan Documents and the Subordinated Debt Documents.

“Prepetition Facilities” means each “Facility” under, and as defined in, the Prepetition Credit Agreement, in each case as amended, modified or supplemented through the Petition Date.

“Prepetition Lender Restructuring Support Lockup Agreement” means the Restructuring Support Agreement dated as of October 7, 2009 by and among the Borrower and certain of the Prepetition Lenders.

“Prepetition Lender Restructuring Term Sheet” means the term sheet setting forth the commercial terms for a restructuring of the Prepetition Facilities to be implemented on the effective date of an Approved Plan, attached as Exhibit A to the Noteholder New Capital Commitment Agreement, as further amended, supplemented, modified or waived from time to time.

“Prepetition Lenders” has the meaning specified in Preliminary Statement (2).

“Prepetition Loan Documents” means the Prepetition Credit Agreement, the Hedge Agreements (as defined in the Prepetition Credit Agreement) and the related guaranties, pledge agreements, security agreements, mortgages, notes and other agreements and instruments entered into in connection with the Prepetition Credit Agreement and such Hedge Agreements, (including the Prepetition Collateral Documents) in each case as amended, modified or supplemented through the Petition Date.

“Prepetition Obligations” means the “Obligations” as defined in the Prepetition Credit Agreement.

“Prepetition Payment” means a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any Prepetition Debt of any Loan Party, “critical vendor payments” or trade payables (including, without limitation, in respect of reclamation claims) or other Prepetition claims against any Loan Party.

“Prepetition Secured Parties” means the “Secured Parties” under, and as defined in, the Prepetition Credit Agreement, in each case as amended, modified or supplemented through the Petition Date.

“Prepetition Steering Committee” means the informal “Prepetition Lender Steering Committee”, comprised of certain Prepetition Lenders previously identified to the Borrower.

“Primary Obligations” shall mean (x) in the case of the Obligations that are First Out Obligations, all principal (or Available LC Amount, as applicable) of, premium, fees and interest on, all Advances (other than Last Out Term Advances) and all Letter of Credit Outstandings and (y) in the case of Cash Management Obligations, all amounts due under each Secured Cash Management Agreement that is a Qualified Secured Cash Management Agreement (other than indemnities, fees (including, without limitation, attorneys’ fees) and similar obligations and liabilities),

“Prime Rate” means the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Rate to change when and as such prime lending rate changes.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Rata Share” of any amount means the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time and the denominator of which is the aggregate principal amount of the Total Revolving Credit Commitment at such time; provided that if the Pro Rate Share of any Lender is to be determined after the Total Revolving Credit Commitment has been terminated, then the Pro Rata Share of such Lender shall be determined immediately prior (and without giving effect) to such termination.

“Qualified Secured Cash Management Agreement” shall mean each Cash Management Agreement entered into by the Borrower or any Subsidiary Guarantor with any Lender or any Affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Cash Management Agreement is designated as a Qualified Secured Cash Management Agreement pursuant to Section 5.01(t).

“Raw Materials” shall mean any items or materials used or consumed in the manufacture of goods to be sold by the Loan Parties in the ordinary course of business.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Loan Party or any of their respective Subsidiaries (in each case, other than any non-Debtor Subsidiary).

“Register” has the meaning specified in Section 8.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Fund” means any Person that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person or an Affiliate of a Person that administers or manages a Lender.

“Rent Reserve” means a reserve established by the Administrative Agent in respect of rent payments made by the Borrower or a Subsidiary Guarantor for each location at which Inventory of the Borrower or a Subsidiary Guarantor is located that is not subject to a Third Party Agreement equal to three times the monthly gross rent or warehouse payments for each such location, as adjusted from time to time by the Administrative Agent in its Permitted Discretion.

“Reorganization Plan” means a plan of reorganization in any of the Chapter 11 Cases.

“Reportable Event” means an event described in Section 4043 of ERISA and the regulations thereunder, as to which the PBGC has not waived the notification requirement of Section 4043(a).

“Requirements of Law” means, with respect to any Person, all laws, constitutions, statutes, treaties, ordinances, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations or awards of an arbitrator, a court or any other governmental authority, and all governmental authorizations, binding upon or applicable to such Person or to any of its properties, assets or businesses.

“Responsible Officer” means any officer of any Loan Party or any of its Subsidiaries.

“Restricted Party” means any person listed:

(a)           in the Annex to the Executive Order;

(b)           on the “Specially Designated Nationals and Blocked Persons” list maintained by the OFAC;

(c)           in any successor list to either of the foregoing; or

(d)           any person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order.

“Restructuring Support Lockup Agreements” means the Prepetition Lender Restructuring Support Lockup Agreement and the Noteholder Restructuring Support Lockup Agreement.

“Restructuring Term Sheets” means the Non-Binding Restructuring Term Sheet, the Prepetition Lender Restructuring Term Sheet and the Noteholder New Capital Term Sheet.

“Retained Advisors” means Houlihan Lokey, as advisors to the Lenders in connection with this Agreement and their credit evaluation of the Borrower and its Subsidiaries.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Lenders.

“Revolving Credit Advance” has the meaning specified in Section 2.01(b).

“Revolving Credit Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be (x) reduced from time to time or terminated as provided herein or (y) changed from time to time pursuant to the Interim Borrowing Order or the Final Borrowing Order.

“Revolving Credit Facility” has the meaning specified in Preliminary Statement (4)

“Revolving Credit Lender” means each Lender that has a Revolving Credit Commitment or that is owed or holds Revolving Credit Advances.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A1 hereto, with blanks appropriately completed in conformity with this Agreement, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

“S&P” has the meaning specified in the definition of “Cash Equivalents” in this Section 1.01.

“Secondary Obligations” shall mean all Cash Management Obligations under Secured Cash Management Agreements that are not Qualified Secured Cash Management Agreements.

“Secured Cash Management Agreement” shall mean each Cash Management Agreement entered into by a Loan Party with any Cash Management Creditor.

“Secured Parties” means the Administrative Agent, the Lead Arranger, the Lender Parties and the Cash Management Creditors.

“Senior Lien Reserve” means a reserve established by the Administrative Agent in respect of the aggregate amount of liabilities secured by Liens upon Eligible Accounts and/or Eligible Inventory that are senior to the Administrative Agent’s Liens (but imposition of any such reserve shall not waive any Event of Default arising therefrom).

“Senior Subordinated Note Indenture” means the indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 5.02(h).

“Senior Subordinated Notes” means the senior subordinated notes due 2015 in an aggregate principal amount of $275,000,000 of the Borrower issued on January 31, 2005, pursuant to the Senior Subordinated Note Indenture.

“Senior Third Party Liens” has the meaning provided in the Orders.

“Specified Reserve” shall mean, as of any date of determination, the sum of (x) all or any portion of any Availability Reserve which the Administrative Agent in its

Permitted Discretion elects to designate as a “Specified Reserve” plus (y) all or any amount of the Carve-Out pursuant to the terms of the Interim Borrowing Order or (when entered) the Final Borrowing Order, as applicable, which any member of the Instructing Group directs the Administrative Agent to designate as a “Specified Reserve”.

“Subordinated Debt” means (a) the Debt evidenced by the Senior Subordinated Notes, (b) any other Debt of the Borrower that is expressly subordinated to the Obligations of the Borrower under the Loan Documents in a manner no less favorable to the Lender Parties than those applicable to the Senior Subordinated Notes and (c) guaranty Obligations of any Subsidiary Guarantor in respect of any such Debt referred to in the foregoing clauses (a) and (b), so long as such guaranty Obligations are subordinated to the Obligations of such Subsidiary Guarantor under the Loan Documents in a manner no less favorable to the Lender Parties than those applicable to the guaranty Obligations of such Subsidiary Guarantor in respect of the Senior Subordinated Notes.

“Subordinated Debt Documents” means the Senior Subordinated Note Indenture and all other agreements, indentures and instruments pursuant to which Subordinated Debt is issued.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantors” means each Subsidiary of the Borrower that is a U.S. Debtor and is listed on Schedule II hereto, and each other Subsidiary of the Borrower that shall be required to deliver an Assumption Agreement pursuant to this Agreement.

“Supermajority Revolving Credit Lenders” shall mean those Revolving Credit Lenders which are not Defaulting Lenders which would constitute the Majority Lenders under, and as defined in, this Agreement, if the reference to “a majority” contained therein were changed to “66.67%”.

“Superpriority Claim” means a claim against any Loan Party in any of the Chapter 11 Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

“Swingline Advance” has the meaning specified in Section 2.01(c).

“Swingline Back-Stop Arrangements” has the meaning specified in Section 2.15(f).

“Swingline Bank” means the Administrative Agent, in its capacity as Swingline Bank hereunder.

“Swingline Expiry Date” means that date which is five Business Days prior to the Original Termination Date or, if applicable, the Extended Termination Date.

“Swingline Note” means a promissory note of the Borrower payable to the order of the Swingline Bank, in substantially the form of Exhibit A2 hereto, with blanks appropriately completed in conformity with this Agreement, evidencing the aggregate indebtedness of the Borrower to the Swingline Bank resulting from the Swingline Advances made by the Swingline Bank.

“Swingline Sub-Limit” means $5,000,000.

“Syndication Agent” has the meaning specified in the recital of the parties to this Agreement.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” has the meaning specified in Section 2.12(a).

“Termination Date” means the earliest of (i) the Original Termination Date (or, if extended in accordance with the provisions of Section 2.19, the Extended Termination Date, (ii) the effective date of a Reorganization Plan in the Chapter 11 Cases, as specified in any such Reorganization Plan, (iii) the date of termination of the Revolving Credit Commitments of the Lenders and their obligations to make Advances hereunder and the termination of the obligation of any Issuing Bank to issue Letters of Credit hereunder and the cancellation and/or Cash Collateralization of all outstanding Letters of Credit pursuant to the exercise of remedies under Section 6.01 as a result of the occurrence of an Event of Default which is continuing, (iv) the date on which neither the Interim Borrowing Order nor the Final Borrowing Order is a Final Order, (v) the date that is 45 days after the Interim Borrowing Order Entry Date if the Final Borrowing Order has not been entered by the Bankruptcy Court by such date, (vi) the date of entry of an order of the Bankruptcy Court confirming a Reorganization Plan in the Chapter 11 Cases that has not been consented to by the Lenders and fails to provide for the payment in full in cash of all Obligations under this Agreement and the other Loan Documents on the effective date of such plan, (vii) if a Reorganization Plan that has been consented to by the Lenders or that provides for payment in full in cash of all Obligations under this Agreement and the other Loan Documents has been confirmed by order of the Bankruptcy Court, the earlier of the effective date of such Reorganization Plan or the sixtieth (60th) day after the date of entry of such confirmation order, (viii) the date of the closing of a sale, transfer or other disposition of all or a material portion of the assets or stock of the Loan Parties pursuant to Section 363 of the Bankruptcy Code or otherwise, (ix) the date of entry of an order converting any of the Chapter 11 Cases to one under Chapter 7 of the

Bankruptcy Code, (x) the date of indefeasible prepayment in full by the Borrower of the Advances and the cancellation and/or Cash Collateralization of all outstanding Letters of Credit and the permanent reduction of the Revolving Credit Commitments to zero dollars ($0) in accordance with Section 2.05.

“Third Party Agreement” shall mean (a) an agreement, in form and substance reasonably acceptable to the Administrative Agent, pursuant to which a landlord, warehouseman, processor, shipper, customs broker or freight forwarder, repairman, mechanic, consignee, bailee or other third party who stores, processes, maintains or holds Collateral acknowledges, among other things, the Administrative Agent’s Lien on such Collateral, the Administrative Agent’s ability to enforce its Lien on such Collateral and the subordination of any Lien held by such landlord, warehouseman, processor, shipper, customs broker or freight forwarder, repairman, mechanic, consignee, bailee or other third party on such Collateral to the Administrative Agent’s Lien thereon or (b) an agreement, in form and substance reasonably acceptable to the Administrative Agent, pursuant to which a holder of a Lien on premises of the Borrower or any Subsidiary Guarantor where Eligible Inventory is located agrees and acknowledges, among other things, that the Administrative Agent may without interference from such Lien holder (i) gain access to, remove and exercise its rights against any Inventory located at such premises after an Event of Default, and that such Lien holder may not remove or exercise any remedies against such Inventory except as agreed, (ii) for a period of time not less than ninety (90) days (or such shorter time period as the Administrative Agent may agree in its sole discretion) after the Administrative Agent shall have taken possession of such Inventory, (A) store such Inventory at such premises and (B) conduct a sale of such Inventory at such premises and (iii) examine and make copies of books and records of the Borrower or any Subsidiary Guarantor located at such premises with respect to such Inventory.

“Total Revolving Credit Commitment” shall mean, at any time, the sum of all Revolving Credit Commitments of the Lenders at such time. The initial amount of the Total Revolving Credit Commitment of all Lenders is the lesser of (a) on and after the Final Borrowing Order Entry Date, $25,000,000 (less the amount, if any, by which the Revolving Credit Commitments have been reduced as provided herein) or (b) such lesser amount as is set forth in the Final Borrowing Order as then in effect, provided that to the extent the Final Borrowing Order designates that the Total Revolving Credit Commitment of all Lenders is less than $25,000,000 (less the amount, if any, by which the Revolving Credit Commitments have been reduced as provided herein), each Lender’s Revolving Credit Commitment shall be proportionately reduced and Schedule I shall be amended (without the consent of the Loan Parties) accordingly.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the making of Revolving Credit Advances and the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) the commencement of the Chapter 11 Cases.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“UCC” means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan means the amount, if any, by which the present value of the accumulated benefits under the Plan exceeds the fair market value of the assets allocable thereto as determined in accordance with Statement of Financial Accounting Standards No. 87 as reported in the most recent actuarial report available for such Plan.

“United States” and “U.S.” each mean the United States of America.

“Unmatured Surviving Obligations” means Obligations which by their terms survive termination of this Agreement or any other Loan Document, as applicable, and which, at the relevant time, are not then due and payable.

“Unused Revolving Credit Commitment” means, with respect to any Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender and outstanding at such time, plus (ii) such Lender’s Pro Rata Share of (A) the aggregate principal amount of all Swingline Advances made by the Swingline Bank pursuant to Section 2.01(c) and outstanding at such time, (B) the aggregate Available LC Amount of all Letters of Credit outstanding at such time and (C) the aggregate principal amount of all Letter of Credit Advances made by each Issuing Bank pursuant to Section 2.03(e) and outstanding at such time.

“Updated DIP Forecast” means an update to the Initial DIP Forecast delivered pursuant to Section 2.19(b)(vi) or Section 5.03(d).

“U.S. Debtor” and “U.S. Debtors” respectively have the meanings specified in Preliminary Statement (1).

“U.S. Dollar Equivalent” of an amount denominated in a currency other than U.S. Dollars shall mean, at any time for the determination thereof, the amount of U.S. Dollars which could be purchased with the amount of such currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

“U.S. Person” means any Person which is organized under the laws of a jurisdiction of the United States.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, Title III of Public Law 107-56 (signed into law October 26, 2001).

“Value” means (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first out basis, and excluding any reserves established by the Loan Parties and any portion of cost attributable to intercompany profit among the Loan Parties; and (b) for an Account, the meaning set forth in the final paragraph of the definition of “Eligible Account”.

“Variance Report” has the meaning specified in Section 5.03(g).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Work-in-Process” shall mean Inventory which consists of work-in-process including, without limitation, materials other than Raw Materials, Finished Goods or saleable products, title to which and sole ownership of which is vested in a Loan Party.

“$” or “U.S. Dollars” means the lawful currency of the United States of America.

SECTION 1.02.Computation of Time Periods.  In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03.Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) (“GAAP”).

SECTION 1.04.Currency Equivalent.  For purposes of construction of the terms hereof, the equivalent in another currency of an amount in U.S. Dollars shall be determined by using the quoted spot rate at which DBTCA’s principal office in New York City offers to purchase such other currency with the equivalent in dollars in New York City at 9:00 A.M. (New York City time) on the date on which such equivalent is to be determined.

SECTION 1.05.Uniform Commercial Code.  Unless otherwise defined herein or in the other Documents, terms used herein which are defined in the UCC as in effect in the State of New York from time to time are used herein as therein defined.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND THE LETTERS OF CREDIT

SECTION 2.01.Last Out Term Advances, Revolving Credit Advances and Swingline Advances.  (a) Last Out Term Advances.  Each Last Out Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single term advance (the “Last Out Term Advances”) to the Borrower on the Closing Date in the amount of such Last Out Term Lender’s Last Out Term Commitment at such time.  The Last Out Term Borrowing shall consist of Last Out Term Advances made simultaneously by the Last Out Term Lenders ratably according to their Last Out Term Commitments.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b)           Revolving Credit Advances.  Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date; provided that a Revolving Credit Advance shall not be made (and shall not be required to be made) by any Revolving Credit Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (x) the Individual Exposure of such Revolving Credit Lender to exceed the amount of its Revolving Credit Commitment at such time or (y) the Aggregate Exposure (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) to exceed (A) the Total Revolving Credit Commitment at such time minus (B) the Specified Reserve at such time.  Each Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $250,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swingline Advances or Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments.  The Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01 in accordance with the provisions of this Agreement.

(c)           Swingline Advances.  The Borrower may request the Swingline Bank to make, and the Swingline Bank shall make, on the terms and conditions hereinafter set forth, a revolving loan or revolving loans (each, a “Swingline Advance” and collectively, the “Swingline Advances”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Swingline Expiry Date in an aggregate amount not to exceed at any time outstanding the lesser of (i) the Swingline Sub-Limit and (ii) an amount that would not cause the Aggregate Exposure (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) to exceed (A) the Total Revolving Credit Commitment at such time minus (B) the Specified Reserve at such time.  No Swingine Advance shall be used for the purpose of funding the payment of principal of any other Swingline Advance.  Each Swingline Advance shall be in an amount of $500,000 or an integral multiple of $250,000 in excess thereof and shall be made as a Base Rate Advance.  Within the limits of the Swingline Sub-Limit and within the limits referred to in clause (ii) above, the Borrower may borrow under this Section 2.01(c), repay pursuant to Section 2.04(c) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c).

SECTION 2.02.Making Last Out Term Advances, Revolving Credit Advances and Swingline Advances.  (a)  Last Out Term Advances.  The Last Out Term Borrowing shall be made on the Closing Date on notice, given not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Last Out Term Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Last Out Term Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Last Out Term Lender prompt notice thereof by telecopier or electronic mail.  Each such notice of a Borrowing (a “Notice of Last Out Term Borrowing”) shall be by telephone, confirmed immediately in writing by telecopier or electronic mail in PDF format, in substantially the form of Exhibit B hereto, specifying therein the requested (i) Type of Advances comprising such Borrowing and (ii) aggregate amount of such Borrowing, which shall equal the aggregate Last Out Term Commitments of all of the Last Out Term Lenders.  Each Last Out Term Lender shall, before 12:00 P.M. (New York City time) on the Closing Date, make available for the account of its Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Last Out Term Lender’s ratable portion of the Last Out Term Borrowing in accordance with the respective Last Out Term Commitments of such Last Out Term Lender and the other Last Out Term Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account, for onward transmission to the bank account notified to the Administrative Agent by the Borrower from time to time into which monies are permitted to be deposited in accordance with the provisions of this Agreement.  Notwithstanding anything herein to the contrary, the Borrower is deemed to have provided a Notice of Last Out Term Borrowing to the Administrative Agent in accordance with the foregoing provisions requesting that on the Closing Date (i) a Last Out Term Borrowing of Base Rate Advances be made by all Last Out Term Lenders, and (ii) such Last Out Term Borrowing equal the aggregate Last Out Term Commitments of all Last Out Term Lenders.

(b)           Revolving Credit Advances.  Each Borrowing shall be made on notice, given not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances (but excluding for this purpose Swingline Advances and Revolving Credit Advances made pursuant to a Mandatory Borrowing) by the Borrower to the Administrative Agent, which shall give to each Revolving Credit Lender prompt notice thereof by telecopier or electronic mail.  Each such notice of a Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed immediately in writing by telecopier or electronic mail in PDF format, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing and (iii) aggregate amount of such Borrowing.  Each Revolving Credit Lender shall, before 12:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Revolving Credit Lender’s ratable portion of such Borrowing in accordance with the respective Revolving Credit Commitments of such Revolving Credit Lender and the other Revolving Credit Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account, for onward transmission to the bank account notified to the Administrative Agent by the Borrower from time to time into which monies are permitted to be deposited in accordance with the provisions of this Agreement; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swingline Advances made by the Swingline Bank or any Letter of Credit Advances made by any Issuing Bank and outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swingline Bank or to such Issuing Bank, as the case may be, for repayment of such Swingline Advances or such Letter of Credit Advances.

(c)           Each Swingline Advance shall be made on notice, given not later than 1:00 P.M. (New York City time) on the date of the proposed Swingline Advance, by the Borrower to the Swingline Bank and the Administrative Agent.  Each such notice of a Swingline Advance (a “Notice of Swingline Borrowing”) shall be made by telephone, and confirmed immediately in writing by telecopier or electronic mail in PDF format, in substantially the form of Exhibit C hereto, and shall specify in each case (i) the date of such Swingline Advance, (ii) the amount of such Swingline Advance and (iii) the maturity of such Swingline Advance (which maturity shall be no later than the earlier of (A) the seventh day after the requested date of such Swingline Advance and (B) the Swingline Expiry Date).  The Swingline Bank will make the amount thereof available to the Administrative Agent at the Administrative Agent’s Account, in same day funds.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account, for onward transmission to the bank account notified to the Administrative Agent by the Borrower from time to time into which monies are permitted to be deposited in accordance with the provisions of this Agreement.  On any Business Day, the Swingline Bank may, in its sole discretion, give notice to the Revolving Credit Lenders, with a copy of notice to the Administrative Agent, that the Swingline Bank’s outstanding Swingline Advances shall be funded with one or more Borrowings of Revolving Credit Advances (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 6.01 or upon the exercise of any of the remedies provided in the last paragraph of Section 6.01), in which case one or more Borrowings of Revolving Credit Advances constituting Base Rate Advances (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Revolving Credit Lenders pro rata based on each such Revolving Credit Lender’s Pro Rata Share as of the date of such demand (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to the last paragraph of Section 6.01) and the proceeds thereof shall be applied directly by the Swingline Bank to repay the Swingline Bank for such outstanding Swingline Advances.  Each Revolving Credit Lender hereby irrevocably agrees to make Revolving Credit Advances upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Bank notwithstanding (i) the amount of the Mandatory Borrowing may not comply with any minimum borrowing amount otherwise required hereunder, (ii) whether any conditions specified in Article III are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Credit Commitment at such time.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above, then each Revolving Credit Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Bank, and the Swingline Bank shall sell and assign to each such other Revolving Credit Lender, such participations in the outstanding Swingline Advances as shall be necessary to cause the Revolving Credit Lenders to share in such Swingline Advances ratably based upon their respective Pro Rata Share as of the date of such demand (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to the last paragraph of Section

6.01), by making available for the account of its Lending Office to the Administrative Agent for the account of the Swingline Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the participation in the outstanding principal amount of such Swingline Advance to be purchased by such Revolving Credit Lender, provided that (x) all interest payable on the Swingline Advances shall be for the account of the Swingline Bank until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Credit Lender shall be required to pay the Swingline Bank interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Credit Advances maintained as Base Rate Advances hereunder for each day thereafter. The Borrower hereby agrees to each such sale and assignment of participations in Swingline Advances. Each Revolving Credit Lender agrees to purchase its Pro Rata Share of a participation in an outstanding Swingline Advance on (i) the Business Day on which demand therefor is made by the Swingline Bank; provided that notice of such demand is given not later than 1:00 P.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by the Swingline Bank to any other Revolving Credit Lender of a participation in a Swingline Advance, the Swingline Bank represents and warrants to such other Revolving Credit Lender that the Swingline Bank is the legal and beneficial owner of such participation being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such participation in such Swingline Advance, the Loan Documents or any Loan Party.

(d)           Mandatory Borrowings shall be made upon the notice specified in Section 2.02(c) above, with the Borrower irrevocably agreeing, by its incurrence of any Swingline Advance, to the making of the Mandatory Borrowings as set forth in Section 2.02(c) above.

(e)           Anything in subsection (a) or (b) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or Section 2.10 and (ii) the Revolving Credit Advances made on any date may not be outstanding on any date as part of more than ten separate Borrowings.

(f)            Each Notice of Last Out Term Borrowing, Notice of Revolving Credit Borrowing and Notice of Swingline Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing that the related Notice of Last Out Term Borrowing or Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Last Out Term Borrowing or Notice of Revolving Credit Borrowing, as the case may be, for such Borrowing, the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate

Advance to be made by such Lender as part of such Borrowing when such Eurodollar Rate Advance, as a result of such failure, is not made on such date.

(g)           Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a), (b) or (c) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Revolving Credit Advance as part of such Borrowing for all purposes.

(h)           The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03.  Issuance of and Drawings and Reimbursements Under Letters of Credit.

(a)           Letters of Credit. (b)

(i)            Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Bank issue, at any time and from time to time on and after the Closing Date and prior to the 30th day prior to the Original Termination Date or (if applicable) the Extended Termination Date, for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Bank or in such other form as is reasonably acceptable to such Issuing Bank, and (y) sellers of goods to the Borrower or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Bank or in such other form as has been approved by such Issuing Bank, in each case other than any irrevocable standby letter of credit or irrevocable trade letter of credit that is issued in substitution for (whether for renewal or extension purposes) a Prepetition Letter of Credit (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”).  All Letters of Credit shall be denominated in U.S. Dollars and shall be issued on a sight basis only.

(ii)           Subject to and upon the terms and conditions set forth herein, each Issuing

Bank agrees that it will, at any time and from time to time on and after the Closing Date and prior to the 30th day prior to the Termination Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Borrower (or renew or extend), one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Issuing Bank shall be under any obligation to issue (or renew or extend) any Letter of Credit of the types described and permitted above if at the time of such issuance (or renewal or extension):

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect with respect to such Issuing Bank on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Bank as of the date hereof and which such Issuing Bank reasonably and in good faith deems material to it; or

(B)           such Issuing Bank shall have received from the Borrower, any other Loan Party or the Majority Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 2.03(c)(ii).

(b)           Maximum Letter of Credit Outstandings; Final Maturities.  Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Available LC Amount of which, when added to the Letter of Credit Outstandings (exclusive of Letter of Credit Advances which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed the lesser of (x) the Letter of Credit Sub-Limit at such time and (y) an amount that would cause the Aggregate Exposure (after giving effect to such issuance) to exceed (A) the Total Revolving Credit Commitment at such time minus (B) the Specified Reserve at such time, (ii) no Letter of Credit shall be issued (or required to be issued) at any time when the Aggregate Exposure exceeds (or would after giving effect to such issuance exceed) the Borrowing Base at such time and (iii) each Letter of Credit (whether being issued for the first time or being renewed or extended) shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of issuance (or renewal or extension) thereof and (B) ten Business Days prior to the Original Termination Date or, if applicable, the Extended Termination Date and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance (or renewal or extension) thereof and (B) ten Business Days prior to the Original Termination Date or, if applicable, the Extended Termination Date.

(c)           Letter of Credit Requests, Minimum Stated Amount.

(i)            Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Bank at least five Business Days’ (or such shorter period as is acceptable to such Issuing Bank) written notice thereof (including by way of telecopier or email).  Each notice shall be in the form of Exhibit D, appropriately completed (each, a “Letter of Credit Request”).

(ii)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the First Out Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.03(b).  Unless the respective Issuing Bank has received notice from the Borrower, any other Loan Party or the Majority Lenders before it issues a Letter of Credit that one or more of the conditions specified in Article III are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.03(b), then such Issuing Bank shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Bank’s usual and customary practices.  Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Bank shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be.  Promptly after receipt of such notice, the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment.  On the first Business Day of each week, each Issuing Bank shall furnish the Administrative Agent with a written (including via telecopier or email) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Bank for the immediately preceding week.  The initial Available LC Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Issuing Bank.

(d)           Letters of Credit Participations.

(i)            Immediately upon the issuance by an Issuing Bank of any Letter of Credit, such Issuing Bank shall be deemed to have sold and transferred to each Revolving Credit Lender, and each such Revolving Credit Lender (in its capacity under this Section 2.03(d), a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Pro Rata Share, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guarantee pertaining thereto.  Upon any change in the Revolving Credit Commitments or Pro Rata Shares of the Revolving Credit Lenders pursuant to Section 8.07, it is hereby agreed that, with respect to all outstanding Letters of Credit and Letter of Credit Advances relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.03(d) to reflect the new Pro Rata Shares of the assignor and assignee Revolving Credit Lender, as the case may be.

(ii)           In determining whether to pay under any Letter of Credit, no Issuing Bank shall have any obligation relative to the other Revolving Credit Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit issued by it shall not create for such Issuing Bank any resulting liability to the Borrower, any other Loan Party, any Revolving Credit Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(iii)          In the event that an Issuing Bank makes a Letter of Credit Advance under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Bank pursuant to Section 2.03(e)(i), such Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Bank the amount of such Participant’s Pro Rata Share of such unreimbursed payment in U.S. Dollars and in same day funds.  If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Bank in U.S. Dollars such Participant’s Pro Rata Share of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its Pro Rata Share of the amount of such payment available to the respective Issuing Bank, such Participant agrees to pay to such Issuing Bank, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Bank at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Base Rate Advances for each day thereafter.  The failure of any Participant to make available to an Issuing Bank its Pro Rata Share of any payment under any Letter of Credit issued by such Issuing Bank shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Bank its Pro Rata Share of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Bank such other Participant’s Pro Rata Share of any such payment.

(iv)          Whenever an Issuing Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to Section 2.03(d)(iii) above, such Issuing Bank shall pay to each such Participant that has paid its Pro Rata Share thereof, in U.S. Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(v)           Upon the request of any Participant, each Issuing Bank shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(vi)          The obligations of the Participants to make payments to each Issuing Bank with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A)                              any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B)                                the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary of the Borrower and the beneficiary named in any such Letter of Credit);

(C)                                any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D)                               the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E)                                 the occurrence of any Default or Event of Default.

(e)                                  Agreement to Repay Letter of Credit Advances.

(i)                                     The Borrower agrees to reimburse each Issuing Bank, by making payment to the Administrative Agent in immediately available funds at its Lending Office, for any payment or disbursement made by such Issuing Bank under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrower, a “Letter of Credit Advance”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement, with interest on the amount so paid or disbursed by such Issuing Bank, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Bank was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for Base Rate Advances; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the third Business Day following the receipt by the Borrower of notice of such payment, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Bank (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Advances as in effect from time to time plus 2.00%, with such interest to be payable on demand.  Each Issuing Bank shall give the Borrower prompt written notice of each Letter of Credit Disbursement (as defined below) under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(ii)                                  The obligations of the Borrower under this Section 2.03(e) to reimburse each Issuing Bank with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Letter of Credit Disbursement”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower or any Subsidiary of the Borrower may have or have had against any Revolving Credit Lender (including in its capacity as an Issuing Bank or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Letter of Credit Disbursement; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Bank for any wrongful payment made by such Issuing Bank under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(f)                                    Increased Costs.  If at any time after the Closing Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Bank or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Bank or participated in by any Participant, or (ii) impose on any Issuing Bank or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Bank or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Bank or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Issuing Bank or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Bank or any Participant (a copy of which certificate shall be sent by such Issuing Bank or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Bank or such Participant such additional amount or amounts as will compensate such Issuing Bank or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital.  Any Issuing Bank or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 2.03(f), will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Bank or such Participant (a copy of which certificate shall be sent by such Issuing Bank or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Bank or such Participant.  The certificate required to be delivered pursuant to this Section 2.03 shall, absent manifest error, be final and conclusive and binding on the Borrower.

(g)                                 Cash Collateralization.  If any Letters of Credit remain outstanding at any time (i) while an Event of Default has occurred and is continuing, (ii) that the Aggregate

Exposure exceeds the Borrowing Base or (iii) less than thirty (30) Business Days prior to the Original Termination Date or Extended Termination Date, as applicable, and arrangements satisfactory to the Administrative Agent and the applicable Issuing Banks have not been made for a “backstop letter of credit” facility, then the Borrower shall, at each Issuing Bank’s or the Administrative Agent’s request, on the next Business Day cash collateralize the Available LC Amount of all outstanding Letters of Credit by depositing in the Cash Collateral Account an amount in cash equal to 105% of the Available LC Amount as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, if any Letters of Credit remain outstanding and undrawn on the Termination Date and a “backstop letter of credit” reasonably acceptable to each Issuing Bank shall not have been provided as collateral for such Letters of Credit.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account.  Any funds standing to the credit of such Cash Collateral Account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for Letter of Credit Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Available LC Amount at such time. If the Borrower fails to provide any cash collateral as required hereunder, the Lenders may (and shall upon direction of the Administrative Agent) advance, as Revolving Credit Advances, the amount of the cash collateral required (whether or not the Termination Date shall have occurred or the conditions in Article III are not are satisfied).

SECTION 2.04.Repayment of Advances.  (a)  Last Out Term Advances.  The Borrower shall repay to the Administrative Agent for the ratable account of the Last Out Term Lenders the aggregate outstanding principal amount of the Last Out Term Advances on the Termination Date provided, however, that no repayment or prepayment of Last Out Term Advances may be made until the First Out Final Payment Date has occurred.

(b)                                 Revolving Credit Advances.  The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate outstanding principal amount of the Revolving Credit Advances then outstanding.

(c)                                  Swingline Advances.  The Borrower shall repay to the Administrative Agent for the account of the Swingline Bank the outstanding principal amount of each Swingline Advance made by it on the earlier of the maturity date specified in the applicable Notice of Swingline Borrowing (which maturity shall be no later than the seventh day after the requested date of such Swingline Advance) and the Termination Date.

SECTION 2.05.Termination or Reduction of Commitments.  (a)  Optional.  The Borrower may, upon at least two Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the Unused Revolving Credit Commitments; provided, however, that each partial reduction of the DIP Facility (i) shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (ii) shall be made ratably among the Lenders in accordance with their Revolving Credit Commitments with respect to such DIP Facility.

(b)                                 Mandatory.  (i) The Last Out Term Commitment of each Lender shall terminate in its entirety on the Closing Date (after giving effect to the incurrence of Last Out Term Advances on such date).

(ii)                                  The DIP Facility (and the Revolving Credit Commitment of each Lender) shall terminate in its entirety on the Termination Date.

SECTION 2.06.Prepayments.  (a) Optional.  The Borrower may, on same Business Day’s notice in the case of Base Rate Advances and one Business Day’s notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 8.04(c).  No Last Out Term Advances may be prepaid in whole or in part prior to the First Out Final Payment Date.  On or after the occurrence of the First Out Final Payment Date, Last Out Term Advances may be prepaid in accordance with the provisions of this paragraph (a).

(b)                                 Mandatory.  (i) On any day on which (A) (x) the Aggregate Exposure at such time exceeds (I) the Total Revolving Credit Commitment at such time minus (II) the Specified Reserve at such time, and/or (y) the aggregate Swingline Advances outstanding at such time exceeds the Swingline Sub-Limit and/or (z) the aggregate Letter of Credit Outstandings at such time exceeds the Letter of Credit Sub-Limit or (B) the Aggregate Exposure exceeds the Borrowing Base at such time, the Borrower shall repay the First Out Advances in an amount equal to or greater than such excess (and if the amount of such excess is greater than the then aggregate outstanding principal amount of the First Out Advances and the Letter of Credit Outstandings, the Borrower shall cash collateralize outstanding Letters of Credit in accordance with Section 2.03(g) to the extent necessary) so that the Aggregate Exposure at such time no longer exceeds (I) the Total Revolving Credit Commitment at such time minus (II) the Specified Reserve at such time, the aggregate Swingline Advances outstanding at such time no longer exceed the Swingline Sub-Limit, the aggregate Letter of Credit Outstandings at such time no longer exceed the Letter of Credit Sub-Limit or the Aggregate Exposure no longer exceeds the Borrowing Base, as the case may be.

(ii)                                  The Borrower shall, on the date of receipt of Net Cash Proceeds by any Loan Party or any of its Subsidiaries from (x) the sale, lease, transfer or other disposition (other than inventory sold in the ordinary course of business) of any assets of the Borrower or any Loan Party or any of their respective Subsidiaries (in each case, other than any non-Debtor Subsidiary), or (y) any Recovery Event, apply all such Net Cash Proceeds which, in either case exceed $2,500,000 in aggregate during the term of the DIP Facility, to prepay an aggregate principal amount of the Advances comprising part of the same Borrowings equal to 100% of the amount by which such Net Cash Proceeds, when aggregated with the amount of all other Net Cash Proceeds previously received by the Borrower or any Loan Party or any of their respective

Subsidiaries (in each case, other than any non-Debtor Subsidiary), exceed $2,500,000 during the term of the DIP Facility. Each such prepayment shall be applied as set forth in clause (iii) below.

(iii)                               Prepayments of Advances made pursuant to clause (i) of this Section 2.06(b), applications of Net Cash Proceeds required to be made pursuant to clause (ii) of this Section 2.06(b) and the application of all collected amounts held in the Core Concentration Account during any Dominion Period shall be applied, first, (x) if no Event of Default is continuing, to prepay Letter of Credit Advances then outstanding until such Letter of Credit Advances are paid in full, and (y) if an Event of Default is continuing, to prepay Letter of Credit Advances then outstanding until such Letter of Credit Advances are paid in full and then to the Cash Collateral Account until the Available LC Amount of all outstanding Letters of Credit is cash collateralized to the extent required pursuant to Section 2.03(g), second, to prepay Swingline Advances then outstanding until such Swingline Advances are paid in full, third, ratably to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until all Revolving Credit Advances are paid in full, and, fourth, (x) prior to the occurrence of the First Out Final Payment Date, unless an Event of Default is continuing, to the Borrower for use by the Borrower in accordance with Section 2.14, provided that the Borrower shall not be permitted to transfer amounts to any Excluded Account that is a petty cash account or to any other Excluded Account in an amount which exceeds the amount required to fund the activities for which funds deposited in such Excluded Account are applied as set forth in the most recent DIP Budget delivered to the Administrative Agent in accordance with Section 5.03(e) and (y) on or after the occurrence of the First Out Final Payment Date, ratably to the outstanding aggregate principal amount of the Last Out Term Advances.

(iv)                              All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

(v)                                 Notwithstanding any of the other provisions of this Section 2.06(b), so long as no Default under Section 6.01(a) or Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Advances is required to be made under this Section 2.06(b) other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made hereunder into the Cash Collateral Account of the Borrower until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower) to apply such amount to the prepayment of such Advances in accordance with this Section 2.06(b).

SECTION 2.07.Interest.  (a)  Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance owing by it to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)                                     Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable (x) in arrears monthly on the last Business Day of each month during such periods and (y) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, subject, however, to the provisions of subsection (b) of this Section 2.07.

(ii)                                  Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on each Interest Payment Date and on the date such Eurodollar Rate Advance shall be Converted, subject, however, to the provisions of subsection (b) of this Section 2.07.

(b)                                 Default Interest.  At the election of the Majority Lenders, in the case of amounts owing in respect of the First Out Obligations, or the Last Out Requisite Lenders, in the case of amounts owing in respect of the Last Out Obligations, upon the occurrence and continuation of an Event of Default, to the extent permitted by law, principal and interest in respect of each Advance and any other amount payable hereunder and under any other Loan Document shall, in each case, bear interest at a rate per annum equal to the greater of (x) in the case of principal and interest in respect of an Advance, the rate which is 2% in excess of the rate then borne by such Advances or Letters of Credit and (y) in all other cases, the rate which is 2% in excess of the rate otherwise applicable to Base Rate Advances from time to time.  Interest that accrues under this Section 2.07(b) shall be payable on demand; provided that prior to the First Out Final Payment Date, additional default interest that accrues under this Section 2.07(b) in respect of any Last Out Obligation shall not be payable (and no demand therefor shall be made) in cash but shall be paid in kind.

(c)                                  Notice of Interest Rate.  Promptly after receipt of a Notice of Last Out Term Borrowing pursuant to Section 2.02(a) or a Notice of Revolving Credit Borrowing pursuant to Section 2.02(b), the Administrative Agent shall give notice to the Borrower and each Lender to which such Notice of Last Out Term Borrowing or Notice of Revolving Credit Borrowing, as the case may be, of the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (ii).

(d)                                 Interest Rate Determination. Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Rate Advances and shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.  If on any Interest Determination Date, the Administrative Agent determines that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate, the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances and (A) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.08.Fees: Last Out Yield Enhancement.  (a) Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender having a Revolving Credit Commitment a commitment fee, from the date hereof in the case of each Initial Revolving Credit Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Revolving Credit Lender in the case of each other Revolving Credit Lender until the Termination Date, payable in arrears on the date of the initial Borrowing hereunder, and thereafter monthly on the last Business Day of each month and on the Termination Date, at the rate per annum equal to the Applicable Percentage of the sum of the daily Unused Revolving Credit Commitment plus in respect of each Revolving Credit Lender, other than the Swingline Bank, its Pro Rata Share of the daily outstanding Swingline Advances during such month; provided, however, that no commitment fee shall accrue on any of the Revolving Credit Commitments of a Defaulting Lender so long as such Revolving Credit Lender shall be a Defaulting Lender.

(b)                                 Letter of Credit Fees, Etc.  (i) The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable in arrears monthly on the last Business Day of each month, on the earliest to occur of the full drawing under, expiration, termination or cancellation of any Letter of Credit and on the Termination Date, on such Revolving Credit Lender’s Pro Rata Share of the daily aggregate Available LC Amount of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances under the DIP Facility then in effect.

(ii)                                  The Borrower shall pay to each Issuing Bank, for its own account, (A) a fronting fee, payable in arrears monthly on the last Business Day of each month, on the earliest to occur of the full drawing under, expiration, termination or cancellation of any such Letter of Credit and on the Termination Date, on the daily aggregate Available LC Amount of all Letters of Credit outstanding from time to time issued by it at the rate of 0.25% per annum and (B) such other reasonable and customary commissions, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

(c)                                  Administrative Agent’s Fees.  The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the Administrative Agent).

(d)                                 Other Fees.  The Borrower shall pay to the Administrative Agent for the account of the Lead Arranger and the Initial Revolving Credit Lenders entitled thereto, respectively, such fees as may from time to time be agreed between the Borrower and the Lead Arranger and the Initial Revolving Credit Lenders in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the Administrative Agent).

(e)                                  Last Out Yield Enhancement.  The Borrower shall pay to the Administrative Agent for the account of the Last Out Term Lenders entitled thereto, yield enhancement, in such amounts and at such times as may be specified in the Enhanced Yield Letter Agreement.

SECTION 2.09.Conversion of Advances.  (a)  Optional.  The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type owed by it comprising the same Borrowing into Advances of the other Type (other than Swingline Advances which may not be Converted pursuant to this Section 2.09); provided, however, that (i) any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, (ii) any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(e), (iii) no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(e) and (iv) each Conversion of Advances comprising part of the same Borrowing under a Facility shall be made ratably among the Lenders in accordance with their Commitments under such Facility.  Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)                                 Mandatory.  (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Eurodollar Rate Advances shall automatically Convert into Base Rate Advances.

(ii)                                  Upon the occurrence and during the continuance of any Default under Section 6.01(a), (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10.Increased Costs, Etc.  (a)  In the event that, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation or administration of any applicable law or regulation after the Closing Date, (ii) the compliance with any applicable guideline or request from the NAIC or any central bank or other Governmental Authority (whether or not having the force of law) or (iii) any other circumstance affecting the interbank Eurodollar market or the position of any Lender Party in such market which leads such Lender Party to reasonably determine that the Eurodollar Rate for any Interest Period for any Eurodollar Rate Advance made by such Lender Party will not adequately reflect the cost to such Lender of making, funding or maintaining such Eurodollar Rate Advance for such Interest Period, there shall be any increase in the cost to or reduction in the amount received or receivable by any Lender Party as a result of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the

United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender Party, in its reasonable discretion, shall determine) sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office for any Advances affected by such event if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue; provided that such designation is made on terms that such Lender Party and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this subsection (a).  A certificate as to the amount of such increased cost and showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender Party at the time of demand, shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If, due to either (i) the introduction of or any change in or in the interpretation or administration of any applicable law or regulation after the Closing Date or (ii) the compliance with any applicable guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Lender Party or any corporation controlling such Lender Party which has or would have the effect of reducing the rate of return on such Lender Party’s capital or assets as a result of or based upon the existence of such Lender Party’s commitments and obligations under this Agreement to a level below that which such Lender Party could have achieved but for such change or compliance (taking into consideration such Lender Party’s or any corporation controlling such Lender Party’s policies with respect to capital adequacy), then, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, it being understood and agreed that a Lender Party shall not be entitled to such compensation as a result of such Lender Party’s compliance with, or pursuant to any request or directive to comply with, any such law, regulation, guideline or request in effect on the Closing Date.  Any amount payable pursuant to this Section 2.10(b) shall be payable only to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue Letters of Credit hereunder or to the issuance or maintenance of any Letters of Credit.  A certificate as to such amounts and showing in reasonable detail the basis for the calculation thereof submitted to the Borrower by such Lender Party at the time of demand shall be conclusive and binding for all purposes, absent manifest error.

(c)                                  Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, with respect to any Eurodollar Rate Advance affected by circumstances described in this subsection (c), the Borrower will, and with respect to any Eurodollar Rate Advance affected by circumstances described in subsections (a) or (b) above, the Borrower may, either (i) on the last day of the then existing Interest Period therefor, convert each Eurodollar Rate Advance affected by such circumstances into a Base Rate Advance or (ii) if the affected Eurodollar Rate Advance is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender Party pursuant to subsection (a) or (b) above or this subsection (c) (as applicable); provided that if more than one Lender Party is affected at any time, then all affected Lender Parties must be treated in the same manner pursuant to this Section 2.10(c).  In the event of an illegality as described in this subsection (c) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender Party agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office for any Advances affected by such event if the making of such a designation would allow such Lender Party or its Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances; provided that such designation is made on terms that such Lender Party and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this subsection.

SECTION 2.11.Payments and Computations.  (a)  The Borrower shall make each payment owed by it hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 12:00 P.M. (New York City time) on the day when due in U.S. Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds.  The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)                                 If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances to which, or the manner in which, such funds are to be applied, the

Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with such Lender Party’s proportionate share of the principal amount of all outstanding Advances and all Letter of Credit Outstandings, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender Party as the Administrative Agent shall direct.

(c)                                  The Borrower hereby authorizes each Lender Party, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender Party any amount so due.

(d)                                 All computations of interest, fees and commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable; provided that (i) interest in respect of which the rate of interest is calculated on the basis of clause (a) of the definition of “Base Rate” contained in Section 1.01, (ii) commitment fees payable pursuant to Section 2.08(a) and (iii) Letter of Credit fees payable pursuant to Section 2.08(b) shall be calculated on the basis of a year of 365 (or 366, as the case may be) days for the actual number of days elapsed.

(e)                                  Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f)                                    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(g)                                 Notwithstanding anything herein to the contrary (including, without limitation, Section 2.11(a)), the Borrower shall pay interest on the Last Out Term Advances in accordance with Section 2.20(c).

SECTION 2.12.Taxes.  (a)  Any and all payments by the Borrower hereunder or under the Notes shall be made in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender Party and the Administrative Agent, (A) taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income by the state or other jurisdiction under the laws of which such Lender Party or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and (B) any taxes imposed on the Administrative Agent or any Lender Party as a result of a current or former connection between the Administrative Agent or such Lender Party, as the case may be, and the jurisdiction imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from the Administrative Agent or such Lender Party having executed, delivered or performed its obligations or received any payment under, or sought enforcement of, this Agreement) and (ii) in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or other jurisdiction of such Lender Party’s Lending Office or any political subdivision thereof (all such non excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”) unless the Borrower is required by law or the interpretation or administration thereof to withhold or deduct Taxes.  If the Borrower shall be required by law or the interpretation or administration thereof by the relevant taxing authority to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or the Administrative Agent, (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) the Borrower shall make such deductions and (z) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that the Borrower shall not be required to increase any such amounts otherwise payable to a Lender Party that is not organized under the laws of the United States or a state thereof so long as such Lender Party fails to comply with the requirements of subsection (e) below.

(b)                                 In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made by it hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c)                                  The Borrower shall indemnify each Lender Party and the Administrative Agent for and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be), and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto that would not have arisen but for the Borrower’s failure to pay any Taxes or Other Taxes when due to the appropriate taxing authority or remit to the Administrative Agent the receipts or other documentary evidence required under subsection (d) below.  This indemnification shall be made within 30 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.

(d)           Promptly after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment.  In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes.  For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)           Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender or Initial Issuing Bank, as the case may be, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original properly completed and duly executed Internal Revenue Service Forms W-8BEN or W-8ECI or (in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or, in the case of a Lender Party that has certified that it is not a “bank” as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust.  Each such Lender Party hereby agrees, from time to time after the initial delivery by such Lender Party of such forms or certificates, whenever a lapse in time or change in circumstances renders such forms or certificates obsolete or inaccurate in any material respect, that such Lender Party shall promptly (i) deliver to the Borrower and the Administrative Agent two new original copies of Internal Revenue Service Forms W-8BEN or W-8ECI, or (in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (A) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (B) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or (C) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), as appropriate, properly completed and duly executed by such Lender Party or (ii) notify the Administrative Agent and the Borrower of its inability to deliver any such forms or certificates.  If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this

Agreement, the Lender Party assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date.  If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI or the related certificate described above, that the Lender Party reasonably considers to be confidential, the Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f)            For any period with respect to which either (i) a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form, certificate or other document originally was required to be provided or if such form otherwise is not required under subsection (e) above) or (ii) any representation or certification made by a Lender Party pursuant to subsection (e) or (f) above is incorrect in any material respect at the time a payment hereunder is made (other than by reason of any change in treaty, law or regulation having effect after the date of such representation or certification when made), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States by reason of such failure or incorrectness, as the case may be; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g)           Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office or designate a different Lending Office if the making of such a change or designation would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue; provided that such change or designation is made on terms that such Lender Party and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of subsection (a) or (c) above; provided further that nothing in this subsection (g) shall affect or postpone any of the obligations of the Borrower or the rights of any Lender Party pursuant to this Section 2.12.

(h)           If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender Party or the Administrative Agent, as applicable, shall cooperate with the Borrower in challenging such taxes at the Borrower’s expense if so requested by the Borrower.  If any Lender Party or the Administrative Agent, as applicable, receives a refund of a tax for which a payment has been made by the Borrower pursuant to this Section, which refund in the good faith judgment of such Lender Party or Administrative Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender Party or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount as the Lender Party or the

Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required.  If a Lender Party or the Administrative Agent is required to return all or a portion of any refund for which reimbursement was made under the preceding sentence to the authority that granted such refund, the Borrower shall pay over to such Lender Party or the Administrative Agent, as the case may be, the portion of such reimbursement as will leave such Lender Party or the Administrative Agent, as the case may be, in no better or worse position than if no such reimbursement had been made.  A Lender Party or the Administrative Agent shall claim any refund that it determines in good faith is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim; provided, however, that each Lender Party and the Administrative Agent shall be fully justified in refusing to claim any such refund, unless, if it so requests, it shall first be indemnified to its satisfaction against any expense that may be incurred by it in connection therewith.  Nothing herein contained shall interfere with the right of a Lender or the Administrative Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or the Administrative Agent to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or the Administrative Agent to do anything that would prejudice its ability to benefit from any other reliefs, remissions or repayments to which it may be entitled.

(i)            Each Lender Party represents and agrees that, on the date hereof and at all times during the term of this Agreement, it is not and will not be a conduit entity participating in a conduit financing arrangement (as defined United States Treasury regulations Section 1.881-3) with respect to the Borrowings hereunder (other than a conduit financing arrangement in which the Borrower, or an Affiliate thereof, is a financing entity) unless the Borrower has consented to such arrangement prior thereto.

SECTION 2.13.Sharing of Payments, Etc.  (a)  Subject to the priority of payments specifically set forth herein or in any other Loan Document and subject to the provisions of Sections 2.15, 2.20 and 8.07(f)(vi) hereof, if any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered.  The Borrower agrees that any Lender Party so purchasing a participation from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such participation.  Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 2.13 shall be subject to the provisions of Section 2.20.

SECTION 2.14.Use of Proceeds.  The proceeds of the Last Out Term Advances, Revolving Credit Advances, Swingline Advances and issuances of Letters of Credit shall be available and the Borrower agrees that it shall use the proceeds of such Advances and request the issuance of Letters of Credit):

(a)           for working capital requirements and general corporate purposes relating to the Borrower’s and each Loan Party’s operations and the Borrower’s non-Debtor Subsidiaries’ operations (and in the case of issuance of Letters of Credit, other than to replace, or in substitution for, Prepetition letters of credit issued under the Prepetition Credit Agreement, and otherwise in accordance with the requirements of Section 2.03);

(b)           for payments of the fees and expenses of the Loan Parties’ professionals and advisors as more fully described in Section 8.04(a); and

(c)           for payments of the fees and expenses of the professionals of any official committee appointed in the Chapter 11 Cases,

in each case as provided for and in a manner materially consistent with the most recent DIP Budget received by the Administrative Agent (it being acknowledged that compliance with line item amounts included in each DIP Budget shall be tested under Section 5.04 only) and in a manner consistent with the terms and conditions set forth in the Interim Borrowing Order or (when entered) the Final Borrowing Order, as applicable; provided that no portion of any Advance or any Letter of Credit shall be used, directly or indirectly, (i) to make any payment or prepayment that is prohibited under this Agreement, including any Prepetition Payment to the extent prohibited hereunder, (ii) to pay any fees or similar amounts to any Person who has proposed or may propose to purchase assets of or interests in the Borrower or any other Loan Party or who otherwise has proposed or may propose to invest in the Borrower or any other Loan Party (including so-called “topping fees”, “exit fees” and similar amounts), it being understood that payment of any such amounts from the proceeds of any such asset purchase or investment shall not be deemed a breach of this clause (ii), (iii) to make any distribution under a Reorganization Plan in any Chapter 11 Case, (iv) to finance in any way any adversary action, suit, arbitration, proceeds, application, motion or other litigation of any type relating to or in connection with the Prepetition Credit Agreement or any of the other Prepetition Loan Documents or instruments entered into in connection therewith, including, without limitation, any challenges to the obligations under the Prepetition Credit Agreement or the validity, perfection, priority or enforceability of any Lien securing such claims or any payment thereunder, (v) to finance in any way any action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to the interests of the Administrative Agent and the Lenders or their rights and remedies under this Agreement, the Loan Documents, the Interim Borrowing Order or the Final Borrowing Order, (vi) to make any payment in settlement of any claim, action or proceeding, before any court, arbitrator or other governmental body, (vii) to pay any liabilities arising on termination of any Reorganization Plan, (viii) to reduce, terminate, or otherwise be applied to any Prepetition Debt of the Borrower or any other Loan Party, other than payment of the Obligations under the Prepetition Credit Agreement to the extent provided for in the Interim Borrowing Order or (when entered) the Final Borrowing Order or as the Bankruptcy Court may otherwise approve or (ix) to purchase or carry any Margin Stock, directly or indirectly, or to extend credit for the purpose of purchasing or carrying any such Margin Stock for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of Extensions of Credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X or otherwise violate any of the Regulations of the Board.

The Administrative Agent (A) may assume that the Loan Parties will comply with the DIP Budget, subject to the terms and conditions set forth herein, (B) shall have no duty to monitor such compliance and (C) shall not be obligated to pay (directly or indirectly from the Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to any DIP Budget.  The line items in the DIP Budget for payment of interest, expenses and other amounts to the Lenders are estimates only, and the Loan Parties remain obligated to pay any and all Obligations in accordance with the terms of the Loan Documents.  Nothing in any DIP Budget (including any estimates of a loan balance in excess of borrowing base restrictions) shall constitute an amendment or other modification of this Agreement or other lending limits set forth herein.

SECTION 2.15.Defaulting Lenders.  (a)  In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance.  In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01.  Such Advance shall be a Base Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Revolving Credit Advance is deemed to be made pursuant to this subsection (a).  The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a).  Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

(b)           In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lender Parties and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount.  In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date.  Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lender Parties and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all such Defaulted Amounts owing by each such Defaulting Lender at such time to the Administrative Agent and the other Lender Parties, in the following order of priority:

(A)          first, to the Administrative Agent for any such Defaulted Amount then owing by each such Defaulting Lender to the Administrative Agent; and

(B)           second, to any other Lender Parties for any such Defaulted Amounts then owing by each such Defaulting Lender to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

(c)           In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a

Defaulted Amount and (iii) the Borrower, the Administrative Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it.  Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with DBTCA, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c).  The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be DBTCA’s standard terms applicable to escrow accounts maintained with it.  Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c).  The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(A)          first, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent hereunder;

(B)           second, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

(C)           third, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to the Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d)           Notwithstanding anything to the contrary contained in this Agreement, in the event that any Revolving Credit Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, renew, extend or amend any Letter of Credit, unless such Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Bank’s risk with respect to each Defaulting Lender’s participation in Letters of Credit issued by such Issuing Bank (which arrangements are hereby consented to by the Lenders), including by cash collateralizing each Defaulting Lender’s Pro Rata Share of the Letter of Credit Outstandings with respect to such Letters of Credit (such arrangements, the “Letter of Credit Back-Stop Arrangements”).

(e)           If any Revolving Credit Lender becomes a Defaulting Lender at any time that any Letter of Credit issued by any Issuing Bank is outstanding, the Borrower shall enter into the applicable Letter of Credit Back-Stop Arrangements with such Issuing Bank no later than 10 Business Days after the date such Revolving Credit Lender becomes a Defaulting Lender.

(f)            Notwithstanding any provision to the contrary contained in Section 2.01(c), (i) the Swingline Bank shall not be obligated to make any Swingline Advances at a time when any Revolving Credit Lender is a Defaulting Lender unless the Swingline Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Bank’s risk with respect to each Defaulting Lender’s participation in such Swingline Advances, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swingline Advances (such arrangements, the “Swingline Back-Stop Arrangements”), and (ii) the Swingline Bank shall not make any Swingline Advance after it has received written notice from the Borrower, any other Loan Party or the Majority Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Bank shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or an Event of Default by the Majority Lenders.

(g)           The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that the Administrative Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

SECTION 2.16.Superpriority Nature of Obligations.  All Obligations under the Loan Documents shall constitute allowed administrative expense claims in the Chapter 11 Cases against the Loan Parties with priority under Section 364(c)(1) of the Bankruptcy Code over any and all other administrative expenses of the kind specified or ordered pursuant to any provision of the Bankruptcy Code, including, but not limited to, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b) and 726 of the Bankruptcy Code; provided that, the priority status of the Obligations and the Liens securing the same shall be subject to the Carve-Out and provided further that the respective priority of the First Out Obligations and the Last Out Obligations shall be as set forth in Section 2.20 and Section 6.02.

SECTION 2.17.Bailee for Perfection.  (a) The Administrative Agent agrees to acquire and acknowledges that it holds the Collateral in its possession or control (or in the possession or control of its agents or bailees) on behalf of itself and the collateral agent under the Prepetition Collateral Documents and its respective assignees (the “Prepetition Collateral Agent”) solely for the purpose of perfecting the security interest granted under the Loan Documents and the Prepetition Loan Documents, subject to the terms and conditions of this Section 2.17.

(b)           Until the payment in full in cash of all Obligations, termination or cash collateralization of all Letters of Credit issued hereunder and the termination of the Revolving

Credit Commitments hereunder has occurred, the Administrative Agent shall be entitled to deal with the Collateral in accordance with the terms of the Loan Documents as if the Liens of the Prepetition Collateral Agent under the Prepetition Collateral Documents did not exist, but subject always to the terms of the Orders, as applicable.

(c)           The Administrative Agent shall have no obligation whatsoever to the Secured Parties or the Prepetition Collateral Agent to assure that the Collateral is genuine or owned by any of the Loan Parties or to preserve the rights or benefits of any Person except as expressly set forth in this Section 2.17.  The duties or responsibilities of the Administrative Agent under this Section 2.17 shall be limited solely to holding the Collateral as bailee in accordance with this Section 2.17.

(d)           The Administrative Agent acting pursuant to this Section 2.17 shall not have by reason of the Collateral Documents, the Prepetition Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of the Secured Parties, the Prepetition Collateral Agent or the Prepetition Secured Parties.

SECTION 2.18.No Discharge; Survival of Claims.  The Borrower, on behalf of itself and its Subsidiaries, agrees that (a) the Obligations hereunder shall not be discharged by the entry of an order confirming a plan of reorganization in any Chapter 11 Case (and the Borrower, on behalf of itself and its Subsidiaries, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waive any such discharge) and (b) the superpriority administrative claim granted to the Administrative Agent and the Lenders pursuant to the Interim Borrowing Order (and the Final Borrowing Order when applicable) and described therein and the Liens granted to the Administrative Agent pursuant to the Interim Borrowing Order (and the Final Borrowing Order when applicable) and described therein shall not be affected in any manner by the entry of an order confirming a plan of reorganization in any Chapter 11 Case.

SECTION 2.19.Extension of Maturity Date.

(a)           Request for Extension.  The Borrower may request, by notice given to the Administrative Agent (who shall promptly notify the Lenders) (the “Extension Request”) on a date that is not earlier than forty five (45) days and not later than fifteen (15) days prior to the Original Termination Date that the Original Termination Date be extended to the date which is 90 days after the Original Termination Date, or if such date is not a Business Day on the next preceding Business Day.

(b)           Conditions to Effectiveness of Extension.  The Original Termination Date shall be automatically extended to the Extended Termination Date on the first day (the “Extension Effective Date”) that each of the following conditions is satisfied:

(i)            no Default or Event of Default shall have occurred and be continuing on the date of receipt of the Extension Request by the Administrative Agent or on the Extension Effective Date after giving effect thereto;

(ii)           the representations and warranties contained in this Agreement are true and correct in all material respects on and as of the date of receipt of the Extension Request by the Administrative Agent and as of the Extension Effective Date after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii)          the Borrower shall have delivered to the Administrative Agent, prior to delivering the Extension Request, an update of the DIP Budget through October 9, 2010 in form and scope reasonably satisfactory to the Instructing Group;

(iv)          the Borrower shall have filed, prior to delivering the Extension Request, a draft Reorganization Plan and related disclosure statement, in each case in form and substance reasonably satisfactory to the Instructing Group;

(v)           the most recent Appraisal Report and field examination and audit report delivered by the Borrower to the Administrative Agent are dated no earlier than the date which is two (2) months prior to the Original Termination Date;

(vi)          the Borrower shall have delivered to the Administrative Agent an updated DIP Forecast in form and substance satisfactory to the Instructing Group which shall include each week beginning on or prior to the Extended Termination Date to the extent that any such week is not included in the most recent DIP Forecast provided to the Administrative Agent; and

(vii)         the Borrower shall have paid (x) the Extension Fee to the Administrative Agent for the account of each First Out Lender and (y) the Additional Interest to the Administrative Agent for the account of each Last Out Term Lender.

SECTION 2.20. Last Out Term Advances. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in order to reflect the first-in, last-out nature of the Last Out Term Advances, the following provisions shall apply at all times:

(a)           General.  Subject to the terms of the Orders and the provisions of this Section 2.20, the Administrative Agent, on behalf of the First Out Lender Parties, shall have the right to apply payments of any kind from any source, including the proceeds of any Collateral, to the payment of the First Out Obligations until the First Out Final Payment Date has occurred, in any manner in the Administrative Agent’s sole and unfettered discretion before making any payment or other distribution or providing any other consideration whatsoever to the Last Out Term Lenders.

(b)           Principal Payments.  No payment or other distribution or consideration shall be applied to the principal balance of the Last Out Term Advances (whether as scheduled amortization, mandatory prepayments, optional prepayments or otherwise) until the occurrence of the First Out Final Payment Date. Following the occurrence of the First Out Final Payment Date, the principal amount of the Last Out Term Advances may be prepaid or shall be repaid in accordance with Section 2.06.

(c)           Interest and Other Payments. The Borrower shall pay interest on each Last Out Term Advance of each Last Out Term Lender on the date on which such interest is due in accordance with Section 2.07(a) in cash.  Any default interest in respect of the Last Out Obligations shall be paid in accordance with Section 2.07(b).

(d)                                 Fees, Costs and Expenses. The Borrower shall pay any enhanced yield, fees, costs or expenses incurred by any Last Out Term Lender as provided for in this Agreement (including pursuant to 2.02(f), 2.08(d), 2.10, 2.19(b) and Section 8.04) or the Enhanced Yield Letter Agreement on the date required hereunder or threunder.

(e)                                  Gross-Up Payments. The Borrower shall pay any gross-up amount payable to any Last Out Term Lender pursuant to Section 2.12(a) on the date required thereunder.

(f)                                    Turnover.  Until the occurrence of the First Out Final Payment Date, any payment or other distribution or consideration or Collateral proceeds that may be received by any Last Out Term Lender in its capacity as a Last Out Term Lender (provided that this shall not apply to any payment or other distribution or consideration or proceeds received by a Last Out Term Lender owing to it in any other or different capacity pursuant to any Reorganization Plan or as authorized by the Bankruptcy Court) in violation of this Agreement and any distribution in the Chapter 11 Cases shall be segregated and held in trust and promptly paid over to the Administrative Agent, for the benefit of the First Out Lender Parties, in the same form as received, with any necessary endorsements, and each Last Out Term Lender hereby authorizes the Administrative Agent to make any such endorsements (which authorization, being coupled with an interest, is irrevocable).

(g)                                 Liens.  No Last Out Term Lender shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding before the Bankruptcy Court, the validity, extent, perfection, priority or enforceability of any security interest in the Collateral or pursuant to any Order. Notwithstanding any failure by the Administrative Agent or any other Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral, the priority and rights as between the First Out Lender Parties and the Last Out Term Lenders with respect to any proceeds of the Collateral shall be as set forth in this Agreement.

(h)                                 Exclusive Administration of First Out Obligations.  This Agreement shall not be construed to create a fiduciary relationship between the Administrative Agent and the First Out Lender Parties, on the one hand, and any Last Out Term Lender, on the other hand.  Each Last Out Term Lender acknowledges and agrees that the Administrative Agent’s actions under this Agreement are strictly administrative and any repayment of principal or interest or other amount to any Last Out Term Lender is solely dependent upon the Borrower.  Except for willful misconduct or actual fraud (as determined by a court of competent jurisdiction in a final and non-appealable decision), each Last Out Term Lender exonerates the First Out Lender Parties and the Administrative Agent of and from any obligation or liability, express or implied, for any loss, depreciation of or failure to realize upon the Advances or any other Obligations, or any Collateral securing the Advances or any other Obligations, or for failure to collect or receive payments of any sums owing from the Borrower or for any mistake, omission, or error of judgment in passing upon or accepting the Advances or any other Obligations, the Collateral, if any, any Loan Documents, or in the making of any advances of monies or extensions of credit to the Borrower, or in making any examinations, audits or reviews of the affairs of the Borrower or the Collateral, or in granting to the Borrower extensions of time for payment of the Advances or any other Obligations (other than any Last Out Term Advances or any Last Out Obligations in violation of the terms of this Agreement, without the consent of the Last Out Term Lenders or Last Out Requisite Lenders as required pursuant to this Agreement) or in administering or monitoring the Collateral for the Advances or any other Obligations.  Moreover, the Administrative Agent does not assume and does not have any obligation or liability and undertakes no guaranties, express or implied, with respect to the existing or future financial worth or responsibility of the Borrower, or of any of the Account Debtors of the Borrower, with respect to the genuineness or value of the Collateral or with respect to the payment or the collectability of the Advances or any other Obligations.

(i)                                     Exclusive Enforcement. Until the First Out Final Payment Date has occurred, the Administrative Agent and the First Out Lenders shall have the sole and exclusive right to take and continue any Enforcement Action with respect to the Collateral, without any consent of any Last Out Term Lender including, without limitation, the right to amend any of the Loan Documents (subject to the provisions of Section 8.01(d), (e) and (f)), to amend, modify, waive terminate, or release any of the First Out Obligations of the Borrower or to release any Collateral securing the Obligations. No Last Out Term Lender will exercise or seek to exercise any rights or remedies (including set-off) with respect to any Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which such Last Out Term Lender is a party) or institute or commence, or join with any Person in commencing, any action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution), and will not contest, protest or object to any foreclosure proceeding or action brought by the Administrative Agent or any other First Out Lender Party or any other exercise by the Administrative Agent or any other First Out Lender Party, of any rights and remedies relating to the Collateral under the Loan Documents or otherwise, or object to the forbearance by the Administrative Agent or any other First Out Lender Party from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral. Until the First Out Final Payment Date, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and the First Out Lenders may take and continue any Enforcement Action with respect to the First Out Obligations and the Collateral in such order and manner as they may determine in their sole and absolute discretion. The Administrative Agent and the First Out Lender Parties agree to use their reasonable commercial efforts to consult with the Last Out Term Lenders prior to taking any Enforcement Action with respect to the Collateral or exercising any other rights or remedies under the Loan Documents; provided that the Administrative Agent or any First Out Lender Party shall be entitled to take Enforcement Action or exercise other rights or remedies prior to any such consultation if, in their reasonable opinion, it is necessary to act urgently to protect or preserve any Obligation or any Collateral, and such Enforcement Action or exercise of other rights or remedies shall not be invalidated or subject to challenge by any Last Out Term Lender as a result of any failure to consult prior to taking Enforcement Action or exercising such other rights or remedies.

(j)                                     Disgorgement.  If any First Out Lender Party is required to disgorge any amounts it has received on account of the First Out Obligations and pay any such amount over to any Last Out Term Lender, the Last Out Term Lenders shall immediately reimburse such First

Out Lender Party for the amount that such First Out Lender Party was required to disgorge, limited to the amount of distributions received by the Last Out Term Lenders on account of their Last Out Term Advances through the date of such disgorgement.  Once the Last Out Term Advances are funded by the Last Out Term Lenders, other than the payment of interest pursuant to Section 2.20(c), the payment of any enhanced yield, fees, costs and expenses pursuant to Section 2.20(d) and the payment of any gross-up amount by the Borrower to any Last Out Term Lender pursuant to Section 2.20(e), no monies or other consideration shall be paid to, or received by, any Last Out Term Lender in respect of the Last Out Term Advances, until the First Out Final Payment Date.

(k)                                  Judgment Creditors. In the event that any Last Out Term Lender becomes a judgment lien creditor in respect of any Collateral as a result of its enforcement (in violation of this Agreement) of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Out Obligations) to the same extent as the Last Out Obligations are subject to the terms of this Agreement.

(l)                                     Asset Sales. If an Event of Default has occurred and is continuing, and the First Out Lenders have commenced the exercise of remedies as a result of such Event of Default, the First Out Lenders shall have the right to control any consent to an asset sale or other disposition, in each case, made in connection with such remedies exercise, that is not currently permitted hereunder, and the Last Out Term Lenders shall be deemed to have consented to any such asset sale or other disposition that has been consented to by the Majority Lenders.

(m)                               Voting Rights. The Last Out Term Lenders shall be deemed to have consented to any acceleration of the Obligations hereunder that is consented to or requested by the Majority Lenders.

(n)                                 Lender Meetings and Information. The First Out Lenders shall have the right to exclude the Last Out Term Lenders from any meeting of First Out Lenders for any reason. In addition, the Administrative Agent shall have no obligation to provide the Last Out Term Lenders any information distributed with respect to any such meeting.

(o)                                 Agreements Regarding Chapter 11 Cases.

(i)                                     In connection with (i) the Chapter 11 Cases, (ii) any subsequent or successor case commenced or continued under the Bankruptcy Code with respect to the Borrower, (iii) any other federal, state or foreign bankruptcy, insolvency, reorganization or other law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of the Borrower, (iv) any other proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to the Borrower or any of its assets, (v) any other proceeding for liquidation, dissolution or other winding up of the business of the Borrower or (vi) any assignment for the benefit of creditors or any marshalling of assets of the Borrower (any of the events referred to in preceding clauses (i) through (v), an “Insolvency Proceeding”), the agreements contained in this Agreement are and shall remain in full force and effect and enforceable pursuant to their terms.  No payment or other realization or recovery of any amounts or other consideration on account of the Last Out Term Advances shall be received or retained by any of the Last Out Term Lenders unless and until the First Out Final Payment Date has occurred during the pendency of any Insolvency Proceeding, regardless of whether such interest, fees, enhanced yield, costs and expenses are allowed or allowable by the Bankruptcy Court or any other bankruptcy court, other than the payment of interest pursuant to Section 2.20(c), the payment of any fees, costs and expenses pursuant to Section 2.20(d) and the payment of any gross-up amount by the Borrower to any Last Out Term Lender pursuant to Section 2.20(e).

(ii)                                  No Last Out Term Lender shall contest, challenge, or object to any claim by the Administrative Agent, any First Out Lender or any First Out Lender Party against the Borrower (including any claim under 11 U.S.C. § 506(b)) or the extent, validity, perfection, or priority of the liens held by the Administrative Agent, any First Out Lender and/or any other First Out Lender Party as security for the Advances or other Obligations.

(iii)                               Until the First Out Final Payment Date, after an Event of Default has occurred and is continuing, the Last Out Term Lenders agree that the Administrative Agent may consent to the sale or foreclosure or disposition of any or all of the Collateral (including any Collateral subject to the adequate protection Liens of the Administrative Agent) in the Chapter 11 Case or any other Insolvency Proceeding, whether such sale or disposition is to be made pursuant to Section 363 of the Bankruptcy Code, pursuant to a plan of reorganization or otherwise, and the Last Out Term Lenders shall be deemed to have consented to any such sale or disposition and all of the terms applicable thereto; provided that, the Administrative Agent agrees to use its reasonable commercial efforts to give the Last Out Term Lenders prior written notice of any such sale, foreclosure or disposition (other than in connection with a sale, foreclosure or disposition made in the ordinary course of business and not otherwise prohibited by the terms of the Loan Documents) but the failure to give such notice shall not affect any action taken without such notice having been given.

(iv)                              If, in any Insolvency Proceeding, the Administrative Agent desires to permit use of any Collateral (including any Cash Collateral (as defined in Section 363(a) of the Bankruptcy Code)), or permit or provide additional financing under either Section 363 or 364 of the Bankruptcy Code (an “Additional DIP Financing”), then, so long as the terms of the Additional DIP Financing are permitted by the Orders, the Last Out Term Lenders agree that no objection shall be raised by any of the Last Out Term Lenders to such Additional DIP Financing or use of Collateral, including any objection based on lack of adequate protection.

(v)                                 Until the First Out Final Payment Date, no Last Out Term Lender shall (i) seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral, without the prior written consent of the Administrative Agent or (ii) oppose any request by the Administrative Agent to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral.

(vi)                              In the Chapter 11 Case or any other Insolvency Proceeding, no Last Out Term Lender shall object to any adequate protection sought by the Administrative Agent,

the First Out Lenders and the other First Out Lender Parties.

(vii)                           The Last Out Term Lenders agree that, until the First Out Final Payment Date, no Last Out Term Lender shall be entitled to benefit from any avoidance action affecting or otherwise related to any distribution or allocation made in respect of any of the Obligations, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application to the First Out Obligations until the First Out Final Payment Date has occurred.

(viii)                        Each Last Out Term Lender hereby waives any claim such Last Out Term Lender may have against the Administrative Agent arising out of the election of the Administrative Agent for the application of Section 1111(b)(2) of the Bankruptcy Code and agrees to make no election under Section 1111(b)(2) of the Bankruptcy Code in respect of its interest in the Collateral without the consent of the Administrative Agent.

(ix)                                The Last Out Term Lenders agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Administrative Agent may reasonably request to effectuate the provisions of this Section 2.20(o).

(p)                                 No Restriction on Rights.  Nothing in this Agreement shall be construed to limit or restrict the Administrative Agent, the First Out Lenders or the other First Out Lender Parties from in any way exercising any rights or remedies arising under the Loan Documents, or any documents or agreements executed by the Borrower or provided for under applicable law, except to the extent otherwise expressly provided in this Agreement.  No Last Out Term Lender shall have any direct claim against the Borrower or any Loan Party or any right to enforce any of the terms of the Loan Documents, including, but not limited to, exercising any rights or remedies arising under the Orders or any documents or agreements executed by the Borrower or provided for under applicable law, unless and until the First Out Final Payment Date has occurred, other than (i) the enforcement by any Last Out Term Lender of any right of action or claim against the Administrative Agent or any other Lender Party in relation to the enforcement of any Last Out Term Lender’s rights hereunder, (ii) the enforcement of any provision of Section 3.01 in respect of which the Last Out Term Lenders have an approval right under Section 8.01(d)(ii) or Section 8.01(f)(ii), or (iii) the provisions of Section 8.01(d), (e) or (f).  Until such time, all rights, remedies, and privileges with respect to the Advances and the other Obligations may be exercised only by the Administrative Agent on behalf of the First Out Lenders and the other First Out Lender Parties and without any requirement of consent or approval of the Last Out Term Lenders.

(q)                                 Set-off by Last Out Term Lenders.  Until the First Out Final Payment Date, no Last Out Term Lender shall set off or recoup any amounts owing to it by the Borrower on account of such Last Out Term Lender’s making of its Last Out Term Advances against any amounts owing by such Last Out Term Lender to the Borrower.

(r)                                    Assignment. The Last Out Term Lenders may assign the Last Out Term Advances in accordance with the provisions of Section 8.07, provided that (i) Last Out Term

Advances shall continue to be Last Out Term Advances and (ii) the assignee of such Advances shall be bound to the terms of this Agreement, including this Section 2.20.

(s)                                  Reliance, Etc. The provisions of this Section 2.20 constitute a “subordination agreement” for purposes of Section 510(a) of the Bankruptcy Code.

ARTICLE III

CONDITIONS OF EFFECTIVENESS AND LENDING

SECTION 3.01.Conditions Precedent to Initial Availability.  The obligation of each Lender to make an Advance, the obligation of the Swingline Bank to make a Swingline Advance and the obligation of the Initial Issuing Bank to issue one or more Letters of Credit is subject to the satisfaction or waiver of the following conditions precedent before or concurrently with, and this Agreement shall become effective on and as of, the date (the “Closing Date”) when the following conditions shall have been satisfied:

(a)                                  DIP Credit Agreement.  The Administrative Agent shall have received this Agreement, executed and delivered by the Borrower, each Initial Lender, the Swingline Bank, the Initial Issuing Bank, the Administrative Agent and the Lead Arranger.

(b)                                 Fourth Amendment and Canadian Forbearance Agreement.  The Instructing Group and the Last Out Requisite Term Lenders shall be satisfied with the terms of the Fourth Amendment and Canadian Forbearance Agreement and it shall have been executed and delivered by the Borrower, Accuride Canada, each other Loan Party, each of the Prepetition Lenders required to be party thereto and the Prepetition Administrative Agent.

(c)                                  Legal Structure and Constitutional Documents.  The Administrative Agent shall be reasonably satisfied with the corporate and legal structure of each Loan Party, including the terms and conditions of the charter, bylaws and each class of capital stock of each Loan Party and of each agreement or instrument relating to such structure.

(d)                                 No Material Adverse Effect.  Since December 31, 2008, nothing shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which the Administrative Agent or the Majority Lenders or the Last Out Requisite Lenders shall determine has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e)                                  No Litigation.  There shall exist no action, suit, investigation, litigation or proceeding (other than the Chapter 11 Cases) affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would reasonably be likely to have a Material Adverse Effect (other than as a result of the Effects of Bankruptcy) or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Documents or the consummation of the transactions contemplated hereby.

(f)                                    Consents and Approvals.  All governmental and third party consents and approvals necessary in connection with the Transactions and the Loan Documents and the transactions contemplated thereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Administrative Agent) and shall remain in effect; all applicable waiting periods shall have expired without any action being taken by any competent authority; and no law or regulation shall be applicable in the reasonable judgment of the Administrative Agent that restrains, prevents or imposes materially adverse conditions upon the Transactions and the Loan Documents and the transactions contemplated thereby.

(g)                                 Payment of Fees.  The Administrative Agent shall have received, for its own account and for the account of the Initial Revolving Credit Lenders, the fees owing under the Fee Letters.

(h)                                 Payment of Enhanced Yield.  The Administrative Agent shall have received, for the account of the Last Out Term Lenders, the amounts in respect of Enhanced Yield owing under the Enhanced Yield Letter Agreement.

(i)                                     Payment of Costs and Expenses.  The Lenders, the Administrative Agent, Houlihan Lokey, White & Case LLP, special New York counsel, Fox Rothschild Delaware counsel and Stikeman Elliott LLP, Canadian counsel as legal advisors to the Administrative Agent, Finn Dixon & Herling LLP, as counsel to General Electric Capital Corporation, Nixon Peabody LLP, as counsel to Eaton Vance Management, and Milbank, Tweed, Hadley & McCloy LLP, as special New York counsel to the Last Out Term Lenders, shall each have received all reasonable and documented costs and expenses (including fees for professional services incurred or rendered, as the case may be, by any of them) required to be paid, and for which invoices have been presented, on or before the Closing Date.

(j)                                     Corporate Documents; Officer’s Certificates; Copies of Documents; Etc.  The Administrative Agent shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i)                                     A Note payable to the order of the Swingline Bank or each Lender that has requested the same.

(ii)                                  Certified copies of the resolutions of the Board of Directors of the Borrower and each other Loan Party approving each Loan Document to which it is or is to be a party and the transactions contemplated thereby, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transactions, this Agreement, the Notes and each other Loan Document.

(iii)                               A copy of a certificate of the Secretary of State of the jurisdiction of its incorporation or formation, listing the charter (or other formation document)

of the Borrower and each other Loan Party and each amendment thereto on file in his office and certifying that (A) such amendments are the only amendments to the Borrower’s or such other Loan Party’s charter (or other formation document) on file in his office, (B) the Borrower and each such other Loan Party have paid all franchise taxes to the date of such certificate and (C) the Borrower and each other Loan Party are duly incorporated or formed and in good standing under the laws of the State of the jurisdiction of its incorporation or formation, it being acknowledged that the certificates previously received by the Administrative Agent from the Borrower and each Subsidiary Guarantor are satisfactory to the Administrative Agent.

(iv)                              A certificate of the Borrower and each other Loan Party, signed on behalf of the Borrower and such other Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary (or in the case of Accuride Erie by a duly authorized officer of the sole member of its general partner), dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (A) the absence of any amendments to the charter (or other formation document) of the Borrower or such other Loan Party since the date of the certificate referred to in Section 3.01(i)(iii), (B) the absence of any amendments to the bylaws (or other organizational document) of the Borrower and such other Loan Party previously delivered to the Administrative Agent and as in effect on the Closing Date, (C) the absence of any proceeding for the dissolution or liquidation of the Borrower or such other Loan Party, (D) the truth and accuracy of the representations and warranties contained in the Loan Documents in all material respects as though made on and as of the Closing Date and (E) the absence of any event occurring and continuing, or resulting from the initial Borrowing, that constitutes a Default.

(v)                                 A certificate of the Secretary or an Assistant Secretary of the Borrower and each other Loan Party certifying the names and true signatures of the officers of the Borrower and such other Loan Party authorized to sign this Agreement, the Notes and each other Loan Document to which they are or are to be parties and the other documents to be delivered hereunder and thereunder.

(vi)                              The Guarantee and Collateral Agreement, duly executed by the Borrower and each other Debtor, together with:

(A)                              certificates representing 100% of the issued and outstanding capital stock, limited liability company interests, partnership interests or other ownership or profit interest owned by the Loan Parties, accompanied by undated stock powers executed in blank; provided that, subject to the terms of the Interim Borrowing Order or (when entered) the Final Borrowing Order, no more than 66% of the issued and outstanding stock of any first-tier Foreign Subsidiaries of the Borrower or any other Debtors shall be required to be pledged, it being acknowledged that delivery of the foregoing items to the Administrative Agent in its capacity as Prepetition Administrative Agent pursuant to the Prepetition Credit Agreement satisfies such requirement,

(B)                                copies of proper financing statements thereto, to be duly filed on or before the Closing Date under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Guarantee and Collateral Agreement, covering the Collateral described therein, and

(C)                                evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under any of the Collateral Documents (including, without limitation, any action so deemed necessary or desirable as a result of changes in the names or corporate structure of any of the Borrower’s subsidiaries) has been taken and remains in full force and effect,.

(vii)                           Financial Statements.  True and correct copies of the historical financial statements referred to in Section 4.01(f).

(viii)                        Interim DIP Forecast.  The Interim DIP Forecast in form and substance reasonably satisfactory to the Instructing Group and the Last Out Requisite Lenders and otherwise complying with the requirements of Section 5.03(d).

(ix)                                Legal Opinions.  Favorable opinions of (i) Latham and Watkins LLP, U.S. counsel for the Borrower, in substantially the form of Exhibit F hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request; and (ii) internal counsel for the Borrower and the other Debtors, substantially in the form of Exhibit G.

(x)                                   Borrowing Base Certificate.  The Initial Borrowing Base Certificate in form and substance satisfactory to the Administrative Agent.

(xi)                                Borrowing Base Appraisal and Collateral Examination.  (i) An Appraisal Report in respect of the Inventory of the Borrower and the Subsidiary Guarantors in a form satisfactory to the Administrative Agent, and (ii) a field examination and auditor report in respect of the Accounts and Inventory of the Borrower in a form satisfactory to the Administrative Agent, it being understood that the Hilco Appraisal Report dated August 31, 2009 and the KPMG field examination and audit report dated August 14, 2009 are satisfactory.

(k)                                  Insurance. The Administrative Agent shall be satisfied with the insurance coverage in effect on the Closing Date pertaining to the assets of the Borrower and each other Loan Party.

(l)                                     Know Your Customer Documentation.  The Administrative Agent shall have received, by the date which is three days prior to the Closing Date, all documentation and other information mutually agreed to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, including the information described in Section 8.13.

(m)                               Interim Borrowing Order.  The Interim Borrowing Order shall have been entered by the Bankruptcy Court on or prior to 5:00 P.M. (New York City time) no later than the fifth (5th) Business Day after the Petition Date.

(n)                                 First Day Orders and Payments.  All First Day Orders entered by the Bankruptcy Court and all related pleadings shall be in form and substance reasonably satisfactory to the Instructing Group and the Last Out Requisite Lenders and all adequate protection payments and critical vendor payments shall be in accordance with the Initial DIP Forecast.

(o)                                 Noteholder Restructuring Support Lockup Agreement.  Evidence that (i) the Debtors have entered into a binding Noteholder Restructuring Support Lockup Agreement in form and substance reasonably satisfactory to the Instructing Group and the Last Out Requisite Lenders, approving the terms of an Approved Plan and (ii) the Debtors have obtained acceptances in respect of the Approved Plan from, and the Noteholder Restructuring Support Lockup Agreement has been executed by, (A) the Debtors and (B) the members of the “ad-hoc committee of holders of Senior Subordinated Notes” holding at least 66.67% of the aggregate principal amount of the Senior Subordinated Notes.

(p)                                 New Capital.  The Instructing Group and the Last Out Requisite Lenders shall be satisfied with (i) the terms and amount of the 7.5% convertible notes due 2019 to be issued pursuant to the terms of the New Capital Commitment Agreement and (ii) the form of the New Capital Commitment Agreement (including the provision of legal opinions in form and substance reasonably satisfactory to the Instructing Group and the Last Out Requisite Lenders relating to the New Capital Commitment Agreement and the capacity and authority of the Backstop Commitment Providers party thereto to enter into the New Capital Commitment Agreement and to perform their obligations thereunder).

(q)                                 Prepetition Lender Restructuring Support Lockup Agreement.  Evidence that (i) the Debtors have entered into a binding Prepetition Lender Restructuring Support Lockup Agreement in form and substance reasonably satisfactory to the Instructing Group and the Last Out Requisite Lenders, approving the terms of an Approved Plan and (ii) the Debtors have obtained acceptances in respect of the Approved Plan from, and the

Prepetition Lender Restructuring Support Lockup Agreement has been executed by, (A) the Debtors, (B) the members of the Prepetition Steering Committee and (C) certain other Prepetition Lenders holding at least 50% of the aggregate principal amount of the Prepetition First Out Loan Obligations.

(r)                                    Restructuring Term Sheets.  The Debtors, the members of the “ad-hoc committee of holders of Senior Subordinated Notes” and the members of the Prepetition Steering Committee shall have agreed the form and content of the Restructuring Term Sheets, which shall be in form and substance reasonably satisfactory to the Instructing Group and the Last Out Requisite Lenders.

SECTION 3.02.Conditions Precedent to Full Availability.  The obligation of each Revolving Credit Lender to make Revolving Credit Advances, the obligation of the Swingline Bank to make Swingline Advances and the obligation of each Issuing Bank to issue Letters of Credit: (a) on or after the Interim Borrowing Order Entry Date or (when entered) the Final Borrowing Order Entry Date, are subject to the Borrower having received in cash the proceeds of Last Out Term Advances in an aggregate principal amount equal to $25,000,000 on the Closing Date and (b) notwithstanding satisfaction of the foregoing condition, until delivery of an updated KPMG field examination and audit report in form and substance satisfactory to the Instructing Group, there shall be no availability under the Total Revolving Credit Commitment until such condition is satisfied.

SECTION 3.03.Conditions Precedent to Each Borrowing and Issuance.  The obligation of each Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank pursuant to Section 2.03(e)(i)) on the occasion of each Borrowing, the obligation of the Swingline Bank to make a Swingline Advance and the obligation of each Issuing Bank to issue Letters of Credit or renew or extend a Letter of Credit and the right of the Borrower to request a Swingline Advance, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal or extension of a Letter of Credit:

(a)                                  Notice of Last Out Term Borrowing; Notice of Revolving Credit Borrowing; Notice of Swingline Borrowing; Letter of Credit Request.  The following statements shall be true in all material respects (and each of the giving of the applicable Notice of Revolving Credit Borrowing, Notice of Swingline Borrowing, Letter of Credit Request, or the deemed giving of the Notice of Last Out Term Borrowing pursuant to Section 2.02(a), and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance of such Letter of Credit or the renewal or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

(i)                                     the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case, as of such specific date; and

(ii)                                  no event has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom, that constitutes a Default.

(b)                                 Orders.  The Interim Borrowing Order and/or the Final Borrowing Order shall be in full force and effect and shall not have been stayed, reversed, amended, modified or vacated without the consent of the Instructing Group.

(c)                                  Anti-Cash Hoarding Condition.  At the time of each Revolving Credit Borrowing (but not the time of each issuance or renewal or extension), and also after giving effect thereto, the aggregate amount of cash and Cash Equivalents (excluding cash and Cash Equivalents held in Excluded Accounts) owned or held by the Borrower and its Subsidiaries (as reflected in the books and records of the Borrower and its Subsidiaries and determined after giving pro forma effect to the making of each such Revolving Credit Advance and the application of the proceeds from such Revolving Credit Advance (to the extent that such proceeds are actually utilized by the Borrower and/or any of its Subsidiaries)) shall not exceed $10,000,000.

(d)                                 Delivery of Borrowing Base Certificate.  The Administrative Agent shall have received the most recent Borrowing Base Certificate, as required under Section 5.03(m), except that the Initial Borrowing Base Certificate shall be delivered no later than the Closing Date.

(e)                                  Compliance with Borrowing Base.  Notwithstanding anything to the contrary set forth herein, it shall be a condition precedent to each Revolving Credit Borrowing, or issuance or renewal of a Letter of Credit, that after giving effect thereto (and the use of the proceeds thereof) the Aggregate Exposure would not exceed the Borrowing Base at such time.

SECTION 3.04.Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties, in each case upon (a) such Lender Party’s release of its signature page to this Agreement from escrow (which release may be made by written email confirmation or telephone call from such Lender Party or through any counsel designated for such Lender Party) and (b) the entry of the Interim Borrowing Order by the Bankruptcy Court.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)                                  Loan Parties - Due Organization and Formation; Good Standing; Corporate, Company and Partnership Power and Authority; Capital Stock.  Each Loan

Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be so qualified is the result of the status of the relevant entity as a debtor-in-possession in the Chapter 11 Cases, (ii) is duly qualified and in good standing as a foreign entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except (x) where the failure to be so qualified or in good standing has not had or would not reasonably be likely to have a Material Adverse Effect and (y) where the failure to be so qualified is the result of the status of the relevant entity as a debtor-in-possession in the Chapter 11 Cases and (iii) has all requisite power and authority (including, without limitation, all material governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  All of the outstanding capital stock of the Borrower has been validly issued and is fully paid and non assessable as of the Closing Date.

(b)                                 Loan Parties’ Subsidiaries - Due Organization and Formation; Good Standing; Corporate, Limited Liability Company or Partnership Authorization and Authority; Capital Stock, Membership Interests, Partnership Interests.  Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party as of the date of such schedule, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation or formation, the number of limited liability company membership interests or partnership interests or shares of each class of capital stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding limited liability company membership interests, partnership interests and shares of each such class owned (directly or indirectly) by such Loan Party and the number of limited liability company membership interests, partnership interests or shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof.  All of the outstanding capital stock, limited liability company membership interests and partnership interests of all of such Subsidiaries have been validly issued, are fully paid and non assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except (i) the Carve-Out, (ii) the Senior Third Party Liens and (iii) any other Liens permitted under Section 5.02(a).  Each such Subsidiary (i) is a corporation, limited liability company or partnership (as applicable) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, except where the failure to be so qualified is the result of the status of the relevant entity as a debtor-in-possession in the Chapter 11 Cases, (ii) is duly qualified and in good standing as a foreign corporation or other entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except (x) where the failure to be so qualified or in good standing has not had or would not reasonably be likely to have a Material Adverse Effect and (y) where the failure to be so qualified is the result of the status of the relevant entity as a debtor-in-possession in the Chapter 11 Cases and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(c)                                  Due Authorization of Loan Documents; Non-Contravention, Etc.  Subject in each case to the entry by the Bankruptcy Court of the Interim Borrowing Order (or the Final Borrowing Order when applicable), the execution, delivery and performance of each Loan Document and each Related Document have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) action on the part of each Loan Party that is a party thereto, and do not (i) contravene such Loan Party’s charter or bylaws, partnership agreement or limited liability company agreement, as the case may be, or any of its other constitutive documents, (ii) upon entry by the Bankruptcy Court of the Interim Borrowing Order (or the Final Borrowing Order when applicable), violate any applicable provision of any material law (including, without limitation, the Securities Exchange Act of 1934 and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award applicable to the Borrower or to its Subsidiaries, except to the extent that such violations are permitted under Chapter 11 of the Bankruptcy Code, (iii) except for the Effect of Bankruptcy, result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust or other financial instrument, or any material contract or agreement, binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, except to the extent that such breaches or defaults are permitted under Chapter 11 of the Bankruptcy Code or (iv) except for the Liens created under the Loan Documents, the Orders and Liens permitted under Section 5.02(a), result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

(d)                                 Governmental and Third Party Approvals.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party and (ii) the consummation of the transactions contemplated by the Loan Documents, except, in each case, for (x) those that have already been obtained and are in full force and effect, (y) filings necessary to perfect Liens created under the Loan Documents within the applicable statutory limits and (z) entry by the Bankruptcy Court of the Interim Borrowing Order (or the Final Borrowing Order when applicable) or as otherwise required by the Bankruptcy Code and applicable state and federal bankruptcy rules.

(e)                                  Due Execution and Delivery; Binding Obligation.  Upon entry by the Bankruptcy Court of the Interim Borrowing Order (or the Final Borrowing Order when applicable), each of the Loan Documents has been duly executed and delivered by each Loan Party thereto and is the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms and the terms of the Interim Borrowing Order (or the Final Borrowing Order when applicable).

(f)                                    Historical Financial Statements.  (A) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2008, and the related Consolidated statements of income and cash flow of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, (B) the Consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2009, and the related Consolidated statements of income and cash flow of the Borrower and its Subsidiaries for the six months then ended, duly certified by the chief financial officer of the Borrower, and (C) the Consolidated balance sheet of the Borrower and its Subsidiaries as at August 31, 2009, and the related Consolidated statements of income and cash flow of the Borrower and its Subsidiaries for the twelve months then ended (or, in the case of such cash flow statement, the eight months then ended), duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender Party, fairly present in all material respects, subject, in the case of (x) said balance sheet as at June 30, 2009, and said statements of income and cash flow for the six months then ended and (y) said balance sheet as at August 31, 2009, and said statements of income and cash flow for the twelve (or, as applicable, eight) months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis (unless otherwise expressly noted therein), and since December 31, 2008, there has been no Material Adverse Effect (other than the Transactions).

(g)                                 Forecasts.  The Consolidated forecasted balance sheets, income statements and cash flows statements of the Borrower and its Subsidiaries delivered to the Lender Parties prior to the Closing Date were prepared in good faith on the basis of the estimates and assumptions stated therein, which estimates and assumptions were believed to be reasonable and fair in the light of conditions existing at the time made, it being understood by the Lender Parties that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

(h)                                 DIP Forecast. The Loan Parties have disclosed any material assumptions with respect to the projections included in the DIP Forecast and affirm that each such projection was prepared in good faith on the basis of the estimates and assumptions that were believed to be reasonable and fair in the light of conditions and circumstances existing at the time made, it being understood by the Lender Parties that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

(i)                                     DIP Budget.  The Loan Parties have disclosed any material assumptions with respect to the projections included in the DIP Budget and affirm that each such projection was prepared in good faith on the basis of the estimates and assumptions that were believed to be reasonable and fair in the light of conditions and circumstances existing at the time made, it being understood by the Lender Parties that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

(j)                                     Other Information.  No information, exhibit or report furnished by any Loan Party to the Administrative Agent or any Lender Party in writing in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made herein and therein, taken as a whole, not misleading at such time in light of the circumstances in which the same were made, it being understood that for purposes of this Section 4.01(j), such factual information does not include projections and pro forma financial information.

(k)                                  Litigation, Etc.  Except for the Chapter 11 Cases, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the knowledge of the Borrower, threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note or any other Loan Document or the consummation of the transactions contemplated hereby.

(l)                                     Compliance with Margin Regulations.  (i) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or any Letter of Credit Disbursement will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(ii)                                  Following application of the proceeds of each Advance or drawing under each Letter of Credit Disbursement, not more than 25 percent of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or 5.02(d) or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender Party or any Affiliate of any Lender Party relating to Debt and within the scope of Section 6.01(e) will be Margin Stock.

(m)                               Employee Benefit Plans and ERISA Related Matters.  (i) Except as otherwise may occur as a result of the Effects of Bankruptcy, each Plan is in compliance with ERISA, the Internal Revenue Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower, any Subsidiary or any ERISA Affiliate; each Plan which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA satisfies the minimum funding standard, within the meaning of such sections of the Internal Revenue Code or ERISA, or has not applied for or received a waiver of the minimum funding standard or an extension of any amortization period, within the meaning of Section 412 of the Internal Revenue Code or Section 303 or 304 of ERISA; neither any Loan Party nor any ERISA Affiliate has incurred (or is reasonably expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Internal Revenue Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any Loan Party or any ERISA Affiliate; and no lien imposed under the Internal Revenue Code or ERISA on the assets of any Loan Party or any ERISA Affiliate exists on account of any Plan (or is reasonably likely to exist) nor has any Loan Party or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any Loan Party or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the foregoing representations and warranties in this Section 4.01(m)(i) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect.  No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 4.01(m)(i), be reasonably likely to have a Material Adverse Effect.  With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 4.01(m)(i), other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

(ii)                                  With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”), except as in the aggregate could not reasonably be expected to have Material Adverse Effect:

(A)                              Any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or if applicable, accrued, in accordance with normal accounting practices.

(B)                                The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan.

(C)                                Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(n)                                 Environmental Matters.  (i) Other than instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect:  (A) the Borrower and its Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits in all jurisdictions in which the Borrower and each of its Subsidiaries are currently doing business (including, without limitation having obtained all material Environmental Permits required under Environmental Laws); and (B) the Borrower will comply and cause each of their Subsidiaries to comply with all such Environmental Laws (including, without limitation, all Environmental Permits required under Environmental Laws).

(ii)                                  Neither the Borrower nor any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly owned real estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

(iii)                               Except for non-compliance that could not reasonably be expected to result in a Material Adverse Effect and except as disclosed in Schedule 4.01(n), all past non-compliance with Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of the real properties that could have a Material Adverse Effect or (B) cause any such property respectively owned by any of them to be subject to any restrictions on ownership, occupancy, current use or transferability under any Environmental Law.

(iv)                              Except as disclosed in Schedule 4.01(n), none of the real properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or any analogous foreign, state or local list or, to the knowledge of any Loan Party, is adjacent to any such real property.

(v)                                 Except as disclosed in Schedule 4.01(n) and for events or conditions that could not reasonably be expected to result, either individually or in the aggregate, in a material liability to any Loan Party, (A) neither any Loan Party or any of its Subsidiaries, nor, to the knowledge of any Loan Party, any other Person has owned or operated any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any real property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any real property formerly owned or operated by any Loan Party or any of its Subsidiaries, (B) there is no asbestos or asbestos-containing material on any real property currently owned or operated by any Loan Party or any of its Subsidiaries, (C) there are no wetlands or any areas subject to any legal requirement or restriction in any way related to wetlands (including, without limitation, requirements or restrictions related to buffer or transition areas or open waters) at or affecting any real property currently owned or operated by any Loan Party or any of its Subsidiaries, and (D) neither any Loan Party or any of its Subsidiaries, nor, to the knowledge of any Loan Party, any other Person has released or discharged Hazardous Materials on any real property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(vi)                              Except as disclosed in Schedule 4.01(n) and for investigations, assessments or actions that could not reasonably be expected to result, either individually or in the aggregate, in a material liability to any Loan Party, neither any Loan Party or any of its Subsidiaries, nor, to the knowledge of any Loan Party, any other party, is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of material quantities or concentrations of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any real property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(o)                                 Securities Laws.  Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(p)                                 Taxes.  Each of the Borrower and each other Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves in conformity with GAAP, (ii) Taxes arising on or before the Petition Date to the extent to that such Taxes are not required to be paid as a consequence of the Chapter 11 Cases, or (iii) to the extent that the failure to do so would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.  As of the date hereof, the Borrower is not a party to any tax sharing or similar arrangement with any Subsidiary Guarantor or any Affiliates of a Subsidiary Guarantor.

(q)                                 Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (i) there are no strikes or other labor disputes against the Borrower or any other Subsidiary pending or, to the knowledge of the Borrower, threatened in writing; (ii) hours worked by and payment made to employees of the Borrower or any other Subsidiary have not been in violation of the FLSA or any other equivalent and applicable law dealing with such matters; and (iii) all payments due from the Borrower or any other Subsidiary on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Person.

(r)                                    Prepetition Debt.  Set forth on Schedule 4.01(r) hereto is a complete and accurate list of all Prepetition Debt, showing as of the date of such Schedule the principal amount outstanding thereunder, and such principal amount has not been increased from that amount shown on such Schedule.

(s)                                  Owned Real Property.  Set forth on Schedule 4.01(s) hereto is a complete and accurate list as of the Closing Date of all real property owned by the Borrower or any of its Subsidiaries, showing as of the Closing Date the street address, county or other relevant jurisdiction, state and record owner thereof.  The Borrower or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Permitted Liens and Liens created under the Loan Documents.  To the best of the Borrower’s knowledge, except as set forth on Schedule 4.01(s), all of the improvements located on the properties listed on Schedule 4.01(s) lie entirely within the boundaries of such properties and none of such improvements violate any minimum setback requirements, other dimensional regulations or restrictions of record.

(t)                                    Leased Real Property.  Set forth on Schedule 4.01(t) hereto is a complete and accurate list as of the Closing Date of all leases of real property under which the Borrower or any of its Subsidiaries is the lessee, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(u)                                 Leases of Real Property.  Set forth on Schedule 4.01(u) hereto is a complete and accurate list as of the Closing Date of all leases (the “Leases”) of real property under which the Borrower or any of its Subsidiaries is the landlord, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.]

(v)                                 Intellectual Property.  Set forth on Part A of Schedule 4.01(v) hereto is a complete and accurate list as of the Closing Date of all United States registered patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the Borrower or any of its Subsidiaries, showing as of the Closing Date the jurisdiction in which registered and the registration numbers.  Set forth on Part B of Schedule 4.01(v) hereto is a list, which is complete and accurate in all material respects, as of the Closing Date of all other registered patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the Borrower or any of its Subsidiaries, showing as of the Closing Date the jurisdiction in which registered and the registration numbers.

(w)                               Collateral Documents.  Upon entry by the Bankruptcy Court of the Interim Borrowing Order (or the Final Borrowing Order, when applicable), the Interim Borrowing Order (or the Final Borrowing Order when applicable) will be effective to create in favor of the Secured Parties a legal, valid, enforceable and fully perfected security interest in the Collateral of the U.S. Debtors, in each case prior and superior in right to any other Person, except (i) the Carve-Out, (ii) the Senior Third Party Liens and (iii) any other Liens permitted by Section 5.02(a). Subject to the Interim Borrowing Order and the entry by the Bankruptcy Court of the Final Borrowing Order, each Collateral Document is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and, subject to the making of all appropriate filings, recordings, endorsements, notarizations, stampings, registrations and/or notifications required under applicable law, shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right title and interest of the grants under the applicable Collateral Documents in such Collateral with the priority required by the Collateral Documents and the Orders.

(x)                                   Anti-Terrorism Laws.  To the best knowledge of the Loan Parties, no such Loan Party nor any Subsidiary thereof: (i) is, or is controlled by or is acting on behalf of, a Restricted Party; (ii) has received funds or other property from a Restricted Party; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(y)                                 Borrowing Base Calculation.  The calculation by the Borrower of the Borrowing Base and the valuation thereunder is complete and accurate.

(z)                                   Accounts.  The Administrative Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by the Loan Parties with respect thereto.  The Borrower hereby warrants, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that such Account is an Eligible Account.

(aa)                            Inventory.  The Administrative Agent may rely, in determining which Inventory is Eligible Inventory, on all statements and representations made by the Loan Parties with respect thereto.  The Borrower hereby warrants, with respect to any Inventory at the time it is shown as being Eligible Inventory in a Borrowing Base Certificate, that such Inventory is Eligible Inventory.

(bb)                          Material Contracts.  No default has occurred under any material contract entered into by any of the Loan Parties after the Interim Borrowing Order Entry Date or entered into prior to the Interim Borrowing Order Entry Date and, in the case of the U.S. Debtors only, assumed (other than in respect of the Prepetition Credit Agreement and the Senior Subordinated Note Indenture) or will occur as a result of the Effects of Bankruptcy, if such default, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(cc)                            Chapter 11 Cases.  The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and of the hearing for the approval of the Interim Borrowing Order (or Final Borrowing Order, as applicable) has been given as identified in the “Certificate of Service” filed with the Bankruptcy Court.

(dd)                          Orders.  On the Closing Date, the Interim Borrowing Order (or the Final Borrowing Order, as applicable) shall have been entered.  The Interim Borrowing Order or (when entered) the Final Borrowing Order shall be in full force and effect and shall not have been stayed, reversed, amended, modified or vacated without the consent of the Instructing Group.

(ee)                            Enforcement of Remedies.  Upon the maturity (whether by acceleration or otherwise) of any of the Obligations and/or Cash Management Obligations of the Loan Parties hereunder and under the other Loan Documents and the Secured Cash Management Agreements, the Administrative Agent, the Swingline Bank, each Issuing Bank, the Lenders and the Cash Management Creditors shall be entitled to immediate payment of such Obligations or Cash Management Obligations, as applicable, and to enforce the remedies provided for hereunder and under the other Loan Documents, without further application to or order by the Bankruptcy Court.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01.Affirmative Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

(a)                                  Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except such as may be contested in good faith or as to which a bona fide dispute may exist and except to the extent that noncompliance therewith could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property prior to the date on which material penalties attach thereto, and (ii) all lawful material claims that, if unpaid, might by law become a material Lien upon the property of the Borrower or its Subsidiaries not otherwise expressly permitted under this Agreement; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves (in the good faith judgment of its management) are being maintained in accordance with GAAP or (y) to the extent the non-payment would not result in a Material Adverse Effect.

(c)                                  Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (at the time the relevant coverage is placed or renewed) in such amounts and covering such risks as is usually carried by companies engaged in the same or similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

(d)                                 Preservation of Corporate, Limited Liability Company and Partnership Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lender Parties.

(e)                                  Conduct of Business.  From and after the Closing Date, engage, and cause its Subsidiaries (taken as a whole) to engage, primarily in (i) the vehicle component business and any activity or business incidental, directly related or similar thereto, or any other lines of business carried on by the Borrower and its Subsidiaries on the Closing Date or utilizing the Borrower’s or Subsidiaries’ manufacturing capabilities on the Closing Date and (ii) other businesses or activities that constitute a reasonable extension, development or expansion thereof or that are ancillary or reasonably related thereto.

(f)                                    Visitation and Inspection Rights.  At any reasonable time and from time to time, upon reasonable notice and during normal business hours, permit any authorized representatives designated by the Retained Advisors, the Administrative Agent or the Majority Lenders to examine and make copies of and abstracts from the records and books of account of, and visit the properties, plants and facilities of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided that the Borrower may, if it so chooses, be present at or participate in any such discussion.  Provide, and cause each of its Subsidiaries to provide, to the Retained Advisors, the Administrative Agent and the Majority Lenders reasonable access to information (including historical information and including information as to strategic planning, cash and liquidity management, operational and restructuring activities) and personnel, including, without limitation, regularly scheduled meetings with senior management and outside financial advisors to the Borrower and its Subsidiaries. After the Closing Date, if requested by the Administrative Agent, on Thursday (or the immediately succeeding Business Day if Thursday is not a Business Day) of each week (or, if agreed to by the Administrative Agent, every second week) , and on such other dates requested by the Administrative Agent on providing the Borrower with two (2) Business Days’ prior written notice, the Borrower shall provide the Administrative Agent and its advisors with an update (via a meeting or conference call with the Borrower’s senior management and/or its advisors) on the weekly financial information provided to the Board of Directors, the ongoing financial performance, operations and liquidity of the Borrower and its Subsidiaries and the progress toward a proposal for an amendment to or restructuring of the Obligations under the Prepetition Credit Agreement and the Senior Subordinated Notes.

(g)                                 Appraisals and Field Exams.  Permit, and cause each of its Subsidiaries to permit, employees and designated representatives of the Retained Advisors or the Administrative Agent, in each case at the Loan Parties’ expense at reasonable times and (except during the continuance of an Event of Default) upon reasonable notice, to conduct appraisals of Inventory and field exams, in each case, at such times as the Administrative Agent reasonably deems necessary or appropriate (it being acknowledged that a single field exam, appraisal or inspection may entail visits to multiple locations of books, records and assets of the Loan Parties); provided that (x) prior to the Original Termination Date, the Administrative Agent shall not request that more than two appraisals of Inventory and two field exams be conducted and (y) during the period from and after the Extension Effective Date to the Extended Termination Date, the Administrative Agent shall not request that more than one appraisal of Inventory and one field exam be conducted; provided further that the foregoing limitations  shall not apply at any time while an Event of Default is continuing.  In connection with any such appraisal or field exam, such employees and designated representatives of the Retained Advisors and the Administrative Agent  shall be permitted (i) to visit and inspect, in consultation with officers of the Borrower or such Subsidiary (other than during an Event of Default, in which case, no such consultation shall be required) any properties or facilities of the Borrower or such Subsidiary, (ii) to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants (provided that an officer of the Borrower and its Subsidiaries may attend such discussions with such accountants) and (iii) to verify Eligible Accounts and/or Eligible Inventory (subject to reasonable requirements of confidentiality, including requirements imposed by law or contract). The Retained Advisors and the Administrative Agent shall have no duty to the Borrower or any of its Subsidiaries to make any inspection, or to share any results of any inspection, appraisal or report with the Borrower or any of its Subsidiaries.  The Borrower and each of its Subsidiaries acknowledge that all inspections, appraisals and reports are prepared by the Retained Advisors and the Administrative Agent for the benefit of the Lenders and for their purposes, and neither the Borrower nor any of its Subsidiaries shall be entitled to rely upon them.

(h)                                 Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(i)                                     Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business (including intellectual property) in good working order and condition, ordinary wear and tear excepted, in each case consistent with past practice, and will from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof, except where the failure to do so would not reasonably be likely to have a Material Adverse Effect.

(j)                                     Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, other than (i) transactions between or among the Loan Parties and any Subsidiaries of the Borrower; (ii) reasonable and customary fees paid to members of the Borrower’s board of directors; (iii) the transactions permitted by Section 5.02(f); and (iv) transactions otherwise expressly permitted hereunder.

(k)                                  Covenant to Guarantee Obligations and to Give Security. When (i) any new Subsidiary of the Borrower is formed, acquired or designated by the Borrower or any of its Subsidiaries, or (ii) the acquisition of any property, real or personal, by any Loan Party is made, and such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then, in each case at the expense of the Borrower:

(A)                              within 20 days after such formation, acquisition or designation, in the case of a new Subsidiary that is a Domestic Subsidiary of the Borrower or any of its Subsidiaries, cause each such Subsidiary to duly execute and deliver to the Administrative Agent an Assumption Agreement under which such Subsidiary becomes a Subsidiary Guarantor and a Grantor (as defined in the Guarantee and Collateral Agreement); provided that no Subsidiary which is not wholly-owned (directly or indirectly) by the Borrower and the organizational documents or agreements with other shareholders of which prohibit the execution, delivery or performance of any such assumption agreement shall be required to execute, deliver or perform such assumption agreement if, after using its reasonable efforts, the Borrower has failed to obtain any necessary consents or approvals for the issuance of such assumption agreement,

(B)                                within 20 days after such formation, acquisition or designation in the case of a wholly-owned Subsidiary which is a first-tier Subsidiary of (x) the Borrower or (y) any other Subsidiary that is a Domestic Subsidiary, cause the Borrower (or other relevant Subsidiary), to pledge the stock or other equity interests of each such Subsidiary and to duly execute and deliver such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in 100% of the issued and outstanding stock or other equity interests of such Subsidiary owned by such Loan Party, together with delivery to the Administrative Agent of certificates representing such pledged stock or other equity interests accompanied by undated stock powers or other appropriate powers or assignments executed in blank; provided that, in the case of a first-tier Subsidiary which is a Foreign Subsidiary, subject to the terms of the Interim Borrowing Order or (when entered) the Final Borrowing Order, the Borrower (or other relevant Subsidiary) shall not be required to pledge more than 66% of the issued and outstanding stock or other equity interests of such Subsidiary, and provided further that the stock of any Subsidiary which is not wholly-owned (directly or indirectly) will be owned by a wholly-owned Subsidiary of the Borrower whose stock or other equity interests have been pledged in accordance with the Loan Documents,

(C)                                within 20 days after such request, formation or acquisition, furnish to the Administrative Agent all necessary information with respect to such Subsidiary and its Subsidiaries which may be required to update the applicable Schedules to this Agreement and to the Collateral Documents, respectively,

(D)                               within 30 days after such request, formation or acquisition, in the case of a new Subsidiary that is a Domestic Subsidiary of the Borrower or any of its Subsidiaries, duly execute and deliver, and cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary to duly execute and deliver to the Administrative Agent pledges, proper financing statements, assignments, assumption agreements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the Loan Parties under the Loan Documents and constituting Liens on all such properties; provided that no Subsidiary which is not wholly-owned (directly or indirectly) by the Borrower and the organizational documents or agreements with other shareholders of which prohibit the execution, delivery or performance of any such pledges, proper financing statements, assignments, assumption agreements and other security agreements shall be required to execute, deliver or perform such pledges, proper financing statements, assignments, assumption agreements and other security agreements if, after using its reasonable efforts, the Borrower has failed to obtain any necessary consents or approvals for the execution, delivery or performance of such pledges, proper financing statements, assignments, assumption agreements and other security agreements,

(E)                                 within 30 days after such request, formation or acquisition, duly execute and deliver, and cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (other than any non-Debtor Subsidiary) to take whatever action (including, without limitation, the recording of mortgages (if required), the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, assumption agreements and other security agreements delivered pursuant to this Section 5.01(k), enforceable against all third parties in accordance with their terms,

(F)                                 at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreements and assumption agreements, and

(G)                                within 60 days after such request, deliver to the Administrative Agent a signed copy of a favorable opinion, addressed to the Administrative Agent, of counsel for the Borrower reasonably acceptable to the Administrative Agent as to the matters contained in this Section 5.01(k), as to such guarantees and security agreements being legal, valid and binding obligations of each of the Borrower and their respective Subsidiaries enforceable in accordance with their terms and as to such other matters as the Administrative Agent may reasonably request.

(l)                                     Compliance with Environmental Laws.  Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(m)                               Preparation of Environmental Reports.  At the request of the Administrative Agent from time to time, provide to the Lender Parties within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any of its or its Subsidiaries’ properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request, to the Administrative Agent, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non exclusive license, subject to the rights of tenants, to enter onto its or their respective properties to undertake such an assessment.

(n)                                 Retention of Advisors to the Debtors.  The Loan Parties shall continue to retain Zolfo Cooper as restructuring advisors and/or other financial consultants and advisors reasonably acceptable to the Administrative Agent and the Majority Lenders.

(o)                                 Financial Advisor.  The Administrative Agent, on behalf of the Lenders, shall have the right to retain or appoint or to cause its counsel to retain or appoint for its benefit a restructuring or financial advisor to assist with the audit, examination or monitoring of Collateral or to conduct any liquidation analysis, in each case which the Administrative Agent in its discretion determines is necessary or advisable and the Borrower shall be liable for all reasonable and documented costs and expenses incurred by the Administrative Agent with respect to such restructuring or financial advisor.  In connection with such retention, the Borrower shall pay the fees of such restructuring or financial advisor promptly upon being invoiced therefor and shall use its commercially reasonable efforts to cooperate, and to cause its own advisors and its Subsidiaries to cooperate with such restructuring or other financial advisor in the performance of its duties as an advisor in accordance any applicable engagement agreement relating to the appointment and scope of work of such restructuring or financial advisor.

(p)                                 Know Your Customer Requests.  If:

(i)                                     a Change in Law after the Effective Date;

(ii)                                  any change in the status of a Loan Party or the composition of the shareholders of a Loan Party after the Effective Date; or

(iii)                               a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, promptly upon the request of the Administrative Agent, in its capacity as a Lender or on behalf of any Lender, to the Company supply, or procure the supply of, such documentation and other evidence as is reasonably requested in good faith by the Administrative Agent (for itself or on behalf of any Lender, or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(q)                                 Certain Milestones.  Within the time periods set forth below, perform each action with respect to the Cases of the Debtors set forth below:

(A)                              by the date which is 30 days after the Petition Date, deliver to the Lenders a draft Approved Plan and disclosure statement;

(B)                                by the date which is 55 days after the Petition Date, file an Approved Plan and disclosure statement with the Bankruptcy Court;

(C)                                by the date which is 90 days after the Petition Date, obtain approval by the Bankruptcy Court of the disclosure statement, together with the solicitation, balloting and voting procedures and other related relief, related to such Approved Plan

(D)                               by the date which is 175 days after the Petition Date, obtain confirmation of such Approved Plan by the Bankruptcy Court pursuant to section 1129 of the Bankruptcy Code;

(E)                                 by the date which is 190 days after the Petition Date, cause the effective date of the Approved Plan to occur; and

(F)                                 by the earlier to occur of (i) the Original Termination Date or (if applicable) the Extended Termination Date and (ii) the date which is 210 days after the Petition Date, consummation of the Approved Plan.

(r)                                    Restricted Accounts.  At all times after the date which is 20 days after the Closing Date, with respect to the Loan Parties only, cause to be maintained a system of Deposit Accounts complying with each of the requirements set forth below:

(i)                                     Lockbox Accounts.  Each Loan Party shall instruct all Account Debtors of such Loan Party to remit all payments to the applicable “P.O. Boxes” or “Lockbox Addresses” of the Administrative Agent and certain financial institutions selected by the Borrower and reasonably acceptable to the Administrative Agent (each, a “Collection Bank”) with respect to all Accounts of such Account Debtor, which remittances shall be collected by the applicable Collection Bank and deposited in the applicable Lockbox Account (each of which shall be under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent).  All amounts received by any Loan Party and any Collection Bank in respect of any Account shall upon receipt be deposited into a Lockbox Account or directly into the Core Concentration Account.  Each Loan Party shall, along with the Administrative Agent and each of the Collection Banks that maintain one or more Lockbox Accounts and those banks in which any other Deposit Accounts (other than any Excluded Account) are maintained, enter into on or prior to the Closing Date or within 20 days thereof (or if any new Lockbox Accounts or Deposit Accounts are opened after such date, on the date on which such new Lockbox Accounts or Deposit Accounts are opened) separate Cash Management Control Agreements, in each case, to be in form and substance reasonably satisfactory to the Administrative Agent, it being agreed and acknowledged that the control agreements delivered to the Administrative Agent pursuant to the Prepetition Credit Agreement constitute Cash Management Control Agreements under this Agreement and are satisfactory to the Administrative Agent for all purposes under this Agreement. Each Lockbox Account shall be a “zero” balance account. Each Collection Bank will be instructed to transfer all credit balances in each Lockbox Account to the Core Concentration Account not later than the close of business on each Business Day unless such amounts are otherwise (A) required to be applied pursuant to Section 2.06(b)(i) or (B) so long as no Dominion Period then exists, required to be retained in any Lockbox Account to satisfy the payment of outstanding obligations owing in respect of checks or similar obligations issued by any Loan Party, provided that the aggregate amount retained in all such Lockbox Accounts pursuant to this clause (B) shall not exceed that amount (as reasonably determined by the Borrower) to cover the aggregate amounts of all such outstanding obligations, and no other withdrawals shall be permitted except for withdrawals authorized in writing by the Administrative Agent for ordinary course recalls or credits relating to the Accounts or as set forth in any Cash Management Control

Agreement entered into by the Administrative Agent with respect to such Lockbox Account. Such instructions will be irrevocable without the prior written consent of the Administrative Agent.

(ii)                                  Core Concentration Account.  The Borrower will maintain a Deposit Account with DBTCA or a financial institution reasonably acceptable to the Administrative Agent in the name of the Borrower (the “Core Concentration Account”), which shall be under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent.  No amounts shall be deposited in the Core Concentration Account except as expressly contemplated by Section 5.01(r)(i), Section 5.01(r)(iv) and Section 5.01(s).  During any Dominion Period, the Cash Management Control Agreement relating to the Core Concentration Account shall provide that all collected amounts held in the Core Concentration Account shall be sent by ACH or wire transfer no less frequently than once per Business Day to an account maintained by the Administrative Agent for application pursuant to the instructions of the Administrative Agent towards repayment of First Out Advances or Last Out Advances, as applicable, or towards satisfaction of the First Out Obligations (but not to cash collateralize Letters of Credit unless an Event of Default is continuing) or Last Out Obligations, as applicable, in all cases subject to and as required under Section 2.06(b)(iii) and, so long as no Event of Default shall then be continuing, any balance remaining after such application shall be released to the Borrower subject to and in accordance with Section 2.06(b)(iii). Each Loan Party agrees that it will not cause any proceeds of the Core Concentration Account to be otherwise redirected.

(iii)                               Cash Collateral Account.  The Borrower and the Subsidiary Guarantors will, within fifteen (15) Business Days of the Closing Date, establish one or more Deposit Accounts with DBTCA (which shall be interest bearing accounts at market rates) (each a “Cash Collateral Account” and collectively the “Cash Collateral Accounts”), under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent, into which (A) all cash received constituting payments in respect of Collateral (other than Accounts) received after the exercise of remedies under this Agreement or any other Loan Document or the taking of any Enforcement Action shall be deposited by the Borrower and (B) amounts shall be deposited by the Borrower as required pursuant to Section 2.03(g).

(iv)                              Other Accounts.  All amounts received in cash from any other source that do not constitute payments in respect of Accounts of any Loan Parties or payments in respect of other Collateral, shall upon receipt be deposited into a Lockbox Account, directly into a Core Concentration Account or, to the extent permitted hereunder in the case of amounts not constituting payments in respect of Accounts of any Loan Parties or payments in respect of other Collateral, an Excluded Account or a Disbursement Account.

(v)                                 At any time when there is no Dominion Period, the Borrower and its Subsidiaries shall be permitted to withdraw amounts from any Deposit

Account (including any Lockbox Account or any Core Concentration Account) in accordance with the terms of any applicable Cash Management Control Agreement.  During a Dominion Period, upon payment of all outstanding First Out Advances and so long as no Event of Default is continuing, with respect to each Deposit Account other than any Lockbox Accounts or any Core Concentration Account, the operation of which are governed by Section 5.01(r)(i) and (ii) above respectively, the Borrower and its Subsidiaries may withdraw and apply any amount standing to the credit of any such Deposit Account in accordance with the terms of any applicable Cash Management Control Agreement and apply such amount in accordance with the terms of this Agreement, provided that the Borrower shall not be permitted to transfer amounts to any Excluded Account that is a petty cash account or to any other Excluded Account in an amount which exceeds the amount required to fund the activities for which funds deposited in such Excluded Account are applied as set forth in the most recent DIP Budget delivered to the Administrative Agent in accordance with Section 5.03(e).

(s)                                  Covered Dispositions.  Cause all Net Cash Proceeds received by any Loan Party in respect of any Covered Disposition in cash or Cash Equivalents to be deposited directly upon receipt in a Lockbox Account or the Core Concentration Account.

(t)                                    Qualified Secured Cash Management Agreements.  At any time prior to or after any Loan Party shall enter into any Secured Cash Management Agreement, the applicable Loan Party and the Lender (or Affiliate thereof) party thereto shall, if it wishes that the Cash Management Obligations owed under the respective Secured Cash Management Agreement be treated as a Primary Obligation with respect to the priority of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in Section 6.02, notify the Administrative Agent in writing (to be acknowledged by the Administrative Agent) that such Secured Cash Management Agreement is to be a qualified Secured Cash Management Agreement (a “Qualified Secured Cash Management Agreement”). Until such time as the applicable Loan Party and Lender (or Affiliate thereof) delivers (and the Administrative Agent acknowledges) such notice as described above, such Secured Cash Management Agreement shall not constitute a Qualified Secured Cash Management Agreement.  The parties hereto understand and agree that the provisions of this Section 5.01(t) are made for the benefit of the Lenders and their Affiliates which become parties to Qualified Secured Cash Management Agreements, and agree that any amendments or modifications to the provisions of this Section 5.01(t) shall not be effective with respect to any Qualified Secured Cash Management Agreement entered into prior to the date of respective amendment or modification of this Section 5.01(t) (without the written consent of the relevant parties thereto).  Notwithstanding any such designation of a Secured Cash Management Agreement as a Qualified Secured Cash Management Agreement, no provider or holder of any such Qualified Secured Cash Management Agreement shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider of such agreements or the Cash Management Obligations owing thereunder, nor shall their consent be required (other than in their capacities as a Lender to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including without limitation, as to any matter relating to the Collateral or the release of Collateral or guarantors.  The Administrative Agent accepts no responsibility and shall have no liability for the calculation of the exposure owing by the Loan Parties under any such Qualified Secured Cash Management Agreement or the amount of any Cash Management Reserve, and shall be entitled in all cases to rely on the applicable Lender (or Affiliate thereof) and the applicable Loan Party party to such agreement for the calculation thereof.  Such Lender (or Affiliate thereof) and the applicable Loan Party party to any such agreement each agrees to provide the Administrative Agent with the calculations of all such exposures and reserves, if any, at such times as the Administrative Agent shall reasonably request, and in any event, not less than monthly (unless other agreed to by the Administrative Agent).

SECTION 5.02.Negative Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will not, at any time:

(a)                                  Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, except:

(i)                                     Liens created under the Loan Documents and/or the Interim Borrowing Order or the Final Borrowing Order, as applicable;

(ii)                                  Permitted Liens;

(iii)                               Liens existing on the date hereof and described on Schedule 5.02(a) hereto (including pursuant to the Prepetition Loan Documents);

(iv)                              (A) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount and (B) Liens to secure Debt incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further, however, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the aggregate amount permitted under Section 5.02(b)(v) at any time outstanding and that any such Debt shall not otherwise be prohibited by the terms of the Loan Documents;

(v)                                 Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(v); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(vi)                              the replacement, extension or renewal of any Lien permitted hereunder upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby;

(vii)                           Liens in respect of the (i) Prepetition Loan Documents as adequate protection granted pursuant to the Interim Borrowing Order or Final Borrowing Order, as applicable, which Liens are junior to the Liens contemplated hereby in favor of the Secured Parties, it being understood that the Interim Borrowing Order or the Final Borrowing Order, as applicable, provides that the holder of such junior Liens shall not be permitted to take any action to enforce their rights with respect to such junior Liens so long as any of the Obligations or Letters of Credit shall remain outstanding or any Revolving Credit Commitment shall be in effect; and

(viii)                        Liens incurred by Accuride Canada in an amount not to exceed $500,000.

Notwithstanding the foregoing, Liens permitted in clauses (ii) through (viii) of this Section 5.02(a) shall at all times be junior and subordinate to the Liens securing the Obligations under the Loan Documents and the Orders, other than the Carve-Out and the Senior Third Party Liens.

(b)                                 Debt.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

(i)                                     Prepetition Debt outstanding on the Petition Date and set forth in Schedule 4.01(r) (including, without limitation, the Indebtedness under the Prepetition Loan Documents and the Senior Subordinated Notes) without giving effect to any extensions, renewals and replacements of any such Debt;

(ii)                                  Debt under the Loan Documents;

(iii)                               Debt in respect of Hedge Agreements incurred in the ordinary course of business and providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or any of its Subsidiaries’ operations, in either case; provided that such Hedge Agreements are bona fide hedging activities and are not entered into for speculative purposes;

(iv)                              (A) Debt owed by any Loan Party to any other Loan Party, (B) Debt owed to any non-Debtor Subsidiary by any Loan Party and (C) Debt owed by any non-Debtor Subsidiary to any Loan Party in an amount not exceeding the amount of any Investment made pursuant to, and permitted under, Section 5.02(e)(vi), provided that, (x) to the extent that the Administrative Agent requires that an intercompany loan is evidenced by a promissory note, such promissory note shall be in form and substance satisfactory to the Administrative Agent, (y) each intercompany loan owed by a Loan Party to a non-Debtor Subsidiary shall be subject to subordination provisions in form and substance satisfactory to the Administrative Agent to be contained in the respective intercompany note, subordinating the obligations of such Loan Party thereunder to the Obligations of such Loan Party under this Agreement and the other Loan Documents and (z) each intercompany loan owed to a Loan Party shall be pledged by that Loan Party as security under the Collateral Documents and will be subject to a perfected Lien granted in favor of the Administrative Agent and the Lenders pursuant to the Orders;

(v)                                 Debt secured by Liens permitted by Section 5.02(a)(iv) and Capitalized Leases arising after the Closing Date not to exceed an aggregate principal amount equal to $2,500,000 at any time outstanding;

(vi)                              endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(vii)                           Debt consisting of guaranty Obligations in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(viii)                        Debt in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(ix)                                Debt incurred by Accuride Canada and any Mexican Subsidiary arising after the Closing Date in an aggregate amount not to exceed $2,000,000; and

(c)                                  Mergers, Etc.  Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i)                                     any Loan Party (other than the Borrower) may merge into any other Loan Party (other than the Borrower), and any non-Debtor Subsidiary of the Borrower may merge into or consolidate with any other non-Debtor Subsidiary of the Borrower; provided that, in the case of any such merger or consolidation involving a Loan Party, the Person formed by such merger or consolidation shall be a Loan Party and in the case of any such merger or consolidation involving a non-Debtor Subsidiary, the Person formed by such merger or consolidation shall be a wholly-owned Subsidiary of the Borrower, and

(ii)                                  any Subsidiary of the Borrower may merge into or consolidate with the Borrower; provided that that such Subsidiary shall have no Debt, other than Debt permitted to be incurred by the Borrower under Section 5.02(b), and provided further the Borrower shall be the surviving entity in any such merger or consolidation.

(d)                                 Sales, Etc., of Assets.  Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(i)                                     sales, transfers or other dispositions of used or surplus equipment, vehicles, inventory or other assets in the ordinary course of its business;

(ii)                                  sales or contributions of equipment or other personal property to Subsidiaries or other joint ventures; provided that the aggregate fair market value of the assets so sold or contributed to any Foreign Subsidiary, non-Debtor Subsidiary or such other joint ventures by the Borrower or any Subsidiary Guarantor (determined, in each case, at the time of such sale or contribution) does not exceed $2,000,000 during the term of this Agreement;

(iii)                               sales, transfers or other dispositions of assets by any Loan Party, Accuride Canada or any Mexican Subsidiary in an aggregate amount not to exceed $2,000,000; and

(iv)                              sales, transfers, leases and other dispositions authorized pursuant to a confirmed Reorganization Plan or an order of the Bankruptcy Court after notice and hearing.

(e)                                  Investments in Other Persons.  Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

(i)                                     Investments existing on the Petition Date and described on Schedule 4.01(b);

(ii)                                  Investments by the Borrower and its Subsidiaries in Cash Equivalents;

(iii)                               Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b)(iii);

(iv)                              Investments consisting of intercompany Debt permitted under Section 5.02(b)(iv);

(v)                                 Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(vi)                              Investments in Accuride Canada or any Mexican Subsidiary (A) that existed on the Petition Date and as described on Part 1 of Schedule 4.01(b) and (B) additional Investments in Accuride Canada or any Mexican Subsidiary after the Petition Date; provided that (A) any such Investments in Accuride Canada or any Mexican Subsidiary as permitted by this clause (vi) after the Closing Date shall not exceed $2,000,000 in the aggregate at any time outstanding plus the aggregate fair market value of assets contributed to Accuride Canada or any Mexican Subsidiary as permitted by Section 5.02(d)(ii);

(vii)                           Investments to the extent that payment for such Investment is made solely with capital stock of the Borrower;

(viii)                        loans and advances to employees of Accuride Canada in the ordinary course of business as presently conducted in an aggregate amount not to exceed $250,000 at any time outstanding; and

(ix)                                Investments made by Accuride Canada in an amount not to exceed $500,000.

(f)                                    Dividends, Etc.  In the case only of the Borrower, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Borrower or any warrants, rights or options to acquire such capital stock or to issue or sell any such capital stock or any warrants, rights or options to acquire such capital stock, except that, so long as no Default shall have occurred and be continuing at the time of any action) the Borrower may repurchase shares of its capital stock (and/or options or warrants in respect thereof) held by its officers, directors and employees, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements on shareholder agreements and in the amounts provided for in the DIP Budget.

(g)                                 Prepayments, Etc., of Debt.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Prepetition Debt (other than certain “critical vendor” and other first day order payments that are approved by the Bankruptcy Court in an amount not exceeding the projected amount of such payments set forth in the most recent DIP Budget delivered by the Borrower to the Administrative Agent pursuant to Section 5.03(e)) or Subordinated Debt, other than any prepayment of (x) Debt owed by any Loan Party to any other Loan Party or (y) Debt owed by any non-Debtor Subsidiary to any Loan Party.

(h)                                 Amendment, Etc. of Documents.  Amend or otherwise change, or consent to any amendment or change of, any of the terms of any Prepetition Loan Document,

Subordinated Debt Document, Restructuring Support Agreement or Restructuring Term Sheet in a manner that would be adverse to the Lender Parties in any material respect or permit any of its Subsidiaries to do any of the foregoing.

(i)                                     Partnerships, Etc.  Become a general partner in any general or limited partnership or joint venture which is not a limited liability entity, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

(j)                                     Negative Pledge.  Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Secured Parties or (ii) in connection with any Prepetition Debt, or (iii) customary restrictions in the Senior Subordinated Note Indenture requiring equal and ratable liens if other Subordinated Debt is secured.

(k)                                  New Collateral Locations.  The Borrower shall not, and shall not permit any Loan Party with assets in the Borrowing Base to, open or establish any new location unless such Person provides the Administrative Agent with ten (10) days prior written notice of any such new location.

(l)                                     No Additional Deposit Accounts, Etc.  With respect to the Loan Parties, open, maintain or otherwise have, any checking, savings, deposit, securities or other accounts at any bank or other financial institution where cash or Cash Equivalents are or may be deposited or maintained with any Person, other than (a) the Core Concentration Accounts set forth on Part A of Schedule 5.02(l), (b) the Lockbox Accounts set forth on Part B of Schedule 5.02(l), (c) the Disbursement Accounts set forth on Part C of Schedule 5.02(l) and (d) the Excluded Accounts set forth on Part D of Schedule 5.02(l); provided that the Borrower or any other Loan Party may open a new Core Concentration Account, Lockbox Account, Disbursement Account, Excluded Accounts or other Deposit Accounts not set forth in such Schedule 5.02(l), so long as (A) prior to opening any such account (other than Excluded Accounts) (i) the Administrative Agent has consented in writing to such opening (which consent shall not be unreasonably withheld or delayed) and the Borrower shall, and shall procure that each other Loan Party will, give the Administrative Agent at least ten (10) days’ prior notice of any such account to be opened, (ii) the Borrower has delivered an updated Schedule 5.02(l) to the Administrative Agent listing such new account and (iii) the financial institution with which such account is opened, together with the Borrower or the other Loan Party that has opened such account and the Administrative Agent, have executed and delivered to the Administrative Agent a Cash Management Control Agreement reasonably acceptable to the Administrative Agent and (B) in respect of any account that is an Excluded Account, the Borrower notifies the Administrative Agent that it has opened such Excluded Account.

(m)                               Pleadings in the Chapter 11 Cases.  File, or permit any of its Subsidiaries to file, any motion, application, objection, plan, response, adversary complaint or similar pleading in the Chapter 11 Cases that is inconsistent with the terms of the Restructuring Support Lockup Agreements or might otherwise adversely affect the right or ability of the Administrative Agent or the other Secured Parties to receive indefeasible payment in full in cash of all of the Obligations.

(n)                                 Carve-Out.  (a) Permit, or permit any of its Subsidiaries to permit, any portion of the Carve-Out, any Cash Collateral or any proceeds of the Advances to be used for the payment of the fees and expenses of any Person incurred in challenging, or in relation to the challenge of, (i) any of the Lenders’ Liens or claims, or the initiation or prosecution of any claim or action against any Lender, including any claim under Chapter 5 of the Bankruptcy Code, in respect of any of the Prepetition Debt and (ii) any claims or causes of actions under the Prepetition Debt against the Lenders, their respective advisors, agents and sub-agents, including formal discovery proceedings in anticipation thereof, and/or challenging any Lien of the Lenders under the Prepetition Debt, or permit more than the applicable portion of the Carve-Out set forth in the Interim Borrowing Order and/or the Final Borrowing Order, any Cash Collateral or proceeds of the Advances to be used by any committee or any representative of the estate to investigate claims and/or Liens of the Lenders under the Prepetition Debt or (b) permit, or permit any of its Subsidiaries to permit, the Carve-Out, if and to the extent invoked pursuant to the Orders, to be allocated other than on an equal and ratable basis against the Prepetition Collateral.

(o)                                 Return of Inventory.  Enter into, or permit any of its Subsidiaries to enter into, any agreement to return any of its Inventory to any of its creditors for application against any Prepetition Debt, Prepetition trade payables or other Prepetition claims under Section 546(h) of the Bankruptcy Code.

(p)                                 Critical Vendor and Other Payments.  Make, or permit any of its Subsidiaries to make, (i) any Prepetition “critical vendor” payments or other payments on account of any creditor’s Prepetition unsecured claims, (ii) payments on account of claims or expenses arising under section 503(b)(9) of the Bankruptcy Code, (iii) payments in respect of a reclamation program or (iv) payments under any management incentive plan or on account of claims or expenses arising under Section 503(c) of the Bankruptcy Code, except in each case in amounts and on terms and conditions that (x) are approved by order of the Bankruptcy Court and (y) are expressly permitted by the DIP Budget.

SECTION 5.03.Reporting Requirements.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Lender Parties:

(a)                                  Annual Financials.  As soon as available and in any event within 90 days after the end of each Fiscal Year, a Consolidated balance sheet of (i) the Borrower and its Subsidiaries and (ii) if the Borrower has any Subsidiaries, the Borrower and its Subsidiaries, in each case as of the end of such Fiscal Year and the related Consolidated statements of income and cash flow for such Fiscal Year setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, accompanied by an opinion, which shall be unqualified as to the scope of the audit, of Deloitte & Touche LLP or other independent public accountants of recognized standing acceptable to the Majority Lenders, together with (A) management’s discussion and analysis of the important operational and financial developments during such fiscal year and (B) a certificate of the chief financial officer of the Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

(b)                                 Quarterly Financials.  As soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries and, if the Borrower has any Subsidiaries, the Borrower and its Subsidiaries, in each case as of the end of such Fiscal Quarter and the related Consolidated statements of income and cash flow for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year in reasonable detail and duly certified (subject to year end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(c)                                  Monthly Financials. As soon as available and in any event within 30 days after the end of each calendar month (commencing with the third Fiscal Quarter of the 2009 Fiscal Year and excluding the last calendar month in any Fiscal Quarter), a Consolidated management internally generated balance sheet of the Borrower and its Subsidiaries as of the end of such month and the related Consolidated statements of income and cash flow for the period commencing at the end of the previous month and ending with the end of such month, setting forth in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year.

(d)                                 DIP Forecast.  Furnish to the Administrative Agent for prompt further distribution to each Lender (i) (x) on the Closing Date a forecast statement (the “Interim DIP Forecast”), in form and substance satisfactory to the Instructing Group and the Last Out Requisite Lenders, of receipts and disbursements for each week from the Closing Date through November 30, 2009, and for each month from December 2009 to June 2010, of the Borrower and its Subsidiaries, broken down by week or month, as applicable, and (y) not later than the two week anniversary of the Closing Date, and using the same methodology used to calculate weekly information contained in the Interim DIP Forecast as that used for the Interim DIP Forecast, a forecast statement (the “Initial DIP Forecast”), in form and substance satisfactory to the Instructing Group and the Last Out Requisite Lenders, of receipts and disbursements broken down for each week from the Closing Date though June 30, 2009 (including a weekly breakdown for each month from December 2009 to June 2010, provided that no change shall be made in respect of each weekly break down previously included in the Interim DIP Forecast), of the Borrower and its Subsidiaries, broken down by week, and in the case of either (x) or (y), including, in the case of the Interim DIP Forecast weekly and monthly, and in the case of the Initial DIP Forecast weekly projected Capital Expenditures for such period, anticipated uses of the DIP Facility for such period and the projected Borrowing Base calculation for such period, and which shall provide, among other things, for the payment of the fees and expenses relating to the DIP Facility, ordinary course administrative expenses, bankruptcy-related expenses and working capital and other general corporate needs, and (ii) if the effective date of the Reorganization Plan has not occurred by the date which is six months after the Closing Date, an update of the Initial DIP Forecast, in form and substance satisfactory to the Instructing Group and the Last Out Requisite Lenders, which includes an updated forecast statement for each week commencing from and including such date and ending on or before the Original Termination Date or, if applicable, the Extended Termination Date.

(e)                                  DIP Budget.  Furnish to the Administrative Agent for prompt further distribution to each Lender, at the end of each week after the Interim Borrowing Order Entry Date, a budget (the “DIP Budget”) in form and substance satisfactory to the Instructing Group, a 13-week statement of receipts and disbursements for the next 13 weeks of the Borrower and its Subsidiaries, broken down by week, including weekly projected Capital Expenditures for such period, anticipated weekly uses of the DIP Facility for such period and the projected Borrowing Base calculation for each week included in such period, and which shall provide, among other things, for the payment of the fees and expenses relating to the DIP Facility, ordinary course administrative expenses, bankruptcy-related expenses and working capital and other general corporate needs (each a “DIP Budget”).

(f)                                    Accounts Information.  Furnish to the Administrative Agent at the times specified below, for prompt further distribution to each Lender, the following information (the “Accounts Information”):

(i)                                     at any time upon the Administrative Agent’s request, on the date of occurrence of any Event of Default and, thereafter, on the fifteenth day of each month while such Event of Default is continuing, summary accounts payable and accounts receivable aging reports (including the names and, if reasonably requested from time to time by Agent, addresses of all account debtors, and with such accounts receivable and accounts payable divided into such time intervals as Agent may reasonably request) of the Borrower and any Subsidiary of the Borrower, and

(ii)                                  (x) at any time when the Aggregate Exposure is less than $5,000,000, on the last Business Day of each week and (y) at any time when the Aggregate Exposure equals or exceeds $5,000,000, each Business day thereafter, a report in the form of Exhibit K attached hereto to the Administrative Agent of the cash and Cash Equivalents balances held by the Borrower and each Subsidiary Guarantor and the Excess Availability as of the close of business on the immediately preceding Business Day, including detail of the roll-forward of accounts receivable through the previous Business Day.

(g)                                 Variance Report.  On October 14, 2009, and on each Wednesday thereafter, furnish to the Administrative Agent for prompt further distribution to each Lender a variance report (the “Variance Report”) setting forth actual cash receipts and disbursements of the Borrower and its Subsidiaries for the prior week ending on the previous Friday and setting forth all the variances, on a line-item basis, from the amount set forth for such week in (i) the most recent DIP Forecast and (ii) the most recent DIP Budget delivered by the Borrower; each such report shall include explanations for all material variances and shall be certified by the chief financial officer of the Borrower.

(h)                                 ERISA.  Promptly after any Loan Party or any ERISA Affiliate obtains knowledge, or has reason to know, of the occurrence of any of the following events that individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, a certificate of a Responsible Officer of the Borrower setting forth details as to such occurrence and the action, if any, that any Loan Party or any ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by or received by any Loan Party, any ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto:  that a Reportable Event has occurred; that a Plan has failed to satisfy the minimum funding standard, within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or an application has been or is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or is reasonably expected to result in a lien under ERISA or the Internal Revenue Code; that proceedings are reasonably expected to be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against any Loan Party or any ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified any Loan Party or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that any Loan Party or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Internal Revenue Code with respect to a Plan; or that any Loan Party or any ERISA Affiliate has incurred or is reasonably expected to incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 or the Internal Revenue Code.

(i)                                     Environmental Conditions.  Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i)                                     notice of any pending or threatened Environmental Action against the Borrower or any of its Subsidiaries or any Real Estate (as defined below);

(ii)                                  notice of any condition or occurrence on any Real Estate that (x) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any Real Estate;

(iii)                               notice of any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv)                              notice of the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s response thereto.  The term “Real Estate” shall mean land, buildings and improvements owned or leased by the Borrower or any of its Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(j)                                     Default or Litigation Notice.  Promptly upon any Responsible Officer of the Borrower or any of their respective Subsidiaries obtaining knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against the Borrower or any of their respective Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(k)                                  Amendment of Documents.  Promptly after the same shall become effective, copies of any amendment or supplement to, or other modification of, any Prepetition Loan Document or Subordinated Debt Document.

(l)                                     Securities Reports/Other Information.  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange (in each case to the extent not theretofore delivered to the Lender Parties pursuant to this Agreement), and with reasonable promptness such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender Party may reasonably request in writing from time to time.

(m)                               Borrowing Base Certificate.  (i) On the Closing Date, the Initial Borrowing Base Certificate, (ii) within two weeks of delivery of the Initial Borrowing

Base Certificate, a certificate updating the Initial Borrowing Base Certificate using the same methodology used to prepare the Initial Borrowing Base Certificate, and (iii) thereafter (A) from and after the Interim Borrowing Order Entry Date, by 9.00 a.m. (New York City time) on the following Thursday after the last Business Day of every second calendar week, commencing on October 30, 2009 (or more frequently as the Administrative Agent may reasonably request (and during the continuance of an Event of Default, as frequently as the Administrative Agent may request) or as the Borrower may elect), (B) at any time when the Aggregate Exposure exceeds $5,000,000, by 9.00 a.m. (New York City time) on the following Thursday after the last Business Day of every week thereafter (or more frequently as the Administrative Agent may reasonably request (and during the continuance of an Event of Default, as frequently as the Administrative Agent may request) or as the Borrower may elect), (C) no later than the fifteenth day after the end of each fiscal month and (D) after the date on which any Collateral included in the Borrowing Base with a value in excess of $2,500,000 is sold or disposed of in any non-ordinary course of business sale or disposition to any Person other than a Loan Party, in each case a certificate substantially in the form of Exhibit J setting forth the Borrowing Base (with supporting calculations) in form and substance reasonably satisfactory to the Administrative Agent, appropriately completed (with such modifications as to format and presentation as may be reasonably requested by the Administrative Agent upon five (5) Business Days’ notice) together with all attachments and supporting documentation as contemplated thereby and certified as true, correct and complete in all material respects by a Responsible Officer of the Borrower (each, a “Bring Down Borrowing Base Certificate”).  The Borrowing Base Certificates shall be prepared (1) as of August 31, 2009, in the case of the Initial Borrowing Base Certificate, (2) in the case of the certificate to be delivered within two weeks of the Initial Borrowing Base Certificate, as of September 30, 3009, (3) in the case of the Bring Down Borrowing Base Certificate to be delivered every two weeks or every week, as of the last Business Day of the preceding week (or, in the case of any voluntary delivery of a Bring Down Borrowing Base Certificate at the election of the Administrative Agent, a subsequent date), (4) in the case of the Bring Down Borrowing Base Certificate to be delivered monthly, as of the last Business Day of the preceding month, and (5) in the case of any Bring Down Borrowing Base Certificate to be delivered after any non-ordinary course of business sale or disposal of Collateral included in the Borrowing Base in excess of $2,500,000, as of the last Business Day of the preceding week prior to the week in which such sale or disposal is completed.  Each such Borrowing Base Certificate shall include such other supporting information as may be reasonably requested from time to time by the Administrative Agent including information concerning the amount, composition and manner of calculation of the Borrowing Base.  Notwithstanding the foregoing, if, with respect to any month end Borrowing Base Certificate delivery requirement set forth in clause (C) above, the Borrower previously delivered (or is scheduled to deliver) a Borrowing Base Certificate within five (5) Business Days before or after such month end pursuant to another provision of this Section 5.03(m), the Borrower shall not have to deliver such monthly Borrowing Base Certificate under clause (C) above.

(n)                                 Chapter 11 Case Filings.  As soon as practicable in advance of filing with the Bankruptcy Court or delivering to the Official Creditors’ Committee appointed in the Chapter 11 Cases or to the United States Trustee for the Chapter 11 Cases, as the case may be, the Final Borrowing Order (which must be in form and substance satisfactory to the Administrative Agent), all pleadings, motions, applications, judicial information, financial information and other documents and, without limiting the generality of the foregoing, any and all information and developments in connection with any proposed Asset Sale, including, without limitation, any letters of intent, commitment letters or engagement letters received by the Borrower or any of its Subsidiaries, and any other event or condition which is reasonably likely to have a material effect on Parent or any of its Subsidiaries or the Chapter 11 Cases, including, without limitation, the progress of any disclosure statement or any proposed Reorganization Plan.

(o)                                 Information Under Other Documentation.  Simultaneously with delivery to the Prepetition Secured Parties, each notice, report or other information required to be delivered pursuant to the terms of the Prepetition Loan Documents (other than routine administrative notices and correspondence unrelated to any failure by any Debtor to perform thereunder) to the extent not otherwise required to be delivered hereunder.

(p)                                 Additional Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent (on behalf of itself or any Lender) may reasonably request.

SECTION 5.04.Financial Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will not:

(a)                                  Minimum Cumulative Net Cash Flow.  Permit, for any period set forth in the Minimum Net Cash Flow Schedule, cumulative Net Cash Flow for the Borrower and its Subsidiaries for such period to be less than the amount set forth opposite such period in the Minimum Net Cash Flow Schedule.

The Borrower shall deliver (i) the Minimum Net Cash Flow Schedule on the Closing Date, setting forth for each week from the Closing Date through November 30, 2009, and for each month from December 2009 to June 2010, the Minimum Cumulative Net Cash Flow for such period and (ii) an amended Minimum Net Cash Flow Schedule on or prior to the two week anniversary of the Closing Date, in form and substance satisfactory to the Instructing Group, setting forth for each week from the Closing Date through June 30, 2010 (including for each week included in the months of December 2009 to June 2010, provided that no change shall be made in respect of each week previously included in the form of Minimum Net Cash Flow Schedule delivered on the Closing Date for each week included in October 2009 and November 2009), the Minimum Cumulative Net Cash Flow for such period.

(b)                                 Minimum Liquidity.  Directly or indirectly, permit as of the close of business on any Business Day, Liquidity to be less than $25,000,000; provided that Liquidity shall be calculated without giving effect to the unutilized amount of Commitments of any Defaulting Lender. The Borrower shall, on each Business Day, deliver to the Administrative Agent a report setting forth the Liquidity at the end of the previous Business Day.

(c)                                  Receipts and Disbursements Variance.  Permit for each 4-week period, commencing with the 4-week period ending on Friday, November 6, 2009, (each such 4-week period, a “Variance Period”):

(i)                                     the sum of the line items comprising “Total Operating Disbursements” as set forth in the most recent DIP Forecast for such Variance Period to exceed, on a percentage deviation basis, the budgeted amount of “Total Operating Disbursements” set forth in the most recent DIP Forecast for such Variance Period, by more than 125%; and

(ii)                                  the aggregate amount of the sum of the line items comprising “Total Receipts” as set forth in the most recent DIP Forecast for such Variance Period to be less, on a percentage deviation basis, than 75% of the budgeted amount of “Total Receipts” set forth in the most recent DIP Forecast for such Variance Period;

provided that to the extent the Borrower delays the payment of any operating disbursement set forth for any Variance Period for any reason (other than through the exercise of good faith business judgment: (w) as a result of more favorable negotiated terms; (x) to defer disbursements that do not materially and adversely affect any material trade creditor relationship, (y) to dispute such payment or (z) to preserve, enhance or avoid diminution in value of, any Collateral without materially and adversely affect any material trade creditor relationship), such operating disbursement shall be deemed to have been paid in the Variance Period projected therefor in the most recent DIP Forecast for the purposes of determining compliance with this Section 5.04(d).

(d)                                 FAS 159.  Notwithstanding any other provision contained herein or in any other Loan Document, all terms of an accounting or financial nature used herein or in any other Loan Document shall be construed, and all computations of amounts and ratios referred to herein or in any other Loan Document shall be made at all times hereafter, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                  Non-payment. the Borrower shall (i) fail to pay any principal of any Advance owing by it when the same shall become due and payable or (ii) fail to pay any interest on any Advance owing by it, or any fees payable pursuant to Section 2.08, or any other amounts owing by it under any Loan Document, in each case within three days after the due date thereof; or

(b)                                 Representations and Warranties. any representation or warranty made by any Loan Party in any Loan Document or any certificate delivered or required to be delivered pursuant thereto shall prove to have been untrue in any material respect on the date as of which made or deemed made; or

(c)                                  Specific covenants. the Borrower shall default in the due performance or observance by it of any term, covenant or agreement required to be performed or observed by it contained in Section 2.14, 2.20, 5.01(j), 5.01(k), 5.01(n), 5.01(q), 5.02, 5.03(a), 5.03(b), 5.03(c), 5.03(d), 5.03(e), 5.03(f), 5.03(g), 5.03(j), 5.03(m) or 5.04; or

(d)                                 Other defaults. any Loan Party shall default in the due performance or observance by it of any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender Party; or

(e)                                  Cross-Default. any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt incurred on or after the Interim Borrowing Order Entry Date (other than the Obligations) that is outstanding in a principal amount of at least $2,500,000 (or its equivalent in another currency) either individually or in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made other than in connection with a sale of assets permitted by Section 5.02(d), in each case prior to the stated maturity thereof; or

(f)                                    Bankruptcy, etc. any Subsidiary of a Loan Party that is not a Debtor shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Subsidiary of a Loan Party that is not a Debtor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)                                 Judgments. one or more Post Petition judgments or decrees shall be entered against the Borrower or any of the Subsidiaries involving a liability of $5,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and its Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

(h)                                 Invalidity of Loan Documents. any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(k) hereof shall for any reason cease to be valid and binding on or enforceable against any Loan Party to it, or any such Loan Party shall so state in writing or any of the Loan Parties shall so assert in any pleading filed in any court; or

(i)                                     Collateral Documents. any Collateral Document after delivery thereof pursuant to Section 3.01 or 5.01(k) hereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; or

(j)                                     Noteholder Restructuring Support Lockup Agreement. the Noteholder Restructuring Support Lockup Agreement (or any material provision thereof) shall for any reason (i) be repudiated by, cease to be valid and binding on or be held to be unenforceable against, any party to it, or any party to it shall so state in writing or so assert in any pleading filed in any court or proceeding or (ii) be terminated, whether as a result of illegality, the occurrence of an event of default thereunder, by operation of law, by the exercise by any party of any termination right thereunder or for any other reason; or

(k)                                  New Capital Commitment Agreement.  the New Capital Commitment Agreement (or any material provision thereof) shall for any reason (i) be repudiated by, cease to be valid and binding on or be held to be unenforceable against, any backstop commitment provider party to it, or any party to it shall so state in writing or so assert in any pleading filed in any court or proceeding or (ii) be terminated, whether as a result of illegality, the occurrence of an event of default thereunder, by operation of law, by the exercise by any party of any termination right thereunder or for any other reason; or

(l)                                     Change of Control. any Change of Control shall occur; or

(m)                               ERISA. (i) any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Internal Revenue Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall fail to satisfy the minimum funding standard; or any Loan Party or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Internal Revenue Code (including the giving of written notice thereof), (ii) there could result from any event or events set forth in clause (i) of this Section 6.01(m) the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability, and (iii) such lien, security interest or liability will or would be reasonably likely to result in a liability of any Loan Party or any ERISA Affiliate to be pari passu with or senior to the claims of the Administrative Agent and the Lenders against the Loan Parties hereunder; or

(n)                                 Chapter 11 Cases. the occurrence of any of the following:

(i)                                     Dismissal or conversion of Chapter 11 Cases. the Chapter 11 Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or the Borrower or any of its Subsidiaries shall file a motion or other pleading seeking the dismissal of any of the Chapter 11 Cases under Section 1112 of the Bankruptcy Code or otherwise; a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in the Chapter 11 Cases; or

(ii)                                  Superpriority Claim. an application shall be filed by the Borrower or any of its Subsidiaries for the approval of any other Superpriority Claim in any of the Chapter 11 Cases that is pari passu with or senior to the claims of the Administrative Agent and the Lenders against the Loan Parties hereunder, or there shall arise or be granted any such pari passu or senior Superpriority Claim, in each case except for (i) the Carve-Out and (ii) the Senior Third Party Liens; or

(iii)                               Relief from Automatic Stay. the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Loan Parties that have a fair market value in excess of $1,000,000 individually or $2,500,000 in the aggregate; or

(iv)                              Validity of Orders. the Interim Borrowing Order shall cease to be in full force and effect and the Final Borrowing Order shall not have been entered or deemed to have been entered prior to such cessation, or the entry of the Final Borrowing Order shall not have occurred within 45 days after the Petition Date or the Final Borrowing Order shall cease to be in full force and effect, or the Borrower’s authority to borrow funds or use cash collateral hereunder or under the Interim Borrowing Order and Final Borrowing Order, as applicable, shall have otherwise terminated; or

(v)                                 Compliance with terms of Orders. the Borrower or any of its Subsidiaries shall fail to comply with any of the terms of the Interim Borrowing Order or the Final Borrowing Order, as applicable; or

(vi)                              Modification of Orders. an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, replacing, staying for a period in excess of 10 days, vacating or otherwise modifying the Interim Borrowing Order or the Final Borrowing Order, as applicable, without the prior written consent of the Administrative Agent and the Majority Lenders; or

(vii)                           Abstention by Bankruptcy Court. the Bankruptcy Court shall abstain from hearing any Chapter 11 Case, or the Borrower or any of its Subsidiaries shall so move or support any motion brought by any third party seeking such relief; or

(viii)                        New Credit. the filing of any motion to obtain credit from any Person other than the Administrative Agent and the Lenders, unless in connection therewith all the Obligations shall first be paid indefeasibly in full in cash (including the cash collateralization of Letters of Credit in accordance with the terms hereof); or

(ix)                                Cram-down Plan. the Borrower or any of the Subsidiaries shall file any Reorganization Plan that is inconsistent with the terms of the Restructuring Support Lockup Agreements and/or which otherwise fails to provide for the payment in full in cash of all the Obligations upon the effective date thereof (such plan, a “Cram-down Plan”), the Borrower or any of its Subsidiaries shall fail to timely object to any Cram-down Plan filed by any other party-in-interest in the Chapter 11 Cases, or the Bankruptcy Court shall approve a disclosure statement in respect of any Cram-down Plan; or

(x)                                   Prepetition Payments. except as permitted by and subject to the terms of the Final Borrowing Order, the Borrower or any of its Subsidiaries shall make any Prepetition Payment other than Prepetition Payments authorized by the Bankruptcy Court in respect of: (i) accrued payroll and related expenses and employee benefits as of the Petition Date, (ii) the satisfaction and termination of the Prepetition Debt, (iii) First Day Orders and approved critical vendor payments not in excess of $22,000,000 in the aggregate and (iv) any other payments set forth in the DIP Budget; or

(xi)                                Avoidance Actions. the Borrower or any of its Subsidiaries shall seek to, or shall support (in any such case by way of, inter alia, any motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of the Borrower or any of its Subsidiaries) any other Person’s motion relating to any Avoidance Action or to otherwise, disallow or subordinate in whole or in part the Administrative Agent’s or any Lender’s claim in respect of the Prepetition Debt or the Obligations or to otherwise challenge the validity, enforceability, perfection or priority of the Liens in favor of the Administrative Agent or any Lender or the Prepetition Administrative Agent or any Prepetition Lender (including, without limitation, the Liens securing the Prepetition Debt owed to the Prepetition Administrative Agent, the Prepetition Collateral Agent or such Prepetition Lender); or

(xii)                             Support Actions. the Borrower or any of its Subsidiaries shall file any pleading seeking, or otherwise consenting to, or shall support or acquiesce in any other Person’s motion as to, any of the matters set forth in clauses (i) – (xi) above or (xiii) below or fail to timely object to any such pleading filed by any third party; or

(xiii)                          Pleadings. the Bankruptcy Court shall grant a motion with respect to any pleading set forth in clause (xii) above;

(xiv)                         Last Out Term Advances. any payment, distribution or other consideration in respect of the Last Out Term Advances is made prior to the First Out Final Payment Date (other than payments of interest pursuant to Section 2.20(c), payments of fees, enhanced yield, costs and expenses pursuant to Section 2.20(d) or the payment of any gross-up amount by the Borrower to any Last Out Term Lender pursuant to Section 2.20(e));

(xv)                            Termination of Exclusive Right to File.  the Borrower’s or any of its Subsidiary’s exclusive right to file a chapter 11 plan pursuant to Section 1121 of the Bankruptcy Code shall have terminated;

(xvi)                         Material Adverse Effect. any non-monetary judgment or order with respect to a Post Petition event shall be rendered against the Borrower or any of its Subsidiaries that does or could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(o)                                 Material Impairment.  the Borrower or any Subsidiary shall file a motion, pleading or proceeding which could reasonably be expected to result in a material impairment of the rights or interests of the Lenders or a determination by a court with respect to a motion, pleading or proceeding brought by another party which results in such a material impairment, then, and in any such event, without limiting the rights and remedies available to any Lender under the Interim Borrowing Order or (when entered) the Final Borrowing Order or applicable law, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrower (with a copy to counsel for the Official Creditors’ Committee appointed in the Chapter 11 Cases and to the United States Trustee for the District of Delaware), take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Loan Party, in each case without further order of or application to the Bankruptcy Court (provided that with respect to the enforcement of Liens or other remedies with respect to the Collateral under clause (v) below, the Administrative Agent shall provide the Borrower (with a copy to counsel for the Official Creditors’ Committee in the Chapter 11 Cases and to the United States Trustee for the District of Delaware) with five (5) Business Days’ written notice prior to taking the action contemplated thereby; in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing): (i) declare the obligation of each Lender to make Advances (other than Letter of Credit Advances by an Issuing Bank pursuant to Section 2.03(e)(i)), the obligations of the Swingline Bank to make Swingline Advances) and of any Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (iii) by notice to each party required under the terms of any agreement in support of which a standby Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable (iv) set off amounts in the Cash Collateral Account or any other accounts maintained with the Administrative Agent and apply such amounts to the obligations of the Borrower and the Subsidiary Guarantors hereunder and in the other Loan Documents and (v) exercise any and all remedies under the Loan Documents and under applicable law available to the Administrative Agent and the Lenders.

SECTION 6.02.  Application of Funds.  On or after the exercise of any of the remedies provided in the last paragraph of Section 6.01, (x) all moneys collected by the Administrative Agent (or, to the extent any Collateral Document executed by a Loan Party requires proceeds of collateral thereunder to be applied in accordance with the provisions of this Agreement, the pledgee, assignee, mortgagee or other corresponding party under such Collateral Document) upon any sale or other disposition of the Collateral and (y) all other moneys received by the Administrative Agent hereunder (or, to the extent any Collateral Document executed by a Loan Party requires proceeds of collateral thereunder to be applied in accordance with the provisions of this Agreement, the pledgee, assignee, mortgagee or other corresponding party under such Collateral Document) upon any exercise of remedies hereunder, in each case on account of the Obligations or the Cash Management Obligations, shall be applied by the Administrative Agent in the following order:

(a)                                  First, to payment of any and all sums advanced by the Administrative Agent in order to preserve the Collateral or preserve its security interest in the Collateral;

(b)           Second, to the extent proceeds remain after the application pursuant to preceding clause, in the event of any proceeding for the collection or enforcement of any Obligations or Cash Management Obligations, after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Administrative Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs;

(c)           Third, to the extent proceeds remain after the application pursuant to preceding clause, to payment of that portion of the Obligations and Cash Management Obligations that are Primary Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including fees and expenses of counsel to the Administrative Agent and the Lender Parties and the Cash Management Creditors) payable to the Administrative Agent and the Lenders and the Cash Management Creditors ratably among them in proportion to the amounts described in this clause Third payable to them;

(d)           Fourth, to the extent proceeds remain after the application pursuant to preceding clause, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances (other than Last Out Term Advances) and Cash Management Obligations constituting accrued and unpaid interest, in each case that are Primary Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth payable to them;

(e)           Fifth, to the extent proceeds remain after the application pursuant to preceding clause, to payment of that portion of the Obligations constituting unpaid principal of the Advances (other than Last Out Term Advances), that portion of the Cash Management Obligations constituting unpaid principal and to cash collateralize the aggregate Available LC Amount of all outstanding Letters of Credit in accordance with the requirements of Section 2.03(g), in each case that are Primary Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth payable to them;

(f)            Sixth, to the extent proceeds remain after the application pursuant to preceding clause, to the payment of all other Obligations and Cash Management Obligations (other than Unmatured Surviving Obligations) of the Loan Parties owing under or in respect of the Loan Documents and/or the Secured Cash Management Agreements that are due and payable to the Administrative Agent and the other Secured Parties on such date, in each case that are Primary Obligations, ratably based upon the respective aggregate amounts of all such Obligations and Cash Management Obligations (other than Unmatured Surviving Obligations) owing to the Administrative Agent and the other Secured Parties on such date;

(g)           Seventh, to the extent proceeds remain after the application pursuant to preceding clause, to payment of that portion of the Cash Management Obligations that are Secondary Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including fees and expenses of counsel to the respective Cash Management Creditors) payable to the respective Cash Management Creditors ratably among them in proportion to the amounts described in this clause Seventh payable to them;

(h)           Eighth, to the extent proceeds remain after the application pursuant to preceding clause, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Cash Management Obligations that are Secondary Obligations, ratably among the respective Cash Management Creditors in proportion to the respective amounts described in this clause Eighth payable to them;

(i)            Ninth, to the extent proceeds remain after the application pursuant to preceding clause, to payment of that portion of the Cash Management Obligations constituting unpaid principal, that are Secondary Obligations, ratably among the respective Cash Management Creditors in proportion to the respective amounts described in this clause Ninth payable to them;

(j)            Tenth, to the extent proceeds remain after the application pursuant to preceding clause, to the payment of all other Cash Management Obligations (other than Unmatured Surviving Obligations) of the Loan Parties owing under or in respect of the Secured Cash Management Agreements due and payable to the respective Cash Management Creditors on such date, that are Secondary Obligations, ratably based upon the respective aggregate amounts of all such Cash Management Obligations (other than Unmatured Surviving Obligations) owing to the respective Cash Management Creditors on such date;

(k)           Eleventh, to the extent proceeds remain after the application pursuant to preceding clause, to payment of that portion of the Obligations that are Last Out Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Last Out Term Lenders ratably among them in proportion to the amounts described in this clause Eleventh payable to them;

(l)            Twelfth, to the extent proceeds remain after the application pursuant to preceding clause, to payment of that portion of the Obligations constituting accrued and unpaid interest on Last Out Term Advances, ratably among the Last Out Term Lenders in proportion to the respective amounts described in this clause Twelfth payable to them;

(m)          Thirteenth, to the extent proceeds remain after the application pursuant to preceding clause, to payment of that portion of the Obligations constituting unpaid principal on Last Out Term Advances, ratably among the Last Out Term Lenders in proportion to the respective amounts described in this clause Thirteenth payable to them;

(n)           Fourteenth, to the extent proceeds remain after the application pursuant to preceding clause, to the payment of all other Last Out Obligations (other than Unmatured Surviving Obligations) of the Last Out Term Lenders owing under or in respect of the Loan Documents that are due and payable to the Last Out Term Lenders on such date ratably based upon the respective aggregate amounts of all such Obligations (other than Unmatured Surviving Obligations) owing to the Last Out Term Lenders on such date;

(o)           Last, to the extent proceeds remain after the application pursuant to preceding clause, the balance, if any, after all of the Obligations and Cash Management Obligations (other than Unmatured Surviving Obligations) have been indefeasibly paid in full, no Letters of Credit shall be outstanding that have not been cash collateralized in a manner satisfactory to the Administrative Agent and each Issuing Bank that issued them and the Commitments shall have been terminated, to the Borrower or as otherwise required by law.

For the purposes of applying payments received in accordance with this Section 6.02, the Administrative Agent shall be entitled to rely upon the Cash Management Creditors for a determination (which each Cash Management Creditor agrees (or shall agree) to provide upon request of the Administrative Agent) of the outstanding Cash Management Obligations of the Loan Parties owed to the Cash Management Creditors.  Unless it has received written notice from a Cash Management Creditor to the contrary, the Administrative Agent, in acting hereunder, shall be entitled to assume that no Secured Cash Management Agreements are in existence.

Subject to the other limitations (if any) set forth herein and in the other Loan Documents and Secured Cash Management Agreements, it is understood that the Loan Parties shall remain liable (as and to the extent set forth in the Loan Documents and Secured Cash Management Agreements) to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations and Cash Management Obligations of the Loan Parties.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01.Authorization and Action.  Each Lender Party (in its capacities as a Lender, the Swingline Bank (if applicable) and an Issuing Bank (if applicable)) hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and the Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall not incur any liability to any Lender Party and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Majority Lenders (or, if so specified by this Agreement, any applicable greater percentage of Lenders).  The Administrative Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02.Administrative Agent’s Reliance, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Without limitation of the generality of the foregoing, the Administrative Agent:  (a) may deem and treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and any permitted assignee or transferee, as assignee, as provided in Section 8.07; (b) with respect to any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, may consider as conclusive and binding any such request, authority or consent of such Person, as applicable, on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefore; (c) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (d) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any recitals, statements, information, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (e) shall not have any duty to ascertain or to inquire as to (x) the performance or observance of any of the terms, provisions, covenants or conditions of this Agreement or any Loan Document on the part of any Loan Party, (y) the financial condition of any Loan Party or (z) the existence or possible existence of any Default; (f) shall not have any duty to inspect the property (including the books and records) of any Loan Party; (g) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, collectability, sufficiency or value of any Loan Document, the financial condition of the Borrower or any of its Subsidiaries or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (h) shall incur no liability under or in respect of any Loan Document by acting upon any notice, statement, consent, order, certificate or other instrument or writing (which may be by telegram, telecopy, telex, cablegram or electronic mail) or telephone message believed by it to be genuine and signed, sent or made by the proper party or parties.

SECTION 7.03.DBTCA and Affiliates.  With respect to its Commitments, the Advances made by it and the Notes issued to it, DBTCA shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not the Administrative Agent; and the term “Lender Party” or “Lender Parties” or any similar terms shall, unless otherwise expressly indicated, include DBTCA in its individual capacity.  DBTCA and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if DBTCA were not the Administrative Agent and without any duty to account therefor to the Lender Parties.  DBTCA may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lender Parties.

SECTION 7.04.Lender Party Credit Decision.  Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender Party or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

SECTION 7.05.Indemnification.  (a) Each Lender Party severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Without limitation of the foregoing, each Lender Party agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower.  For purposes of this Section 7.05(a), the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective

Lender Parties, (ii) their respective Pro Rata Shares of the aggregate principal amount of all Swingline Advances outstanding at such time made by the Swingline Bank, (iii) their respective Pro Rata Shares of the aggregate Available LC Amount of all Letters of Credit outstanding at such time and (iv) their respective Unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Swingline Advances owing to the Swingline Bank and the aggregate principal amount of Letter of Credit Advances owing to each Issuing Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments.  In the event that any Defaulted Advance shall be owing by any Defaulting Lender at any time, such Lender Party’s Commitment shall be considered to be unused for purposes of this Section 7.05(a) to the extent of the amount of such Defaulted Advance.  The failure of any Lender Party to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender Party to the Administrative Agent as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Administrative Agent for such other Lender Party’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05(a) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

(b)           Each Lender severally agrees to indemnify the Swingline Bank and each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Swingline Bank or such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Swingline Bank or such Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Swingline Bank’s or such Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Without limitation of the foregoing, each such Lender Party agrees to reimburse the Swingline Bank and each Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Swingline Bank or such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.  For purposes of this Section 7.05(b), the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate principal amount of all Swingline Advances outstanding at such time made by the Swingline Bank, (iii) their respective Pro Rata Shares of the aggregate Available LC Amount of all Letters of Credit outstanding at such time issued by such Issuing Bank and (iv) their respective Unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Swingline Advances owing to the Swingline Bank and the aggregate principal amount of Letter of Credit Advances owing to such Issuing Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments.  In the event that any Defaulted Advance shall be owing by any Defaulting Lender at any time, such Lender Party’s Commitment shall be considered to be unused for purposes of this Section 7.05(b) to the extent of the amount of such Defaulted Advance.  The failure of any Lender Party to reimburse the Swingline Bank or any Issuing Bank promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the Swingline Bank or such Issuing Bank as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Swingline Bank or such Issuing Bank for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Swingline Bank or such Issuing Bank for such other Lender Party’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05(b) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06.Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrower.  Any such resignation by the Administrative Agent shall also constitute its resignation as the Swingline Bank and as an Issuing Bank, in which case the resigning Administrative Agent (x) shall not be required to make any additional Swingline Advances or issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as Swingline Bank, as the case may be, with respect to any Swingline Advances made by it, or any Letters of Credit issued by it, prior to the date of such resignation.  Upon any such resignation, the Majority Lenders shall, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and such consent not to be required if an Event of Default then exists) have the right to appoint a successor Administrative Agent.  Such successor Administrative Agent shall serve until such time, if any, as the Majority Lenders appoint a new successor Administrative Agent as provided above.  If no successor Administrative Agent has been appointed by the 20th Business Day after the date such notice of resignation was given by the retiring Administrative Agent, such retiring Administrative Agent’s resignation shall become effective and the Majority Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided above.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders and consented to by the Borrower, and shall have accepted such appointment, within 15 Business Days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lender Parties and with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and such consent not to be required if an Event of Default then exists) appoint a successor Administrative Agent, which shall be a commercial bank or trust company organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan

Documents. Notwithstanding the foregoing, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents upon the effectiveness of its resignation pursuant to the fourth sentence of this Section 7.06.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, such retiring Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents, and the provisions of this Article VII and Section 8.04 (and the analogous provisions of the other Loan Documents) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

SECTION 7.07.Lead Arranger; Syndication Agent.  The Lead Arranger and the Syndication Agent shall have no duties or obligations under this Agreement or the other Loan Documents in their respective capacities as Lead Arranger and Syndication Agent, as the case may be.

SECTION 7.08.Collateral Matters.  (a)  Each Lender authorizes and directs the Administrative Agent to enter into the Collateral Documents for the benefit of the Lenders and the other Secured Parties.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Majority Lenders in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents.

(b)           The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 7.08 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 7.09.Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary of any Loan Party, the Majority Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.Amendments, Etc.  (a)  General.  No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by (i) the Majority Lenders and (ii) any other Lender, the consent of which is required pursuant to any of Section 8.01(b) through (h), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)           All First Out Lenders.  No amendment, waiver or consent shall, unless in writing and signed by all of the Revolving Credit Lenders (other than any such Lender that is, at such time, a Defaulting Lender), do any of the following at any time:

(i)            amend, waive or modify any provision of Section 2.20,

(ii)           waive any of the conditions specified in Section 3.01 or, in the case of any Borrowing after the Final Borrowing Order Entry Date, Section 3.02 or, in the case of any Borrowing, Section 3.03,

(iii)          change the number of Revolving Credit Lenders or the percentage of (x) the Revolving Credit Commitments, (y) the aggregate unpaid principal amount of the Revolving Credit Advances or (z) the aggregate Available LC Amount of outstanding Letters of Credit that, in each case, shall be required for the Revolving Credit Lenders or any of them to take any action hereunder,

(iv)          amend the definition of “Supermajority Revolving Credit Lenders”,

(v)           amend, waive or modify any provision this Section 8.01,

(vi)          increase the Commitment of any Revolving Credit Lender or subject any Revolving Credit Lender to any additional obligations,

(vii)         postpone any date fixed for any payment of principal or interest on the Revolving Credit Notes or any reimbursement obligation in respect of any Swingline Advance or Letter of Credit or Letter of Credit Advance or any fees or other amounts payable hereunder or the final maturity date of the Revolving Credit Facility (except in accordance with the express terms of this Agreement as of the original date hereof in accordance with Section 2.19),

(viii)        reduce the principal of, or interest (other than a waiver of increased interest following Default pursuant to Section 2.07(b)) on, the Revolving Credit Notes or any reimbursement obligation in respect of any Swingline Advance or Letter of Credit or Letter of Credit Advance or any fees or other amounts payable hereunder,

(ix)           increase the advance rate used in the calculation of Inventory Formula Amount or Accounts Formula Amount,

(x)            (other than pursuant to any transaction permitted under Section 5.02(d) or except as expressly provided for in any Loan Document), release all or substantially all of the Collateral in any transaction or series of related transactions,

(xi)           (other than pursuant to any transaction permitted under Section 5.02(c) or Section 5.02(d) or except as expressly provided for in any Loan Document), release all or substantially all of the Loan Parties (other than the Borrower) from their obligations as guarantor under the Guarantee and Collateral Agreement in any transaction or series of related transactions, or

(xii)          otherwise limit the Borrower’s liability with respect to the Obligations owing to the Administrative Agent and the First Out Lender Parties under any of the Loan Documents.

(c)           Affected First Out Lenders.  No amendment, waiver or consent shall, unless in writing and signed by each affected Revolving Credit Lender (other than any such Lender that is, at such time, a Defaulting Lender) (i) reduce, postpone or change the order of application of, or right to decline to receive, any repayment or prepayment of principal required to be paid pursuant to Sections 2.04 or 2.06, or (ii) amend, waive or modify Section 6.02 if such amendment, waiver or modification would adversely affect such Revolving Credit Lender.

(d)           All Last Out Term Lenders.  No amendment, waiver or other modification shall, unless in writing and signed by each Last Out Term Lender (other than any such Lender that is, at such time, a Defaulting Lender), do any of the following at any time:

(i)            amend, waive or modify any provision of Section 2.20,

(ii)           waive any of the conditions specified in Sections 3.01(a), (b), (c), (f), (h), (i), (j) (other than paragraphs (j)(vii), (j)(viii), (j)(ix), (j)(xi) or (j)(xii)) or Section 3.03(a),

(iii)          amend, waive or modify any provision of this Section 8.01(d), or Section 8.01(e) or Section 8.01(f),

(iv)          increase the Commitment of any Last Out Term Lender or subject any Last Out Term Lender to any additional obligations,

(v)           postpone any date fixed for any payment of principal or interest on the Last Out Term Notes or any fees or other amounts payable hereunder or the final maturity date of the Last Out Term Facility (except in accordance with the express terms of this Agreement as of the original date hereof in accordance with Section 2.19),

(vi)          reduce the principal of, or interest (other than a waiver of increased interest following Default pursuant to Section 2.07(b)) on, the Last Out Term Notes or any fees or other amounts payable hereunder, or

(vii)         amend, waive or modify any provision of this Agreement or any other Loan Document that would limit or eliminate any consent or approval right granted to the Last Out Term Lenders or the Last Out Requisite Lenders.

(e)           Affected Last Out Term Lenders.  No amendment, waiver or other modification shall, unless in writing and signed by the Last Out Requisite Lenders and each affected Last Out Term Lender (other than any such Lender that is, at such time, a Defaulting Lender), amend, waive or modify Section 6.02 if such amendment, waiver or modification would adversely affect such Last Out Term Lender.

(f)            Last Out Requisite Lenders.  No amendment, waiver or consent shall, unless in writing and signed by the Last Out Requisite Lenders:

(i)            amend the definition of “First Out Final Payment Date”,

(ii)           waive any of the conditions specified in Sections 3.01(d), (e) (j)(viii), (j)(ix), (k), (l), (m), (n), (o), (p), (q) or (r), or

(iii)          increase the Commitment of any First Out Lender or otherwise increase the amount of First Out Obligations having priority ahead of the Last Out Obligations pursuant to Section 2.20 and the other provisions of this Agreement and the Collateral Documents.

(g)           Supermajority Revolving Credit Lenders.  No amendment, waiver or consent shall, unless in writing and signed by the Supermajority Revolving Credit Lenders,

(i)            amend the definition of “Dominion Period”,

(ii)           amend or expand any of the following definitions, in each case the effect of which would be to increase the amounts available for borrowing hereunder: “Availability Reserves”, “Borrowing Base”, “Eligible Accounts”, “Eligible Inventory” and “Specified Reserves” (including, in each case, the defined terms used therein), provided that the Administrative Agent can in accordance with the terms hereof introduce new criteria the effect of which would be to reduce the amounts available for borrowing hereunder and, following such introduction, may modify or eliminate such new criteria, in each case with respect to “Availability Reserves”, “Eligible Accounts”, “Eligible Inventory” and “Specified Reserves” and any such change will not be deemed to require a Supermajority Revolving Credit Lender consent, provided further that notwithstanding the foregoing proviso, in the case of the establishment, modification or elimination of Specified Reserves, the Administrative Agent shall at all times act in accordance with any direction given by a member of the Instructing Group in accordance with the definition of “Specified Reserves”.

(h)                                 Swingline Bank, Issuing Bank and Administrative Agent.  No amendment, waiver or consent shall, unless in writing and signed by the Swingline Bank and each affected Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swingline Bank or such Issuing Bank, as the case may be, under this Agreement; and no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement.

SECTION 8.02.Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed or transmitted by telecopier or electronic mail or delivered, if to the Borrower, to its address at P.O. Box 15600, 7140 Office Circle, Evansville, IN 47716, Attn:  Office of General Counsel; if to any Initial Lender or the Initial Issuing Bank, to its Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, to its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; and if to the Administrative Agent, to its address at 60 Wall Street, at Deutsche Bank Trust Company Americas, 60 Wall Street, MS NYC60-0208, New York, New York 10005, Attention: Omayra Laucella; or, as to the Borrower or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent pursuant to this Section 8.02; provided that materials required to be delivered pursuant to Section 5.03(a), (b), (c), (g), (l) and (m) shall be delivered to the Administrative Agent in an electronic medium in a format reasonably acceptable to the Administrative Agent.  All such notices and communications shall, when mailed or transmitted by telecopier or electronic mail, be effective when deposited in the mail, transmitted by telecopier or confirmed by electronic mail, respectively, except that notices and communications to the Administrative Agent pursuant to Sections 2.02, 2.03, 2.05, 2.06(a) and 2.09(a) and with respect to selected Interest Periods in respect of Eurodollar Rate Advances shall not be effective until received by the Administrative Agent.  Delivery by telecopier or by electronic mail in PDF format of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

SECTION 8.03.No Waiver; Remedies.  No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04.Costs, Expenses.  (a)  The Borrower agrees to pay on demand (i) all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review or examination, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of White & Case LLP, special New York counsel, Stikeman Elliott LLP, Canadian counsel and Fox Rothschild, Delaware counsel for the Administrative Agent with respect thereto, with respect to advising the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto), (ii) all costs and expenses of the Administrative Agent and the Lender Parties in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto), (iii) all costs and expenses of the Swingline Bank and each Issuing Bank in connection with the Back-Stop Arrangements entered into by such Persons and (iv) the reasonable and documented fees and expenses of Finn Dixon & Herling LLP, counsel to General Electric Capital Corporation, Nixon Peabody LLP, counsel to Eaton Vance Management, and Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Last Out Term Lenders.

(b)                                 The Borrower agrees to indemnify and hold harmless the Administrative Agent, each Lender Party and each of their Affiliates and their officers, directors, trustees, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, any real property owned by, leased by or leased to any Loan Party, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent, in each case, such claim, damage, loss, liability or expense is found in a final, non appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

(c)                                  If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(c), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d)                                 If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e)                                  Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 8.05.Right of Set off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Note or Notes (if any) held by such Lender Party, irrespective of whether such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured.  Each Lender Party agrees promptly to notify the Borrower after any such set off and application; provided, however, that the failure to give such notice shall not affect the validity of such set off and application.  The rights of each Lender Party and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set off) that such Lender Party and its respective Affiliates may have.  Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 8.05 shall be subject to the provisions of Section 2.20(q).

SECTION 8.06.Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Initial Lender, the Swingline Bank and the Initial Issuing Bank that such Person has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or Obligations hereunder or any interest herein without the prior written consent of the Lender Parties.

SECTION 8.07.Assignments and Participations.  (a)  Each Lender may assign all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment (if still in existence) and the Advances at the time owing to it and the Note or Notes held by it) to one or more assignees (other than (x) the Borrower, any

Subsidiary or any of their respective Affiliates and (y) any natural Person); provided, however, that (i) (x) the Administrative Agent (and, regardless of the identity of the assignee, each Issuing Bank) must consent to such assignment in writing (which consent may not be unreasonably withheld or delayed), except in the case of an assignment by a Lender to an Affiliate of such Lender, to another Lender or to a Related Fund of a Lender, and (y) the Borrower must consent to such assignment in writing (which may not be unreasonably withheld or delayed) at any time when no Default or Event of Default is continuing hereunder, except in the case of an assignment by a Lender to an Affiliate of such Lender, to another Lender or to a Related Fund of a Lender, (ii) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Revolving Credit Facility or the Last Out Term Facility, (iii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Related Fund of any Lender or an assignment which will result in a group of Lenders which are managed by the same Person holding a Commitment or an Advance (as the case may be) of not less than $1,000,000 or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or integral multiples of $200,000 in excess thereof), (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and, other than in the case of an assignment to an Affiliate of such Lender, a processing and recordation fee of $3,500, provided that only one such fee shall be payable in connection with simultaneous assignments by or to two or more Related Funds, and (iv) for the avoidance of doubt, (A) any assignment of Advances that are Last Out Term Advances shall continue to be Last Out Term Advances and (B) the related Assignment and Acceptance shall expressly provide that the Advances so assigned are Last Out Term Advances.

(b)                                 Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (y) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.12 and 8.04).

(c)                                  By executing and delivering an Assignment and Acceptance, the Lender Party assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d)                                 The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment of, and principal amount of the Advances owing under the DIP Facility to, each Lender Party from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.  In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of the assignee or transferee of such Lender’s interest in an amount equal to the Commitment assumed by it under the DIP Facility pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder.  Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A.

(f)                                    Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s rights and obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest (other than increased interest following Default pursuant to Section 2.07(b)) on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone the Termination Date, or date fixed for payment of interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, and (vi) the Borrower shall not be subject to any increased liability to any Lender Party pursuant to this Agreement by virtue of such participation.

(g)                                 Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(h)                                 Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(i)                                     Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the Advances owing to it and the Note or Notes held by it to the trustee or other representative for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided that, unless and until such trustee or other representative actually becomes a Lender in compliance with the other provisions of this Section 8.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee or representative shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee or representative may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

SECTION 8.08.Replacements of Lenders Under Certain Circumstances.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10 or 2.12, (b) is affected in the manner described in Section 2.10(c) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement bank or institution shall purchase and acquire, at par all Unused Revolving Credit Commitments of, and Advances and pay an amount equal thereto and pay such other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11 or 2.12, as the case may be, owing to, such replaced Lender, in each case prior to the date of replacement (iv) the replacement bank or institution shall pay to the Swingline Bank an amount equal to such replaced Lender’s Pro Rata Share of any Mandatory Borrowing to the extent that such amount was not previously made available by the replaced Lender to the Swingline Bank in accordance with Section 2.02(c)), in each case prior to the date of replacement, (v) the replacement bank or institution shall pay to each Issuing Bank an amount equal to such replaced Lender’s participation in Letter of Credit Outstandings (to the extent that at such time any Letter of Credit Advances have not been reimbursed in accordance with Section 2.03(e)(i) by such replaced Lender), in each case prior to the date of replacement, (vi) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 8.07 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender Party shall have against the replaced Lender.

SECTION 8.09.Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.10.No Liability of an Issuing Bank.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by any Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against an Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by such Issuing Bank’s (i) willful misconduct or gross negligence (as determined in a final, non appealable judgment by a court of competent jurisdiction) in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) willful failure (as determined in a final, non appealable judgment by a court of competent jurisdiction) to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 8.11.Confidentiality.  (a)  The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices.  Neither the Administrative Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (i) to the Administrative Agent’s or such Lender Party’s Affiliates and their officers, directors, trustees, employees, agents and advisors, to pledgees under Section 8.07(i) and to actual or prospective assignees and participants, and then only on a confidential basis, (ii) as required by any law, rule or regulation or judicial process and (iii) as requested or required by any state, federal or foreign authority or examiner regulating such Lender Party or the Administrative Agent.

(b)                                 The Borrower, the Administrative Agent and each Lender Party (and each of their respective officers, directors, employees, accountants, attorneys and other advisors, agents and representatives) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated by this Agreement or any other Loan Document and all materials of any kind (including opinions and other tax analyses) that are provided to any of them relating to such U.S. tax treatment and U.S. tax structure.

SECTION 8.12.Release of Collateral.  (a)  Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Administrative Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

(b)                                 Upon the sale, lease, transfer or other disposition of all of the capital stock of any Loan Party that is Subsidiary Guarantor in accordance with the terms of the Loan Documents and the Orders, the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence its release as a Subsidiary Guarantor from its Obligations under the Guarantee and Collateral Agreement in accordance with the terms of the Loan Documents.

SECTION 8.13.USA Patriot Act.  Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act.  This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent.

SECTION 8.14.Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have or abstains from jurisdiction, any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address specified in Section 8.02 and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)                                 Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.15.Judgment.  (a)  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any of the other Loan Documents in U.S. Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase U.S. Dollars with such other currency at DBTCA on the Business Day preceding that on which final judgment is given.

(b)                                 The obligation of the Borrower in respect of any sum due from it to any Lender Party or the Administrative Agent hereunder or under any of the other Loan Documents held by such Lender Party shall, notwithstanding any judgment in a currency other than U.S. Dollars, be discharged only to the extent that on the Business Day of receipt by such Lender Party or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender Party or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase U.S. Dollars with such other currency; if the U.S. Dollars so purchased are less than the sum originally due by the Borrower to such Lender Party or the Administrative Agent (as the case may be) in U.S. Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender Party or the Administrative Agent (as the case may be) against such loss, and if the U.S. Dollars so purchased exceed the sum originally due by the Borrower to any Lender Party or the Administrative Agent (as the case may be) in U.S. Dollars, such Lender Party or the Administrative Agent (as the case may be) agrees to remit to the Borrower such excess.

SECTION 8.16.Governing Law.  Subject to the jurisdiction of the Bankruptcy Court, this Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, United States (without regard to conflicts of laws principles) and, to the extent applicable, the Bankruptcy Code.

SECTION 8.17.Waiver of Jury Trial.  The Borrower, the Administrative Agent and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of the Administrative Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

SECTION 8.18.Parties Including Trustees; Bankruptcy Court Proceedings.  This Agreement, the other Loan Documents, and all Liens and other rights and privileges created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Debtor, the estate of each Debtor, and any trustee, other estate representative or any successor in interest of any Debtor in any Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code.  This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of the Administrative Agent and the Lenders and their respective assigns, transferees and endorsees.  The Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Case or any other bankruptcy case of any Debtor to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of any Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Administrative Agent file financing statements or otherwise perfect its Lien under applicable law.  No Debtor may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior written consent of the Administrative Agent and the Lenders.  Any such purported assignment, transfer, hypothecation or other conveyance by any Debtor without the prior express written consent of the Administrative Agent and the Lenders shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Debtor, the Administrative Agent and Lenders with respect to the transactions contemplated hereby, and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

SECTION 8.19.Prepetition Loan Documents.  The Borrower, on behalf of itself and the other Loan Parties, hereby agrees that (i) this Agreement is separate and distinct from the Prepetition Credit Agreement and (ii) the Prepetition Credit Agreement is in full force and effect.  The Borrower further agrees, on behalf of itself and the other Loan Parties, that by entering into this Agreement, Lenders do not waive any Default or Event of Default under the Prepetition Loan Documents or any of their liens, claims, priorities, rights and remedies thereunder.

SECTION 8.20.Conflict of Terms.  Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, and subject to the immediately following sentence, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.  NOTWITHSTANDING THE FOREGOING, IF ANY PROVISION IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONFLICTS WITH ANY PROVISION IN THE INTERIM BORROWING ORDER OR FINAL BORROWING ORDER, THE PROVISION IN THE INTERIM BORROWING ORDER OR FINAL BORROWING ORDER SHALL GOVERN AND CONTROL.

SCHEDULE I

The Debtors intend to file first day motions, including the following:

Notice of First Day Hearing and Agenda of Matters Scheduled for Hearing

Motion for an Order Directing Joint Administration of Cases Pursuant to Fed. R. Bankr. P. 1015(b) and Local Rule 1015-1

Declaration Of James Woodward In Support Of Chapter 11 Petitions And First Day Pleadings

Motion to Extend Deadline to File Schedules and Statements of Financial Affairs

Motion for Entry of an Order Providing That Official Committees are not Required to Provide Access to Confidential Information of the Debtors or to Privileged Information

Motion for Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals

Motion to Approve Debtors’ Motion for Order Under 11 U.S.C. §§ 105, 502 And 503 And Fed. R. Bankr. P. 2002, 3003(C)(3) And 9007 (I) Setting General Bar Date and Procedures for Filing Proofs of Claim and (II) Approving Form and Manner of Notice Thereof

Motion for Order Enforcing and Restating Automatic Stay and IPSO FACTO Provisions of the Bankruptcy Code

Motion to Allow Debtors’ Motion for Interim and Final Orders Pursuant 11 U.S.C. Sections 105, 363, 364, 503, 1107, and 1108 (I) Confirming Grant of Administrative Expense Status to Obligations Arising  from Postpetition Delivery of Goods and Services and (II) Confirming Grant of Administrative Expense Status to Obligations Arising from Prepetition Delivery of Goods Received Within 20 Days of the Petition Date and Authorizing But Not Directing Payment of Such Obligations in the Debtors’ Discretion in the Ordinary Course of Business

Pro Hac Vice Motions for Heller, Bacon & Reckler

Application to Employ Latham & Watkins LLP and Affiliates as Restructuring Counsel to The Debtors Nunc Pro Tunc to The Petition Date

Application to Employ Young Conaway Stargatt & Taylor and Affiliates as Restructuring Counsel to The Debtors Nunc Pro Tunc to The Petition Date

Application to Retain and Employ The Garden City Group, Inc. as Notice, Claims and Balloting Agent for the Debtors and Authorizing the Appointment of The Garden City Group, Inc. as Notice, Claims and Balloting Agent to the Office of the Clerk of the Court

Application to Employ Deloitte as Restructuring Advisor

Application to Retain PWP as Financial Advisor

Application Pursuant to Sections 327(a) and 328(a) of the Bankruptcy Code for an Order Authorizing the Debtors to Retain and Employ Edward Howard & Co. as Corporate Communications Consultants for the Debtors Nunc Pro Tunc to the Petition Date

Application Pursuant to Sections 327(a) and 428(a) of the Bankruptcy Code and Bankruptcy Rule 2014 for an Order Authorizing the Debtors to Retain and Employ Zolfo Cooper, LLC as Restructuring Consultants to the Debtors Nunc Pro Tunc to the Petition Date

Application to Retain BMO Capital Markets Corp. as Investment Banker

Application for an Order Pursuant to Sections 327(a) and 328(a) of the Bankruptcy Code Authorizing the Debtors to Retain and Employ Goodmans LLP as Canadian Bankruptcy Counsel for the Debtors Nunc Pro Tunc to the Petition Date

Application to Retain Hewitt Associates LLC

Motion to Authorize Retention of Professionals Utilized by Debtors in Ordinary Course of Business

Motion, pursuant to Sections 361, 362, 363 and 364 of the Bankruptcy Code and Rule 4001 of the Federal Rules of Bankruptcy Procedures, for Interim and Final Orders (A) Authorizing the Debtors to (I) Use Cash Collateral of the Prepetition Secured Parties, (II) Obtain Post-Petition Financing and (III) Provide Adequate Protection to the Prepetition Secured Parties and (B) Providing Notice and Scheduling Final Hearing

Motion to Authorize Debtors’ Motion for Interim and Final Orders Under 11 U.S.C. Sections 105(a), 361 and 363(b) Authorizing the Debtors to (I) Maintain Existing Insurance Policies and Pay All Policy Premiums and Brokers’ Fees Arising Thereunder or in Connection Therewith, (II) Continue Honoring Prepetition Insurance Premium Finance Agreements, and (III) Continue Grant of Security Interest to Insurance Premium Finance Companies

Motion For Order Under 11 U.S.C. §§ 345, 363, 364, 503(b)(1), 553, 1107, and 1108 and Local Rule 2015-2 (I) Authorizing Continued Use of Existing (A) Bank Accounts, (B) Cash Management System, And (C) Business Forms And Checks; (II) Authorizing The Continuation Of Intercompany Transactions Among Debtors And Non-Debtor Global Entities And According Superpriority Status To All Intercompany Transactions; And (III) Waiving Investment And Deposit Requirements of 11 U.S.C. § 345(b).

Motion for Interim and Final Orders (I) Authorizing, But Not Directing, The Debtors To (A) Pay Prepetition Employee Obligations, (B) Continue Employee Benefit Plans And Programs Postpetition, And (C) Honor Workers’ Compensation Obligations; (II) Confirming That Debtors Are Able To Pay Withholding And Payroll-Related Taxes And;

(III) Directing All Banks To Honor Prepetition Checks For Payment Of Employee Obligations.

Motion for Interim and Final Orders under 11 U.S.C. § 105(a) and 363 Authorizing the Debtors to Honor Certain Prepetition Obligations to Customers and to Continue Other Customer Programs

Motion for Interim and Final Orders Under 11 U.S.C. 105(a), 363(b), 507(a)(8), 541, and 1129 Authorizing the Debtors to Pay Prepetition Sales Use and Other Taxes

Motion for an Order Authorizing But Not Directing (I) Payment Of Prepetition Claims Of Essential U.S. Suppliers And (II) Financial Institutions To Honor And Process Related Checks And Transfers

Motion for an Order Authorizing But Not Directing (I) Payment Of Prepetition Claims Of Essential Foreign Suppliers And (II) Financial Institutions To Honor And Process Related Checks And Transfers

Motion for an Order Authorizing But Not Directing (I) Payment Of Prepetition Claims Of Essential Shippers and Warehousemen And (II) Financial Institutions To Honor And Process Related Checks And Transfers

Motion for an Order Authorizing But Not Directing (I) Payment Of Prepetition Claims Of Essential Lien Claimants And (II) Financial Institutions To Honor And Process Related Checks And Transfers

Motion for Continuation of Utility Service and Approval of Adequate Assurance of Payment to Utility Company Under Section 366(b)

Motion to Approve Order Establishing Notification and Hearing Procedures for Trading in Equity Securities

Motion for Entry of Order Authorizing the Debtors to Reject (I) Certain Unexpired Leases of Nonresidential Real Property Nunc  Pro Tunc to Petition Date and (II) Certain Executory Contracts

Motion to File Fee Letter Under Seal

Motion to Assume the Commitment Letter and Pay Related Fees

SCHEDULE II

Direct and Indirect Domestic Subsidiaries of Accuride Corporation

Accuride Cuyahoga Falls, Inc., a Delaware corporation

Accuride Distributing, LLC, a Delaware limited liability company

Accuride EMI, LLC, a Delaware limited liability company

Accuride Erie L.P., a Delaware limited partnership

Accuride Henderson Limited Liability Company, a Delaware limited liability company

AKW General Partner L.L.C., a Delaware limited liability company

AOT Inc., a Delaware corporation

Bostrom Holdings, Inc., a Delaware corporation

Bostrom Seating, Inc., a Delaware corporation

Bostrom Specialty Seating, Inc., a Delaware corporation

Brillion Iron Works, Inc., a Delaware corporation

Erie Land Holding, Inc., a Delaware corporation

Fabco Automotive Corporation, a Delaware corporation

Gunite Corporation, a Delaware corporation

Imperial Group Holding Corp. -1, a Delaware corporation

Imperial Group Holding Corp. -2, a Delaware corporation

Imperial Group, L.P., a Delaware limited partnership

JAII Management Company, a Delaware corporation

Transportation Technologies Industries, Inc., a Delaware corporation

Truck Components Inc., a Delaware corporation

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ACCURIDE CORPORATION

By:	/s/ Stephen A. Martin
	Name:	Stephen A. Martin
	Title:	Vice President — General Counsel

ACCURIDE CUYAHOGA FALLS, INC.
ACCURIDE DISTRIBUTING, LLC
ACCURIDE EMI, LLC
AOT INC.
ERIE LAND HOLDING, INC.
BOSTROM HOLDINGS, INC.
BOSTROM SEATING, INC.
BOSTROM SPECIALTY SEATING, INC.
BRILLION IRON WORKS, INC.
FABCO AUTOMOTIVE CORPORATION
GUNITE CORPORATION
IMPERIAL GROUP HOLDING CORP. - 1
IMPERIAL GROUP HOLDING CORP. - 2
JAII MANAGEMENT COMPANY
TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.
TRUCK COMPONENTS INC.,
each as a Subsidiary Guarantor

By:	/s/ Stephen A. Martin
	Name:	Stephen A. Martin
	Title:	Authorized Officer

ACCURIDE ERIE L.P.,
as a Subsidiary Guarantor

By:	AKW GENERAL PARTNER L.L.C.,
as General Partner

By:	ACCURIDE CORPORATION,
as Sole Member

	By:	/s/ Stephen A. Martin
		Name:	Stephen A. Martin
		Title:	Vice President —
General Counsel

ACCURIDE HENDERSON LIMITED LIABILITY COMPANY
AKW GENERAL PARTNER L.L.C.,
each as a Subsidiary Guarantor

By:	ACCURIDE CORPORATION,
as Sole Member

	By:	/s/ Stephen A. Martin
		Name:	Stephen A. Martin
		Title:	Vice President —
General Counsel

IMPERIAL GROUP, L.P.,
as a Subsidiary Guarantor

By:	IMPERIAL GROUP HOLDING
CORP. - 1, its General Partner

	By:	/s/ Stephen A. Martin
		Name:	Stephen A. Martin
		Title:	Secretary

SIGNATURE PAGE TO THE SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION ABL CREDIT AGREEMENT

NAME OF INSTITUTION:

,
as Initial Lender

By:
Name:
Title:

, as Initial Last Out Term Lender

By:
Name:
Title: